UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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Resideo Technologies, Inc.

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April 23, 2021

Dear Resideo Shareholders:

It is my pleasure to invite you to attend the 2021 Annual Meeting of Shareholders of Resideo Technologies, Inc. (“Resideo” or the “Company”), which will be held via a live virtual meeting on Wednesday, June 9, 2021, at 1:00 p.m. Eastern Daylight Time.

As it did for all companies, the COVID-19 pandemic had a profound impact on Resideo and our employees in 2020. Wherever the pandemic emerged, we immediately responded with aggressive actions to ensure the safety of our employees. Where feasible, we have had employees globally working from home since early in the pandemic. When functions required people to be physically on-site, we implemented strict safety protocols, including social distancing, protective equipment, and enhanced cleaning regimens. We will continue these protocols until we are certain the work environment is safe for our employees.

Our Company’s financial and business performance was also affected by COVID-19. Our manufacturing and branch operations were deemed essential in most cases, but we saw a significant reduction in demand in the second quarter as lockdowns and shutdowns impacted the markets we serve and certain parts of our operations. However, as we entered the summer, we experienced a steady increase in sales as people adapted to new ways of operating and investment in the home increased. Improving demand trends and the focused efforts of the entire Resideo organization led to a second half of 2020 that was our strongest performance since our spinoff in late 2018.

I made the decision to join Resideo in the midst of these unprecedented times, because I strongly believe in this Company, its purpose and in the opportunity that exists to strengthen and grow our powerful franchise for the benefit of our employees, customers, shareholders, and all of the stakeholders we serve. We made significant progress on several fronts in 2020 and continuing into 2021, including:

•

Rebuilt, strengthened and deepened our leadership team with the addition of several highly experienced executives. These new leaders have brought operational focus, discipline and a track record of driving growth through innovation to Resideo.

•	Reorganized the business to break down internal silos, improve efficiency and build a more innovative, agile organization.

•	Created an executive level innovation team and reorganized global engineering and product management to elevate our focus on new technology development and new product introduction performance.

•	Reduced our cost base and instituted transformational change as a fundamental aspect of our operations. This will allow us to pursue growth, while focusing on scalable efficient business processes.

•

Improved our financial position through a significant improvement in operating cash flow, the issuance of common stock for net proceeds of approximately $279 million and restructuring of our debt to enhance our financial flexibility.

On behalf of the Board, I also welcome Kareem Yusuf who joined the Board in March 2021. Kareem brings to the Board deep experience with critical technologies and more than 17 years of leadership experience across a variety of disciplines, including product management, software development, mergers and acquisitions and technical sales and customer support.

I want to thank our more than 14,000 employees for their unwavering dedication and commitment to Resideo in the face of many changes and challenges in 2020. It is a privilege to work with you all, and I believe that for Resideo, the best is yet to come.

Thank you for your investment in Resideo, and for the confidence you place in us as we work to ensure that Resideo achieves its full potential.

Sincerely,

Jay Geldmacher
President and Chief Executive Officer

901 E. 6th Street, Austin, TX 78702

2021 PROXY STATEMENT

Notice of 2021 Annual Meeting of Shareholders

DATE	TIME	PLACE
Wednesday, June 9, 2021	1:00 p.m. Eastern Daylight Time	Via the internet at www.virtualshareholdermeeting.com/ REZI2021

Our 2021 annual meeting will be a live virtual meeting. There will be no physical location for the annual meeting. You will be able to participate in the annual meeting, vote your shares electronically and submit your questions during the live virtual meeting by visiting www.virtualshareholdermeeting.com/REZI2021 and entering the 16-digit control number provided in your proxy materials. You may also submit questions in advance of the meeting by visiting www.proxyvote.com. For more information on accessing the virtual annual meeting, see Question 5 in the section entitled “Questions and Answers About the Annual Meeting and Voting” on page 80.

Agenda:

Election of Class III Directors

Advisory vote to approve executive compensation

Ratification of the appointment of independent registered public accounting firm

Act on a shareholder proposal described in this Proxy Statement, if properly presented

Transact such other business as may properly come before the meeting

How to Vote: Your vote is important to us. Unless you vote live at the virtual annual meeting, the deadline for receiving your vote is 11:59 p.m. Eastern Daylight Time, on June 8, 2021.

VIA INTERNET	BY PHONE	BY MAIL	VIA VIRTUAL MEETING
Visit www.proxyvote.com to vote your shares via the internet. You will need the 16-digit control number provided in your proxy materials when you access the web page.

If your shares are held in the name of a bank, brokerage firm or similar organization, follow the telephone voting instructions, if any, provided on your voting instruction card. If your shares are registered in your name, call 1-800-690-6903. You will need the 16-digit control number provided in your proxy materials when you call.

Complete and sign the proxy card or voting instruction form and return it in the enclosed postage pre-paid envelope.

You may vote your shares live at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/REZI2021. You will need to enter the 16-digit control number provided in your proxy materials to vote your shares at the virtual annual meeting.

This Notice of 2021 Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on April 23, 2021.

On behalf of Resideo’s Board of Directors,

JEANNINE LANE

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL, CORPORATE SECRETARY AND CHIEF COMPLIANCE OFFICER

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on Wednesday, June 9, 2021: our Proxy Statement and 2020 Annual Report are available free of charge on our Investor Relations website at investor.resideo.com.

2021 PROXY STATEMENT

2021 PROXY STATEMENT

Proxy Statement Summary

Below are highlights of certain information in this Proxy Statement. As it is only a summary, it may not contain all of the information that is important to you. For more complete information, please refer to the complete Proxy Statement and Resideo’s 2020 Annual Report before you vote. References to “Resideo,” the “Company,” “we,” “us” or “our” refer to Resideo Technologies, Inc.

2021 Annual Meeting of Shareholders

Date and Time:	June 9, 2021, 1:00 p.m. EDT

Place:	Via the internet at www.virtualshareholdermeeting.com/REZI2021

Record Date:	April 14, 2021

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	To enter Resideo’s virtual annual meeting via www.virtualshareholdermeeting.com/REZI2021, you will need the 16-digit control number provided in your proxy materials.

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Resideo.

Shareholders of record on the Record Date can vote through any of the following ways:

INTERNET	PHONE	MAIL	VIRTUAL MEETING
Visit www.proxyvote.com	Call 1-800-690-6903 toll-free from the U.S. or Canada	Return the signed proxy card	Vote your shares live at the virtual annual meeting

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The deadline for voting via the internet or by telephone is 11:59 p.m. EDT on June 8, 2021. If you vote by mail, your proxy card must be received before the virtual annual meeting.

Beneficial owners who own shares through a bank, brokerage firm or similar organization can vote by returning the voting instruction form, or by following the instructions for voting via the internet or by telephone, as provided by the bank, brokerage firm or similar organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.

If you are a shareholder of record or a beneficial owner, you may choose to vote at the virtual annual meeting. Even if you plan to attend our virtual annual meeting, please cast your vote as soon as possible. For more information on voting your shares, please see “Questions and Answers About the Annual Meeting and Voting” beginning on page 80.

About Resideo and the Spin-Off

Resideo is a leading global manufacturer and developer of technology-driven products and solutions that provide comfort, security, energy efficiency and control to over 150 million homes globally. We are also the leading wholesale distributor of low-voltage security products with a global footprint serving commercial and residential end markets. Our primary focus is on the professional channel where we are a trusted partner to over 110,000 professional installers. Our global scale, breadth of product offerings, innovation heritage, and differentiated service and support has enabled our trusted relationship with professional installers and has been a key driver of our success. Leveraging our underlying strengths, we are transforming our business with a strategy that includes operational improvements, product innovation, and investments to drive future growth and value creation.

We were incorporated in Delaware on April 24, 2018. We separated from Honeywell International Inc. (“Honeywell”) on October 29, 2018, becoming an independent publicly traded company as a result of a pro rata distribution of our common stock to shareholders of Honeywell (the “Spin-Off”).

Voting Matters and Board Recommendations

	VOTING MATTERS	BOARD RECOMMENDATIONS	PAGE REFERENCE (FOR MORE DETAIL)

Proposal 1.	Election of Class III Directors	FOR Each Nominee	6

Proposal 2.	Advisory Vote to Approve Executive Compensation	FOR	39

Proposal 3.	Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	73

Proposal 4.	Shareholder Proposal Regarding Shareholder Right to Act by Written Consent	AGAINST	76

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Director Dashboard

Our Board of Directors

Name	Age	Independent	Board Committee Memberships	Other Public Company Board Service

Roger Fradin (Chairman)	67	No	Finance Innovation and Technology	Juniper Industrial Holdings, Inc. L3Harris Technologies, Inc. Vertiv Holdings Co

Jay Geldmacher (President & CEO)	65	No	None	Seagate Technology plc

Paul Deninger	62	Yes	Audit Finance (Chair) Innovation and Technology	Epiphany Technology Acquisition Corp. EverQuote Iron Mountain Inc.

Cynthia Hostetler	58	Yes	Finance Nominating and Corporate Governance	Vulcan Materials Company

Brian Kushner	62	Yes	Audit Finance Innovation and Technology	Cumulus Media Inc. Mudrick Capital Acquisition Corporation II

Jack Lazar	55	Yes	Audit (Chair) Innovation and Technology	Box, Inc. Casper Sleep Inc. Silicon Laboratories, Inc. ThredUp Inc.

Nina Richardson	62	Yes	Compensation and Human Capital Management Nominating and Governance (Chair)	Silicon Laboratories, Inc. Cohu, Inc. Eargo, Inc.

Andrew Teich (Lead Independent Director)	60	Yes	Compensation and Human Capital Management Innovation and Technology (Chair) Nominating and Governance	Sensata Technologies Holding PLC

Sharon Wienbar	59	Yes	Compensation and Human Capital Management (Chair) Nominating and Governance	Colfax Corporation Covetrus, Inc

Kareem Yusuf	49	Yes	Innovation and Technology

Corporate Governance Highlights

We are committed to strong corporate governance practices and policies, as described below, that support effective Board leadership and prudent management practices.

Annual election of all directors commencing next year in 2022, following an initial three-year phase-out of our classified board

Majority voting for directors in uncontested elections

Lead Independent Director with specified duties and responsibilities

Robust risk oversight by full Board and Committees

Annual review of Committee charters and Corporate Governance Guidelines

Independent Audit, Compensation and Human Capital Management and Nominating and Governance Committees

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Finance Committee that reviews and oversees Resideo’s capital structure and opportunities for maximizing shareholder value

Innovation and Technology Committee that oversees Resideo’s overall strategic direction and investment in technology initiatives

Rigorous risk oversight of “product” cybersecurity programs by the Audit and Innovation and Technology Committees

Annual Board and Committee evaluations

Proposed annual advisory vote to approve executive compensation

Meaningful stock ownership guidelines for directors and executives

Adoption of proxy access

Limits on memberships on other boards

A Board that is actively engaged in recruiting qualified, diverse director candidates

Commitment to health, safety and environmental sustainability

Oversight of human capital management, including diversity, equity and inclusion, by Compensation and Human Capital Management Committee

Oversight of our code of business conduct and our role as a responsible corporate citizen, including our environmental, social and governance (ESG) programs, by the Nominating and Governance Committee

Policies prohibiting short sales, hedging, margin accounts and pledging

Executive Compensation Preview

The Compensation Discussion and Analysis section of this Proxy Statement provides a focused discussion of our executive compensation philosophy and the pay programs applicable to our named executive officers. Our compensation program design directly links compensation to the performance of our business and rewards fiscal year results through our annual incentive plan and long-term performance with equity awards.

Our Named Executive Officers

As described in more detail elsewhere in this Proxy Statement, during fiscal 2020, the Board appointed a new CEO and effected other executive leadership transitions. Accordingly, our leadership team during fiscal 2020 included the following Named Executive Officers (“NEOs”):

NAME	POSITION

Jay Geldmacher	President and Chief Executive Officer

Anthony L. Trunzo	Executive Vice President, Chief Financial Officer

Robert Aarnes	President, ADI Global Distribution

Stephen Kelly	Executive Vice President, Chief Human Resources Officer

Jeannine Lane	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Michael Nefkens	Former President and Chief Executive Officer

Robert Ryder	Former Interim Chief Financial Officer

Michael Flink	Former Executive Vice President, Transformation

Sachin Sankpal	Former President, Products & Solutions

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Forward-Looking Statements

This Proxy Statement and the cover letter contain “forward-looking statements” regarding expectations about future business and financial results, which speak only as of the date of this Proxy Statement. Although we believe that the forward-looking statements contained in this Proxy Statement are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Reports on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this presentation, and we caution investors not to place undue reliance on any such forward-looking statements.

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Proposal 1: Election of Class III Directors

Our Board currently consists of ten directors, and the Board has set the size of the Board as of this year’s Annual Meeting at ten. Our Board is divided into three classes with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class III directors have terms expiring at this year’s Annual Meeting of Shareholders. After this year, all directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes. Our Board has nominated the Class III director nominees for re-election to the Board. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-Laws. Resideo’s By-Laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board.

Majority Voting for Directors

Resideo’s By-Laws provide a majority voting standard for election of directors in uncontested elections. Each director will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of votes cast “FOR” a director nominee exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election.

No incumbent director nominee shall qualify for service as a director unless he or she agrees to submit upon re-nomination to the Board an irrevocable resignation effective upon such director nominee’s failure to receive a majority of the votes cast in an uncontested election. The Nominating and Governance Committee (excluding the nominee, if applicable) will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board, excluding the nominee, will act on the resignation and publicly disclose its decision in accordance with the By-Laws.

An election of directors is considered to be contested if there are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. In a contested election, the required vote would be a plurality of votes cast.

Director Nominees

The Board has affirmatively determined that each of the nominees qualifies for election under the Company’s criteria for evaluation of directors. See “Nominating Board Candidates – Procedures and Qualifications” on page 23 for more information on qualifications for director nominees. The Nominating and Governance Committee is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The committee believes that each of the nominees has key personal attributes that are important to an effective board, including integrity, industry background, contribution to the composition, diversity and culture of the Board, educational background, the ability and willingness to constructively challenge management and the ability and commitment to devote sufficient time to Board duties. Set forth below is biographical information about the director nominees and their specific experience, qualifications and skills that have led the Board and the Nominating and Governance Committee to conclude that they should continue to serve as directors of Resideo. In addition, the Board has determined that each non-employee director nominee qualifies as an independent director under NYSE corporate governance listing standards and the Company’s director independence standards as further described under “Director Independence” on page 18. In addition, the biographical information about the other members of the Board and their specific experience, qualifications and skills are included.

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The Board has established a director retirement policy whereby, unless the Board otherwise determines, non-employee directors shall serve only until the Annual Meeting of Shareholders immediately following their 75th birthday.

Director Qualifications and Skills

Our directors have a broad range of experience that spans different industries and encompasses the relevant business and technology sectors. Directors bring a variety of qualifications, skills and viewpoints to our Board that both strengthen their ability to carry out their oversight responsibilities on behalf of our shareholders and bring richness to Board deliberations. As described above and in the director biographies, our directors have key experiences, qualifications and skills that are relevant and important in light of our business, structure and growth strategy and include the following:

DIRECTOR QUALIFICATIONS AND SKILLS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive that provides a practical understanding of how complex organizations function and ability to support our commercial strategy, growth and performance

Consumer Products Experience with the retail consumer industry, e-commerce, customer service and consumer dynamics that aligns with our business strategies and opportunities

Manufacturing

Experience with the operations of manufacturing facilities that provide critical perspectives in understanding and evaluating operational planning, management and risk mitigation of our business

Technology Experience developing and adopting new technologies as well as leading innovation initiatives that support the execution of our vision in the smart home market

Global Relations International business strategy, operations and substantive expertise in international matters relevant to our global business

Finance Experience with finance and financial reporting processes, including monitoring and assessing a company’s operating performance to ensure accurate financial reporting and robust controls

Public Company Board Service

Service on the boards and board committees of public companies that provides an understanding of corporate governance practices and risk management oversight as well as insights into board management and relations between the board, the CEO and senior management that will support our commitment to maintain a strong governance framework as an independent public company

Marketing Expertise in brand development, marketing and sales in local markets on a global scale relevant to our global business

Operations Managing the operations of a business and possessing a deep understanding of the end-markets we serve

Strategy

Practical understanding of the development and implementation of strategic priorities and of the risks and opportunities that can impact a company’s operations and strategies which will serve to drive our long-term growth

Mergers & Acquisitions Experience in business development and mergers and acquisitions to support our initiatives to identify and execute on tuck-in acquisitions and investments

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The table below is a summary of the range of qualifications and skills that each director brings to the Board. The table does not include all of the qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not checked for a specific director does not mean that the director does not possess it.

NAME

Roger Fradin (Chairman)

Jay Geldmacher (President & CEO)

Paul Deninger

Cynthia Hostetler

Brian Kushner

Jack Lazar

Nina Richardson

Andrew Teich (Lead Independent Director)

Sharon Wienbar

Kareem Yusuf

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Director Biographies

The Board of Directors unanimously recommends a vote “FOR” Proposal 1 to elect each of the following Class III director nominees.

Nominees for Election (Class III Directors)

Included in each biography are the key qualifications that led to the conclusion that such directors should serve on our Board.

ROGER FRADIN, Age 67
Non-Executive Chairman of the Board Director since 2018 Committee Memberships: • Finance • Innovation and Technology

Key Qualifications:

•  Extensive experience as an executive at Honeywell

•  In-depth knowledge of the fire and security solutions and automation and control solutions industries

•  Significant operational and product development experience

•  Financial expertise and experience in capital markets

•  Broad experience in marketing, including international markets

Other Current Public Company Directorships:

•  Juniper Industrial Holdings, Inc.

•  L3Harris Technologies, Inc. (formerly Harris Corporation)

•  Vertiv Holdings Co (formerly GS Acquisition Holdings)

Background

Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation, where he served as president and chief executive officer of the Security and Fire Solutions segment. Mr. Fradin served as president and chief executive officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014 and served as vice chairman of Honeywell from April 2014 to February 2017. Mr. Fradin served as an independent contractor to Honeywell from March 2018 to September 2018. Mr. Fradin currently serves as executive chairman of Victory Innovation, a Carlyle company. He has also served an advisor to Seal Rock Partners since 2014 and as a consultant of The Carlyle Group, which he served as an operating executive from 2016 to 2019. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania. While a student at Wharton, Mr. Fradin also served as a member of its faculty. He previously served as a director of MSC Industrial Direct (1998-2019) and currently serves as an advisor to the board of MSC Industrial Direct, and previously served as a director of Goldman Sachs Acquisition Holdings (2018-2020) and Pitney Bowes (2012-2019). Mr. Fradin also currently serves as a director of Juniper II Corp., a special purpose acquisition company that has filed a registration statement with the SEC to become a public company.

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NINA RICHARDSON, Age 62
Independent Director Director since 2018 Committee Memberships: • Compensation and Human Capital Management • Nominating and Governance (Chair)

Key Qualifications:

•  Extensive global operational and leadership experience in the technology sector

•  Experience ranging from start-up environmental to multi-billion dollar corporations

•  In-depth knowledge of human resources

Other Current Public Company Directorships:

•  Silicon Laboratories, Inc.

•  Cohu, Inc.

•  Eargo, Inc.

Background

Ms. Richardson served as chief operating officer of GoPro, Inc. from February 2013 to February 2015. Prior to that, she held several executive positions of increasing responsibility at Flextronics, Inc., a global electronics and manufacturing service provider. Currently, she serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2004, and she has been an independent consultant since March 2015. Ms. Richardson received her B.S. degree in industrial engineering from Purdue University and an executive M.B.A. from Pepperdine University. She previously served as a director at Zayo Group Holdings, Inc. (2015-2018), Callidus Software, Inc. (2017-2018) and Silicon Graphics International Corp. (2016).

ANDREW TEICH, Age 60
Lead Independent Director Director since 2018 Committee Memberships: • Compensation and Human Capital Management • Innovation and Technology (Chair) • Nominating and Governance

Key Qualifications:

•  Seasoned executive with experience in acquisitions and operational integration

•  Extensive product/technology and sales/marketing skills

•  Expertise in artificial intelligence technology

Other Current Public Company Directorships:

•  Sensata Technologies Holding PLC

Background

Mr. Teich has been a private technology consultant since June 2017. From May 2013 until June 2017, he served as the chief executive officer and president of FLIR Systems, Inc., a public multinational imaging and sensing company, and a director from July 2013 to June 2017. Mr. Teich joined FLIR Systems, Inc. in 1999 and held various positions of increasing responsibility within the company including president of the Commercial Systems, Commercial Vision Systems and Thermography divisions throughout his tenure. Mr. Teich received his B.S. degree in marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program. Mr. Teich has also agreed to serve as a director of Juniper II Corp., a special purpose acquisition company that has filed a registration statement with the SEC to become a public company.

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KAREEM YUSUF, Age 49
Independent Director Director since 2021 Committee Memberships: • Innovation and Technology

Key Qualifications:

•  Extensive experience with critical technologies, including artificial intelligence, the internet-of-things, hybrid cloud and blockchain

•  Leadership of management and growth of market-leading brands and applications

•  Extensive experience managing large, cross-functional organizations and providing strategic direction

Other Current Public Company Directorships:

•  None

Background

Dr. Yusuf is a general manager, AI Applications & Blockchain, of International Business Machines Corporation (IBM), a provider of integrated technology solutions and products, a position he has held since 2018. Prior to his current position, Dr. Yusuf was the chief product officer and chief technology officer for product direction and technology infrastructure of a business unit of IBM from 2016 to 2018. Dr. Yusuf joined IBM in 1998 and has held positions of increasing responsibility in technical sales and support, product management, mergers and acquisitions strategy and software development. Dr. Yusuf received his bachelor’s degree in civil engineering from the University of Berlin, his master’s of science degree in structural engineering from the University of Manchester and his Ph.D. in civil engineering from the University of Leeds.

Continuing Directors

Class I Directors (with terms expiring at the 2022 Annual Meeting of Shareholders)

PAUL DENINGER, Age 62
Independent Director Director since 2018 Committee Memberships: • Audit • Finance (Chair) • Innovation and Technology

Key Qualifications:

•  Extensive senior management experience in operations and strategy

•  Extensive experience in banking, capital markets and merger and acquisition strategies

•  Deep knowledge of the technology sector

Other Current Public Company Directorships:

•  Epiphany Technology Acquisition Corp.

•  EverQuote

•  Iron Mountain Inc.

Background

Mr. Deninger is a senior managing director of Davis Partners Group, a c-suite advisory firm. He is also vice chairman of the board of Epiphany Technology Acquisition Corp., having previously served as a senior advisor to Evercore Inc., a publicly held investment banking advisory firm, from June 2016 to February 2020. Mr. Deninger served as a senior managing director with Evercore from February 2011 to June 2016. From December 2003 until October 2010, Mr. Deninger served as a vice chairman at Jefferies Group LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc., a diversified financial services company. Prior to that, he served as chairman and chief executive officer of Broadview International LLC, a mergers and acquisitions advisory firm focused on the technology industry. Mr. Deninger received his B.S. from Boston College and his M.B.A. from Harvard Business School.

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JAY GELDMACHER, Age 65
President, Chief Executive Officer and Director Director since 2020 Committee Memberships: • None

Key Qualifications:

•  Extensive experience leading a complex industrial and technology spinout

•  Expert on both public and private equity backed companies

•  Extensive background in the technology sector

Other Current Public Company Directorships:

•  Seagate Technology plc

Background

Prior to joining Resideo, Mr. Geldmacher served as president and CEO of Electro Rent, a leader in testing and technology solutions and a Platinum Equity portfolio company since September 2019. From November 2013 to August 2019, Mr. Geldmacher served as president and CEO of Artesyn Embedded Technologies, a joint venture between Emerson Electric Company and Platinum Equity. Between 2007 and 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power’s Embedded Computing & Power Group, which designed, manufactured and distributed embedded computing and power products, systems and solutions. From 1996 to 2007, he served in a variety of roles of progressive responsibility at Emerson Electric. Mr. Geldmacher received his bachelor’s degree in marketing from the University of Arizona and an executive MBA degree from the University of Chicago. Mr. Geldmacher previously served on the board of directors of Verra Mobility Corporation (2018-2020) and Owens-Illinois, Inc. (2008-2015).

SHARON WIENBAR, Age 59
Independent Director Director since 2018 Committee Memberships: • Compensation and Human Capital Management (Chair) • Nominating and Governance

Key Qualifications:

•  Extensive experience as an operating executive and strategist in the software and technology sectors

•  Leadership in technology investments and partnerships

•  Expertise in start-up operations and venture capital investing

Other Current Public Company Directorships:

•  Colfax Corporation

•  Covetrus, Inc.

Background

Ms. Wienbar was chief executive officer of Hackbright Academy, a technology training firm, from 2015 to 2016. From 2001 to 2015, she served as a partner at Scale Venture Partners (known as BA Venture Partners prior to 2007), a technology and healthcare venture capital firm. Prior to her venture capital career, Ms. Wienbar was an executive in several software companies, including Adobe Systems, and a consultant at Bain & Company. Ms. Wienbar received her S.B. and S.M. degrees in engineering from Harvard University and her M.B.A. from Stanford University. She previously served on Microsoft Inc.’s venture advisory committee and as a director at Everyday Health, Inc. (2014-2016) and Glu Mobile, Inc. (2007-2008).

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Class II Directors (with terms expiring at the 2022 Annual Meeting of Shareholders)

CYNTHIA HOSTETLER, Age 58
Independent Director Director since 2020 Committee Memberships: • Finance • Nominating and Governance

Key Qualifications:

•  Broad investment, financial and risk management skills

•  Experienced public and investment company board member

•  Significant experience with investment management, including ESG and investor relations issues

Other Current Public Company Directorships:

•  Vulcan Materials Company

Background

Ms. Hostetler is a professional director of public companies and investment funds in the United States, and serves on several mutual fund boards, including as Trustee of Invesco Funds, Atlanta, Georgia (global mutual funds) since 2017; Director of TriLinc Global Impact Fund, LLC, Los Angeles, California (international investment fund) since 2013; Board member of Investment Company Institute since 2018; Trustee of Aberdeen International Funds, New York, New York (global mutual funds) from 2013 to 2017; Director of Artio Global Funds, New York, New York (global mutual funds) from 2010 to 2013; Director of Genesee & Wyoming, Inc. (short line railroads) from 2018 to 2019; and Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2013 to 2014. Ms. Hostetler served as the Head of Private Equity and Investment Funds of Overseas Private Investment Corporation from 2001 to 2009 and as a board member and President of First Manhattan Bancorporation from 1991 to 2006. Ms. Hostetler began her career as a corporate lawyer with Simpson Thacher & Bartlett in New York. Ms. Hostetler earned her bachelor’s degree from Southern Methodist University and holds a Juris Doctor from the University of Virginia School of Law.

BRIAN KUSHNER, Age 62
Independent Director Director since 2019 Committee Memberships: • Audit • Finance • Innovation and Technology

Key Qualifications:

•  Decades of experience leading corporate transformation efforts

•  Proven expertise in corporate performance, including financial expertise

•  Served in roles that include chairman, director, chief executive officer and chief restructuring officer at more than 30 public and private companies

Other Current Public Company Directorships:

•  Cumulus Media Inc.

•  Mudrick Capital Acquisition Corporation II

Background

Mr. Kushner has served as a senior managing director at FTI Consulting, Inc., a global business advisory firm, since 2009, where he serves as leader of the Private Capital Advisory Services practice and as the co-leader of the Technology practice, the Aerospace, Defense and Government Contracting practice and the Activism and M&A Solutions practice. Prior to joining FTI, Mr. Kushner was the co-founder of CXO, L.L.C., a boutique interim and turnaround management consulting firm that was acquired by FTI at the end of 2008. Over the past three decades, Mr. Kushner has served as a director, chief executive officer (“CEO”) or chief restructuring officer (“CRO”) of over 30 public and private technology, manufacturing, telecom and defense companies, during which time he worked on the acquisition or disposition of more than 20 companies. Mr. Kushner has also periodically served as the CEO, interim CEO, or the CRO of companies that elected to utilize bankruptcy proceedings as part of their financial restructuring process and, as such, he served as an executive officer of various companies that filed bankruptcy petitions under federal law, including, most recently, Relativity Media LLC and its affiliates in 2015. Mr. Kushner received his B.S. degree in Applied and Engineering Physics from Cornell University, his M.S. degree in Applied and Engineering Physics from Cornell University and a Ph.D. in Applied Physics with a minor in Electrical Engineering, also from Cornell University. He previously served as a director at Thryv, Inc. (2016-2020), Hycroft Mining Corp. (formerly Mudrick Capital Acquisition Corporation) (2018-2020), Luxfer Holdings PLC (2016-2018) and EveryWare Global, Inc. (2015-2016).

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JACK LAZAR, Age 55
Independent Director Director since 2018 Committee Memberships: • Audit (Chair) • Innovation and Technology

Key Qualifications:

•  Strong financial, technological and operational expertise

•  Experienced technology company executive and consultant

•  Expertise in best practices for a public company on a global scale

Other Current Public Company Directorships:

•  Box, Inc.

•  Casper Sleep Inc.

•  Silicon Laboratories Inc.

•  ThredUp Inc.

Background

Mr. Lazar has been an independent business consultant since March 2016. From January 2014 to March 2016, he served as the chief financial officer of GoPro, Inc., a provider of wearable and mountable capture devices. From January 2013 to January 2014, he was an independent business consultant. From May 2011 to January 2013, Mr. Lazar served as senior vice president, corporate development and general manager of Qualcomm Atheros, Inc., a developer of communications semiconductor solutions. From September 2004 to May 2011, Mr. Lazar served in a variety of roles at Atheros Communications, most recently as Atheros’ chief financial officer and senior vice president of corporate development. Mr. Lazar is a certified public accountant (inactive) and received his B.S. degree in commerce with an emphasis in accounting from Santa Clara University. He previously served as a director at Mellanox Technologies, Ltd (2018-2020), Quantenna Communications (2016-2019) and TubeMogul, Inc. (2013-2016).

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Our Governance Framework

Our corporate governance framework is a set of principles, guidelines and practices that support strong performance and long-term value creation for our shareholders. Our commitment to good corporate governance is integral to our business and reflects not only regulatory requirements, NYSE listing standards and broadly recognized governance practices, but also effective leadership by our senior management team and oversight by our Board.

Our Board is committed to maintaining the highest standards of corporate governance. Our Board is guided by our Corporate Governance Guidelines, which address director responsibilities, director skills and characteristics, memberships on other boards, director access to management and other employees, director orientation and continuing education, director retirement and the annual performance evaluations of the Board and Committees. Because corporate governance practices evolve over time, our Board will review and approve our Corporate Governance Guidelines, Committee charters and other governance policies at least once a year and update them as necessary and appropriate.

Our Board and Culture

Our Board is deeply engaged, provides informed and meaningful guidance and feedback, and maintains an open dialogue with management based on a clear understanding of our strategic plans. At each Board meeting, we review components of our long-term strategy with our directors and engage in constructive dialogue which our leadership team embraces. Our directors have full and free access to our officers and employees to address questions, comments or concerns. Additionally, the Board and Committees have the power to hire independent legal, financial or other advisors without approval from, or consultation with, Resideo management.

Our Board also takes an active role in ensuring we embrace “best practices” in corporate governance. The partnership and oversight of a strong and multi-faceted Board with diverse perspectives rooted in deep experience in global business, finance, technology and strategy are essential to creating long-term shareholder value.

Corporate Governance Overview

Presented below are some highlights of our corporate governance program. You can find details about these and other corporate governance policies and practices within this Proxy Statement.

KEY GOVERNANCE PRACTICES

CORPORATE GOVERNANCE GUIDELINES

•  Our Corporate Governance Guidelines have been designed to assist the Board in the exercise of its duties and responsibilities to our Company. They reflect the Board’s commitment to monitor the effectiveness of decision-making at the Board and management levels with a view to achieving our strategic objectives.

•  The guidelines are reviewed annually and subject to modification by the Board at any time.

INDEPENDENT BOARD	• 8 of our 10 directors are independent as defined by the listing standards of the NYSE. • Mr. Fradin is a former employee of Honeywell. Mr. Geldmacher is a management director.

BOARD COMPOSITION

•  Currently, the Board has fixed the number of directors at 10.

•  The Board will regularly assess its performance and can adjust the number of directors according to the needs of the Board and the Company.

•  As shown under “Director Qualifications and Skills” beginning on page 7 and in the biographies of the directors beginning on page 8, our Board has a diverse mix of skills, experience and backgrounds that support our growth and commercial strategy.

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KEY GOVERNANCE PRACTICES

LEAD INDEPENDENT DIRECTOR

•  The Board has appointed Mr. Teich as Lead Independent Director. Mr. Teich possesses the attributes that the Board believes will ensure independent oversight of management. See “Board Leadership Structure” on page 16 for additional information.

BOARD COMMITTEES

•  The Board consists of five standing committees:

•  Audit,

•  Compensation and Human Capital Management,

•  Nominating and Governance,

•  Finance, and

•  Innovation and Technology.

•  In late 2019, the Board formed a special committee, the Strategic & Operational Committee, to oversee our transformation efforts, including our operational and financial review and the CEO transition. Effective December 3, 2020, the committee was dissolved following completion of its work.

•  Each of the Audit, Compensation and Human Capital Management, and Nominating and Governance Committees is composed entirely of independent directors.

•  Each Board Committee has a written charter that will be reviewed and re-assessed annually.

•  Each Committee charter is posted and available on our Investor Relations website at investor.resideo.com.

MEMBERSHIPS ON OTHER BOARDS

•  Under our Corporate Governance Guidelines, directors who serve as chief executive officers of public companies should not serve on more than three public company boards (including their own); provided, however, that solely with respect to the Company’s CEO, such CEO may not sit on more than two public company boards (including service on the Company’s Board).

•  Other directors should not serve on more than five public company boards (including service on our Board).

BOARD DIVERSITY

•  Three of our 10 Board members are women and one of our Board members is racially/ethnically diverse. The Nominating and Governance Committee actively considers diversity when evaluating new candidates.

ROBUST RISK OVERSIGHT

•  Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

BOARD AND COMMITTEE SELF-EVALUATION

•  The Board conducts an annual self-evaluation led by the Nominating and Governance Committee to determine whether it and its committees are functioning effectively and to solicit feedback from directors as to whether the Board is continuing to evolve and be refreshed in a manner that serves the needs of the Company.

MAJORITY VOTING OF DIRECTORS

•  Our By-Laws provide for majority voting in uncontested elections of directors. Any directors standing for re-nomination to the Board shall agree to submit an irrevocable resignation effective upon that director’s failure to receive a majority vote and the acceptance of the resignation by the Board.

INTEGRITY & COMPLIANCE PROGRAM

•  The Audit Committee regularly reviews the Company’s integrity and compliance program and scorecard, and the Nominating & Governance Committee provides oversight of the Company’s policies related to its Code of Conduct.

•  The Company provides several mechanisms for employees and third parties to report concerns (including anonymously), enforces a strict non-retaliation policy, and ensures prompt, thorough and objective investigations.

•  All employees are required to complete integrity and compliance training, and the Company provides comprehensive training on additional key compliance topics, available in over 15 languages.

•  Regional integrity & compliance councils meet quarterly to discuss key compliance topics and to provide feedback to the integrity & compliance program.

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KEY GOVERNANCE PRACTICES

OVERSIGHT OF ESG AND HUMAN CAPITAL MANAGEMENT

•  Our Nominating and Governance Committee oversees our role as a responsible corporate citizen, including key aspects of our ESG programs.

•  Our Compensation and Human Capital Management Committee oversees our human capital management, including diversity, equity and inclusion. Management regularly reports to the committee regarding diversity, equity and inclusion initiatives and our total rewards philosophy, and going forward the committee will further oversee our plans, policies and programs related to hiring, development and retention.

BOARD OVERSIGHT OF POLITICAL CONTRIBUTIONS	• The Nominating and Governance Committee oversees our policies and practices relating to political contributions.

PROXY ACCESS

•  Subject to certain terms and conditions, our By-Laws provide that shareholders who have maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years may use our annual meeting proxy statement to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors then in office.

SUCCESSION PLANNING	• Our Board oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for the CEO and other senior management.

HEDGING AND PLEDGING PROHIBITIONS

•  All of our directors, officers and employees are prohibited from engaging in short sales of Resideo securities and selling or purchasing puts or calls or otherwise trading in or writing options on Resideo securities and using certain financial instruments (including forward sale contracts, equity swaps, collars and exchange funds), holding securities in margin accounts or pledging Resideo securities as collateral, in each case, that are designed to hedge or offset any decrease in the market value of Resideo securities.

STOCK OWNERSHIP GUIDELINES

•  We have meaningful stock ownership guidelines:

•  CEO: 6x base salary

•  Other Executive Officers: 3x base salary

•  Non-employee directors: 5x annual cash retainer

•  Five-year period from appointment or election to meet the ownership requirement

Our Certificate of Incorporation, By-Laws, Committee Charters, Corporate Governance Guidelines and Code of Business Conduct are available on our Investor Relations website at investor.resideo.com. Paper copies of these documents can be obtained by writing to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary.

Board Leadership Structure

The Company’s current Board leadership structure consists of a non-executive Chairman of the Board, and, because the Chairman is not independent due to his prior employment with Honeywell, a Lead Independent Director who was appointed by the independent directors of the Board. The Board believes the current structure of separating the roles of Chairman and CEO, as well as having a Lead Independent Director, allows for alignment of corporate governance with the interests of shareholders. The Board believes that this structure allows our CEO to focus on operating and managing the Company, leverages our Chairman’s experience in guidance and oversight, and ensures overall independence of the Board through clearly defined roles and responsibilities of the Lead Independent Director. While the Board believes that this structure currently is in the best interests of Resideo and its shareholders, it does not have a policy with respect to separating the roles of Chairman and CEO and appointing a Lead Independent Director if the Chairman is independent and could adjust the structure in the future as it deems appropriate.

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Lead Independent Director

The Board has determined that Mr. Fradin, a former employee of Honeywell, may not currently be independent and has appointed Mr. Teich as the Lead Independent Director in accordance with our Corporate Governance Guidelines. In electing Mr. Teich, the independent directors of the Board considered Mr. Teich in light of the following selection criteria:

•	Qualifies as independent, in accordance with relevant listing standards;

•	Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role; and

•

Possesses effective communication skills to facilitate discussions among members of the Board, including among the independent directors, Mr. Geldmacher and Mr. Fradin, and engage with key stakeholders.

As the Lead Independent Director, Mr. Teich has the following duties and responsibilities:

•	Review Board meeting agendas and Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	Provide input regarding presentation materials and other written information provided to directors for Board meetings;

•	Preside at all meetings at which the Chairperson is not present including executive sessions of the independent directors;

•	Be available for consultation and direct communications with the Company’s shareholders; and

•	Perform such other duties as the Board may determine from time to time.

Director Independence

Providing objective, independent judgment is at the core of the Board’s oversight function. The Nominating and Governance Committee conducts an annual review of the independence of the directors and reports its findings to the full Board. The Board has affirmatively determined that all non-employee directors, other than Mr. Fradin who is a former employee of Honeywell, satisfy the independence criteria in the applicable NYSE listing standards and SEC rules (including the enhanced criteria with respect to members of the Audit Committee and the Compensation and Human Capital Management Committee). Regarding Mr. Fradin, the Board considered that more than three years have elapsed since Mr. Fradin was employed by Honeywell, but acknowledges that other relationships described in this Proxy Statement currently suggest that Mr. Fradin may not be fully independent.

For a director to be considered independent, the Board must determine that the director does not have any material relationships with Resideo, either directly or as a partner, shareholder or officer of an organization that has a relationship with Resideo, other than as a director and shareholder. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others. In addition to Mr. Fradin, Mr. Geldmacher as an employee of Resideo, does not satisfy the independence criteria described below.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its determination that all of our directors are independent other than Mr. Fradin and Mr. Geldmacher, including the following:

•	No such director or nominee receives any direct compensation from Resideo other than under the non-employee director compensation program described beginning on page 25.

•	No immediate family member (within the meaning of the NYSE listing standards) of any such director or nominee is an employee of Resideo or otherwise receives direct compensation from Resideo.

•	No such director or nominee is affiliated with Resideo or any of its subsidiaries or affiliates.

•

No such director or nominee is an employee of Resideo’s independent accountants and no such director or nominee (or any of their respective immediate family members) is a current partner of Resideo’s independent accountants, or was within the last three years, a partner or employee of Resideo’s independent accountants and personally worked on Resideo’s audit.

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•	No such director or nominee is a member, partner or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Resideo.

•

No Resideo executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

•

No such director or nominee (or any of their respective immediate family members) is indebted to Resideo, nor is Resideo indebted to any such director or nominee (or any of their respective immediate family members).

•	No such director or nominee serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Resideo.

•

While a non-employee director’s or nominee’s service as an outside director of another company with which Resideo does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Resideo and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

The above information was derived from Resideo’s books and records and responses to questionnaires completed by the directors and officers in connection with the preparation of this Proxy Statement.

In assessing Dr. Yusuf’s independence, the Board considered that, in the ordinary course of business, the Company purchases products and services from IBM, Dr. Yusuf’s employer. These transactions were entered into before Dr. Yusuf joined the Board, and he has no personal involvement in them, nor does he derive any material benefit from them. The amounts involved are immaterial to both the Company and IBM.

Committees of the Board

Our Board consists of five standing Committees: Audit, Compensation and Human Capital Management, Nominating and Governance, Finance and Innovation and Technology. As noted above, a special committee, the Strategic & Operational Committee, was dissolved effective December 3, 2020, upon completion of its work overseeing our transformation review and CEO transition. The Strategic & Operational Committee met 21 times during 2020. The Board has adopted written charters for each Committee, which are available on our Investor Relations website at investor.resideo.com. All Board members are invited to attend the meetings of each Committee, except as restricted by independence standards.

The following table sets forth the Board Committees and the current members of each of the Committees.

	Independent	Audit	Compensation and Human Capital Management	Nominating and Governance	Finance	Innovation and Technology

Roger Fradin					Member	Member

Jay Geldmacher

Paul Deninger		Member			Chair	Member

Cynthia Hostetler				Member	Member

Brian Kushner		Member			Member	Member

Jack Lazar		Chair				Member

Nina Richardson			Member	Chair

Andrew Teich			Member	Member		Chair

Sharon Wienbar			Chair	Member

Kareem Yusuf						Member

2020 Meetings		5	7	6	32	3

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Each of the Audit, Compensation and Human Capital Management and Nominating and Governance Committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards and the Company’s director independence standards (including the heightened independence standards and considerations for members of the Audit and Compensation and Human Capital Management Committees).

COMMITTEE	RESPONSIBILITIES

AUDIT COMMITTEE Jack Lazar, Chair Paul Deninger Brian Kushner

•  Appoint and recommend to the shareholders for approval the firm to be engaged as the Company’s independent auditor and be directly responsible for the compensation, retention and oversight of the independent auditor, including the resolution of disagreements between management and the independent auditor regarding financial reporting;

•  Review the results of each external audit and other matters related to the conduct of the audit and advise the Board on whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K;

•  Review with management and the independent auditors, prior to filing, the interim financial results to be included in quarterly reports on Form 10-Q;

•  Evaluate the independent auditor’s performance at least annually;

•  Approve all non-audit engagements with the independent auditor;

•  Review reports of the independent auditor and the chief internal auditor related to the adequacy of the Company’s internal accounting controls, disclosure processes and its procedures designed to ensure compliance with laws and regulations;

•  Consider and review, in consultation with the independent auditor and the chief internal auditor, the scope and plan for forthcoming external and internal audits;

•  Review annually the performance of the internal audit group;

•  Review management’s assessment of the effectiveness of the Company’s internal control over financial reporting;

•  Review, approve and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or other legal, ethical, reputational or regulatory concerns;

•  Produce the annual Report of the Audit Committee included in the Proxy Statement; and

•  Oversee major financial risks and enterprise exposures and risk assessment and risk management policies.

Each member of the Audit Committee is an independent director under applicable SEC rules and NYSE listing standards and is “financially literate” under NYSE listing standards. The Board has determined that Messrs. Lazar, Deninger and Kushner each qualify as an “audit committee financial expert” under applicable SEC rules. In addition to Resideo, Mr. Lazar serves on the audit committee of three other public reporting companies. The Board has determined that Mr. Lazar’s simultaneous service on these other boards does not impair his ability to serve effectively on the Company’s Audit Committee.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE Sharon Wienbar, Chair Nina Richardson Andrew Teich

•  Review and approve the corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance relative to these goals and objectives and determine and approve the CEO’s compensation level;

•  Review and approve the individual goals and objectives of the other executive officers and set the annual salary and other remuneration of the executive officers;

•  Periodically review the operation and structure of the Company’s compensation programs;

•  Review proposals for and determine total share usage under the Company’s equity compensation programs;

•  Oversee the Company’s plans, policies and programs related to hiring, development and retention of talent;

•  Review or take such action in connection with the bonus, stock, retirement and other benefit plans of the Company and its subsidiaries;

•  Establish and review annual stock ownership guidelines applicable to directors and senior management;

•  Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosure included in the Proxy Statement;

•  Assist the Board in oversight of the Company’s policies and strategies relating to human capital management, including diversity, equity and inclusion;

•  Produce the annual Compensation and Human Capital Management Committee Report included in the Proxy Statement; and

•  Exercise sole authority to retain and terminate a compensation consultant, as well as to approve the consultant’s fees and other terms of engagement. See “Oversight of Compensation Consultant” on page 20 regarding the Compensation and Human Capital Management Committee’s engagement of a compensation consultant.

The Compensation and Human Capital Management Committee may form and delegate its authority to subcommittees and management, when appropriate, including delegation to the CEO to determine and approve annual incentive and long-term incentive awards for non-executive employees of the Company as prescribed by the Compensation and Human Capital Management Committee. For more information on the responsibilities and activities of the Compensation and Human Capital Management Committee, including its processes for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 39.

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COMMITTEE	RESPONSIBILITIES

NOMINATING AND GOVERNANCE COMMITTEE Nina Richardson, Chair Cynthia Hostetler Andrew Teich Sharon Wienbar

•  Make recommendations to the Board concerning size, composition and organization of the Board, qualifications and criteria for election to the Board, nominees to be proposed by the Company for election to the Board, retirement from the Board, whether to accept any resignation tendered by a director and Board Committee assignments;

•  Actively seek individuals qualified to become Board members and recommend them to the full Board for consideration, including evaluating all potential candidates, including those suggested or nominated by third parties;

•  Consider director candidates holistically to ensure a diversity of perspectives, taking into consideration factors such as skills, experience, gender, ethnicity, race, nationality and age;

•  Make recommendations to the Board on whether to include disclosures in the Proxy Statement on director independence, governance and director nomination matters;

•  Oversee the Company’s new director orientation program and continuing education program for incumbent directors;

•  Review and reassess the adequacy of the Company’s Corporate Governance Guidelines;

•  Oversee and report to the Board on the Company’s compliance with its programs relating to the Code of Business Conduct, and the Company’s role as a responsible corporate citizen, including its ESG programs; and

•  Oversee the annual performance review of the Board and its Committees.

FINANCE COMMITTEE Paul Deninger, Chair Roger Fradin Cynthia Hostetler Brian Kushner

•  Review matters related to the Company’s capital structure and allocation, financial condition, leverage and financial strategies, interest rate risk, expense management, strategic investments and dispositions such as significant mergers, acquisitions, divestitures, joint ventures, real estate purchases and other debt and equity investments;

•  Consider, review and recommend to the Board any Company dividend and share repurchase policies and programs;

•  Approve the Company’s derivatives and hedging policies and strategies for managing interest rate and foreign exchange rate exposure;

•  Review the Company’s investment policies and practices, credit ratings and ratings strategy;

•  Review the Company’s investor relations strategy; and

•  Review the types of information to be disclosed in connection with earnings releases and earnings guidance provided to analysts and rating agencies.

INNOVATION AND TECHNOLOGY COMMITTEE Andrew Teich, Chair Paul Deninger Roger Fradin Brian Kushner Jack Lazar Kareem Yusuf

•  Facilitate the Board’s oversight, review, discussion and understanding of the Company’s major technology and innovation strategies and plans in the following key areas:

–  investments in technology and software;

–  development and execution of technology strategies;

–  overall strategy, effectiveness and risk profile of its product technology and software cybersecurity program;

–  technology trends with significant impacts on our business; and

–  research and development operations.

Compensation and Human Capital Management Committee Matters

Compensation and Human Capital Management Committee Interlocks and Insider Participation

No current member of the Compensation and Human Capital Management Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Compensation and Human Capital Management Committee or Board.

Oversight of Compensation Consultant

The Compensation and Human Capital Management Committee has sole authority to retain a compensation consultant to assist the Compensation and Human Capital Management Committee in the evaluation of director, CEO or senior management compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the Compensation and Human Capital Management Committee is directly responsible for approving the consultant’s compensation, evaluating its performance and terminating its engagement.

The Compensation and Human Capital Management Committee has retained Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant to assist the Compensation and Human Capital Management Committee with the design of our executive compensation programs as well as to provide objective advice on compensation practices and the competitive landscape for the compensation of Resideo’s executive officers. FW

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Cook reports to the Compensation and Human Capital Management Committee, has direct access to Compensation and Human Capital Management Committee members, interacts with Resideo management when necessary and appropriate and attends Compensation and Human Capital Management Committee meetings either in person or by telephone. FW Cook provides services only to the Compensation and Human Capital Management Committee as an independent consultant and does not have any other consulting engagements with, or provide any other services to, Resideo. The independence of FW Cook has been assessed according to factors stipulated by the SEC and the Compensation and Human Capital Management Committee concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation and Human Capital Management Committee.

FW Cook compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Resideo and its peer group (see page 42 for further details regarding the compensation peer group) and analyzes the relative performance of Resideo and the compensation peer group with respect to the financial metrics generally used in the programs. FW Cook also provides information regarding emerging trends and best practices in executive compensation. The Compensation and Human Capital Management Committee also received general advice from FW Cook in 2020 and 2021 regarding the terms of the severance and transition agreements entered into with Resideo’s executive officers.

Compensation Input from Senior Management

The Compensation and Human Capital Management Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Resideo’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Resideo’s incentive compensation programs and present them to the Compensation and Human Capital Management Committee. These targets are reviewed by the Compensation and Human Capital Management Committee to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO does not provide recommendations on his own compensation. Unless otherwise set by negotiated offer terms, the CEO recommends base salary adjustments and cash and equity incentive award levels for Resideo’s other executive officers. The recommendations of the CEO are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance. The CEO presents to the Compensation and Human Capital Management Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions and presents to the full Board succession plans for each of the executive officers.

The Board’s Role in Risk Oversight

The Board is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) Resideo’s risk profile and exposures. It is management’s responsibility to manage risk as overseen and assessed by the Board. The Board receives regular updates on risk exposures and there is open communication between management and the directors. The Company has established processes to report and monitor for material risks applicable to the Company. The Board oversees these reporting processes and will review annually Resideo’s enterprise risk management programs.

The Board as a whole has responsibility for risk oversight, including succession planning relating to the CEO and risks relating to the competitive landscape, strategy, business conditions and capital requirements of the Company. The Committees of the Board also oversee Resideo’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the Committees regarding risk oversight in their areas of responsibility.

The Audit Committee discusses the Company’s risk profile, risk management, and exposure (and Resideo’s policies relating to the same) with management, the internal auditors and the independent auditors. Such discussions include the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee is also charged with oversight of Resideo’s Integrity & Compliance program and risks relating to enterprise-wide cybersecurity, including review of the state of the Company’s cybersecurity program, emerging cybersecurity developments and threats and the Company’s strategy to mitigate cybersecurity risks.

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The Compensation and Human Capital Management Committee considers risks related to the attraction and retention of talent and the design of compensation programs and incentive arrangements. The Compensation and Human Capital Management Committee periodically undertakes a review of Resideo’s incentive structure to avoid encouraging material risk taking through financial incentives.

The Nominating and Governance Committee considers risks related to the Company’s reputation, environmental and sustainability matters, health and safety issues, equal employment opportunity, anti-harassment matters and community/government relations. The Nominating and Governance Committee also oversees succession planning for the Board and the appropriate assignment of directors to the Board Committees for risk oversight and other areas of responsibilities.

The Finance Committee considers risks related to the Company’s capital structure, capital allocation decisions, financial condition, leverage and financial strategies, interest rate risk, expense management and strategic investments and dispositions.

The Innovation and Technology Committee considers risks related to the Company’s overall technology and innovation strategies and its product technology and software cybersecurity program.

While it was in effect during 2020, the Strategic & Operational Committee considered risks related to the Company’s product and market strategy and oversight related to the CEO transition period and the Company’s management of the COVID-19 pandemic related health and safety and business continuity matters.

Enterprise Risk Management Program

As a part of its overall risk management strategy, the Company, with advice from the Audit Committee, has adopted an Enterprise Risk Management (“ERM”) framework consisting of enhancements to our ability to manage uncertainty and mitigate risk as we drive shareholder value creation. The ERM framework is being deployed to create a robust risk management program that is aligned with the Company’s strategic and business objectives based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, cybersecurity and reputational risks. The ERM program is overseen and governed by the Audit Committee and managed by members of senior management. Working with the ERM program management team, the Board and the Audit Committee regularly assess the overall risks applicable to the Company, its businesses and functions as well as management action plans to mitigate or minimize the risks identified, providing the Audit Committee and the full Board with visibility into the risks that impact us and the plans to mitigate them.

Nominating Board Candidates – Procedures and Qualifications

Minimum Qualifications for Director Nominees and Board Member Attributes

Board Composition, Characteristics and Skills

Collectively, the Board must be capable of effectively overseeing risk management, capital allocation and leadership succession. In addition, the composition of the Board, as well as the perspective and skills of its individual members, needs to align with the Company’s growth and commercial strategy. Board composition and the members’ perspectives and skills should evolve at an appropriate pace to meet the challenges of the Company’s changing commercial and strategic goals. The identification and evaluation of director candidates is an essential part of this process.

The Nominating and Governance Committee has primary responsibility for reviewing with the Board, on an annual basis, the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of director independence, procedures for shareholder suggestion or nomination of candidates for the Board and any requirements of applicable law or listing rules.

While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the skills, experience, gender, ethnicity, race, nationality and age of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that increased heterogeneity leads to better governance. The Nominating and Governance Committee is dedicated to actively seeking to recruit director candidates with diverse characteristics and attributes who satisfy the Board’s nomination criteria and will contribute to the collaborative culture of the Board.

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Identifying and Recruiting New Members of the Board

The Nominating and Governance Committee shall actively seek individuals qualified to become directors. Through discussions with the Chairman, Lead Independent Director, CEO and other Board members, specific skill sets, experience and knowledge important for new Board members will be identified and prioritized in accordance with the procedures set forth in the Nominating and Governance Committee Charter, the Company’s Corporate Governance Guidelines, organizational documents and applicable law. Potential candidates meeting these criteria then will be identified either by professional recruiting agencies, reputation or existing Board members. Candidates are interviewed by the Chairman, CEO, Chair of the Nominating and Governance Committee, and other members of the Board, as appropriate, to ensure that candidates not only possess the requisite skills and characteristics but also the personality, leadership traits, work ethic and independence to effectively contribute as a member of the Board. On successful completion of this process, the Nominating and Governance Committee will recommend the proposed candidate to the Board and the Board may nominate the successful candidate for election to the Board at the annual meeting of shareholders or such other time as the Board determines appropriate.

The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Search firms retained by the Nominating and Governance Committee shall be provided guidance as to the particular experience, skills or other characteristics that the Board is then seeking. The Nominating and Governance Committee has retained third-party search firms to identify potential director candidates and directed the firms to ensure that the pool of candidates included women and other diverse candidates. The Nominating and Governance Committee may also retain other external advisors, including for the purposes of performing background reviews of potential candidates.

Resideo’s current Board members were either identified through a nationally-recognized search firm or were recommended by an existing member of the Board. Dr. Yusuf joined the Board in 2021. Dr. Yusuf was identified as a potential director candidate by a search firm retained by the Nominating and Governance Committee to identify and assess potential director candidates.

General Criteria

In addition to the specific criteria and priorities developed collectively, director candidates are considered by the Nominating and Governance Committee in light of a range of more general criteria:

•	Exemplification of the highest standards of personal and professional integrity

•	Experience and industry background that align with the Company’s strategic and business objectives

•	Potential contribution to the composition, diversity and culture of the Board

•	Age, educational background and relative skills and characteristics

•	Ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to Resideo Technologies, Inc., Nominating and Governance Committee, 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary. The written submission should comply with all requirements set forth in the Company’s Certificate of Incorporation and By-Laws. The Nominating and Governance Committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.

Advance Notice Director Nominations

Resideo’s By-Laws provide that any shareholder entitled to vote at an annual meeting of shareholders may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. To be timely, the shareholder must provide written notice of the shareholder’s intent to make such a nomination or nominations to Resideo’s Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting, except as otherwise provided in our

24 | 2021 PROXY STATEMENT

By-Laws. The notice must contain all of the information required in our By-Laws. Any such notice must be sent to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary. For the 2022 annual meeting of shareholders, such notice must be delivered to the Corporate Secretary no earlier than February 9, 2022 and no later than March 11, 2022.

Proxy Access Director Nominations

In addition to advance notice procedures, our By-Laws also include provisions permitting, subject to certain terms and conditions set forth therein, shareholders who have maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors then in office who will be included in our annual meeting proxy statement. Shareholders who wish to nominate a proxy access candidate must follow the procedures described in our By-Laws. Proxy access candidates and the shareholder nominators meeting the qualifications and requirements set forth in our By-Laws will be included in the Company’s proxy statement and ballot. To be timely, a shareholder’s proxy access notice must be delivered to our principal executive offices, Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary, no less than 120 days and no more than 150 days prior to the first anniversary date that we commenced mailing of our definitive proxy statement (as stated in such proxy statement) for the immediately preceding annual meeting, except as otherwise provided in the By-Laws. For the 2022 annual meeting, such notice must be delivered to our principal executive offices no earlier than November 24, 2021 and no later than December 24, 2021.

Director Onboarding and Continuing Education

Under our Corporate Governance Guidelines, all new directors participate in an orientation program upon joining the Board. Orientation includes presentations by senior management to familiarize our new directors with Resideo’s strategic plans, financial statements and key issues, policies and practices and materials pertaining to the Board, its Committees, corporate governance policies and practices and the Company’s businesses, functions, initiatives and processes. Board members may attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

Board Meetings and Attendance

The Board met nine times in 2020. Each director attended at least 89% of the meetings of the Board and Committees on which the director served. Though we have no specific policy regarding director attendance at annual meetings of shareholders, our directors are expected to attend. All of the then-serving directors attended our 2020 annual meeting of shareholders.

Board and Committee Evaluations

As part of the Board’s commitment to good governance, the Board conducts an annual process to assess the effectiveness of the full Board and the operations of its Committees. The Nominating and Governance Committee will oversee the evaluation of the Board as a whole and its Committees and solicit feedback from directors as to whether the Board is continuing to evolve and to be refreshed in a manner that serves our business and strategic needs. After distribution of the self-evaluation materials to directors, the Nominating and Governance Committee will receive comments from all directors and report to the Board, identifying areas for improvement in the performance of the Board and its Committees. The Nominating and Governance Committee intends to retain an external third-party to facilitate the evaluation process at least once every three years.

The Nominating and Governance Committee will annually review the scope and content of the self-evaluation to ensure it is contemporary, appropriate for the needs of the Company and that actionable feedback is solicited on the operation and effectiveness of the Board and its Committees.

Before recommending the re-nomination of a slate of incumbent directors for an additional term, the Nominating and Governance Committee will evaluate whether incumbent directors possess the requisite skills and perspective, both individually and collectively, to continue to serve our business and strategic needs. This assessment will include members’ qualification as independent, strength of character, judgment and ability to devote sufficient time to attendance at, and preparation for, Board meetings.

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Non-Employee Director Compensation

Director Compensation

Our Compensation and Human Capital Management Committee, with assistance from the independent compensation consultant, periodically reviews and makes recommendations to our Board regarding the form and amount of compensation for non-employee directors. Directors who are also our employees receive no compensation for service on our Board.

As described in more detail below, the non-employee directors elected to forego their annual cash retainers payable for service on the Board for the first quarter of 2020 in support of the Company’s cost cutting initiatives in response to the COVID-19 pandemic. Near the end of fiscal 2020, the Compensation and Human Capital Management Committee reviewed the Company’s financial condition and paid a special year-end bonus to current employees who were previously impacted by COVID-19 salary reductions and furloughs in recognition of their significant hard work during a challenging year. At the same time, the Compensation and Human Capital Management Committee approved comparable restorative payments to Board members in an amount equal to the amount by which the cash retainer payments had been reduced in 2020. Additionally, after completion of its work, the Strategic & Operational Committee was dissolved, effective December 3, 2020.

We believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareholders. Our non-employee directors generally receive pro-rated equity grants when they first join the Board.

The table below outlines the current annual compensation program for our non-employee directors.

Board of Directors Annual Cash Compensation		Annual Retainer ($)

Member of the Board of Directors		90,000

Chairman of Board—Additional Cash Retainer		175,000

Lead Director—Additional Cash Retainer		25,000

Board Committee Membership—Additional Cash Retainers:	Chair*		Member

Audit Committee	25,000		10,000

Compensation and Human Capital Management Committee	15,000		7,500

Finance Committee	10,000		5,000

Nominating and Governance Committee	10,000		5,000

Innovation and Technology Committee	10,000		5,000

Strategic & Operational Committee (dissolved)	360,000**		10,000

*	Committee Chair retainers include the member retainer fees.
**	Reflects significant time commitment related to oversight of the Company’s comprehensive operational and financial review and CEO transition.

Board of Directors Annual Equity Compensation	Annual Retainer ($)

Annual Restricted Stock Units (“RSUs”)	120,000

Cash elements are paid in quarterly installments in arrears and pro-rated if necessary, including for changes in Committee service or for partial years of service. The RSUs are granted on the date of each Annual Meeting of Shareholders and generally vest on the earliest of the first anniversary of the date of grant, the director’s death or disability, or removal from the Board coincident with the occurrence of a change in control. Directors who join the Board between Annual Meetings generally receive a pro-rated RSU grant. We do not separately compensate our directors for attending Board or Committee meetings.

In March 2021, the Compensation and Human Capital Management Committee reviewed market data on director compensation among the Company’s peer group, recognizing that the Company’s annual director compensation levels have remained flat since the Spin-Off. Based on its review and conclusion that total director compensation was below the peer median, the committee recommended, and the Board approved, three changes to director compensation. The Board approved an increase to the annual equity compensation from $120,000 to $130,000

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effective with the awards to be made in connection with the 2021 Annual Meeting of Shareholders, an increase in the annual cash retainer for the Chair of the Nominating and Governance Committee from $10,000 to $15,000 effective April 1, 2021, and an increase in the annual cash retainer for the Chair of the Compensation & Human Capital Management Committee from $15,000 to $20,000 effective April 1, 2021.

Director Deferred Compensation Plan

In September 2019, the Compensation and Human Capital Management Committee approved the adoption of the Resideo Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”). This plan encourages our directors to hold a portion of their compensation in the form of equity or deferred cash, which can only be monetized at the end of their tenure on the Board or in other limited circumstances. At the same time, the Compensation and Human Capital Management Committee also permitted non-employee directors to defer their annual equity award in accordance with the terms of our 2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc. (the “Director Stock Plan”).

Prior to the first day of each calendar year beginning on or after January 1, 2020, each non-employee director may (i) elect to convert all of his or her annual cash retainer fees as well as any annual committee and chair fees other than reimbursements otherwise payable to him or her by the Company into deferred stock units or deferred cash pursuant to the Director Deferred Compensation Plan, and (ii) elect to defer payment of his or her annual equity grant of restricted stock units once the award has vested in accordance with its terms and conditions. Each deferred stock unit under the Director Deferred Compensation Plan and each vested restricted stock unit that a non-employee director has elected to defer under the terms of the Director Stock Plan represents the right to receive one share of our common stock generally on the first day of the seventh calendar month following the date the non-employee director incurs a separation of service from us.

Other Benefits: Non-employee directors are also provided with $350,000 in business travel accident insurance.

Director Compensation for 2020

In 2020, each non-employee director received his or her annual cash retainer amount in addition to the annual equity retainer award of RSUs with a grant date fair value of approximately $120,000. Annual equity retainers generally vest with respect to 100% of the RSUs awarded on the first anniversary of the grant date, subject to continued service on the Board. Beginning in 2020, each of our non-employee directors has the ability to elect to defer all of his or her annual cash retainer as well as his or her annual equity retainer award pursuant to the terms of our Director Deferred Compensation Plan and Director Stock Plan, respectively, as discussed above. The table below reflects the 2020 compensation paid to our non-employee directors. Dr. Yusuf was not a director for any portion of 2020 and therefore is not listed in the tables below.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	Total ($)

Roger Fradin	$275,000	$119,992	$394,992

Paul Deninger	$115,000	$119,992	$234,992

Cynthia Hostetler(2)	$51,055	$148,188	$199,243

Brian Kushner	$94,126	$119,992	$214,118

Jack Lazar	$128,322	$119,992	$248,314

Nina Richardson	$115,822	$119,992	$235,814

Andrew Teich(3)	$440,537	$119,992	$560,529

Sharon Wienbar	$116,896	$119,992	$236,888

(1)

The stock award values set forth in the above 2020 Director Compensation Table represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Annual equity retainer awards in the form of RSUs totaling 12,172 shares were made to non-employee directors on June 8, 2020 with a fair value of $9.858 per share.

(2)	Ms. Hostetler received an RSU award for 6,143 shares with a fair value of $4.59 per share upon joining the Resideo Board on March 19, 2020. This award vested in full on June 12, 2020.
(3)

Mr. Teich’s fees earned include the retainer payments he received for his service as Chair of the special Strategic & Operational Committee that was formed in late 2019 and completed its work in December 2020.

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A more detailed discussion of the assumptions used in the valuation of stock awards made in fiscal year 2020 may be found in Note 18 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2020.

Director Name	Outstanding Equity Awards as of 12/31/2020 (#)

Roger Fradin	23,329

Paul Deninger	23,329

Cynthia Hostetler	12,172

Brian Kushner	12,172

Jack Lazar	23,329

Nina Richardson	23,329

Andrew Teich	23,329

Sharon Wienbar	23,329

Stock Ownership Guideline for Non-Employee Directors

To further align the interests of directors with the long-term interests of our shareholders, non-employee directors are required to own, until their separation from service from the Board, at least five times the value of their annual cash retainer, or $450,000, in our common stock by the fifth anniversary of their appointment to the Board. For purposes of the guidelines, share ownership includes shares of Resideo common stock, restricted stock units and deferred stock units. Accordingly, the guidelines align our directors’ economic interests in the performance of the Company with those of our shareholders.

As of December 31, 2020, all directors, except Ms. Hostetler who joined the Board in 2020 and Dr. Yusuf who joined the Board in 2021, have met the minimum stock ownership required under our stock ownership guidelines.

Compensatory Arrangement with Former Director and Executive Officer

On January 5, 2020, the Company entered into a letter agreement with Niccolo de Masi, who was a director and executive officer of the Company until January 6, 2020 and remained an employee until March 13, 2020. In addition to severance benefits under our Severance Plan for Designated Executive Employees, with enhanced salary continuation payments of 18 months, Mr. de Masi was also eligible for continued vesting of his November 18, 2018 restricted stock unit award that he received upon his election as a director and before he became an executive officer and he was eligible to receive a payment equal to his 2020 target annual incentive award, pro-rated for the portion of 2020 during which he remained employed, which amount would only include one-half of the amount tied to the individual performance component. All the severance benefits were subject to the conditions in the Executive Severance Plan, and the additional benefits were subject to Mr. de Masi’s compliance with other covenants governing his separation, including a one-year non-competition and two-year non-solicitation restriction.

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Other Executive Officers

In addition to Mr. Geldmacher, whose biographical information is included above, the following is a list of individuals serving as executive officers of Resideo as of the date of this Proxy Statement. All of Resideo’s executive officers have been appointed by the Board and serve at the discretion of the Board and CEO. There are no family relationships among any of our executive officers.

NAME, AGE, YEAR FIRST APPOINTED AN EXECUTIVE OFFICER	POSITION	BUSINESS EXPERIENCE

Robert Aarnes, 51, 2018	President, ADI Global Distribution	Prior to joining the Company, Mr. Aarnes served as president of Honeywell’s ADI Global Distribution business since January 2017. Mr. Aarnes served as vice president and general manager of Honeywell’s ADI North America business from November 2014 to January 2017. Mr. Aarnes served as vice president of operations of Honeywell’s ADI North America business from January 2013 to November 2014. Prior to joining Honeywell, Mr. Aarnes served as president and chief executive officer of GUNNAR Optiks, LLC, a company that specializes in developing and manufacturing digital eyewear, from September 2008 to November 2012. Mr. Aarnes received his bachelor’s degree in political science from the United States Naval Academy and his MBA in management from San Diego State University.

Stephen Kelly, 53, 2018	Executive Vice President and Chief Human Resources Officer	Prior to joining the Company, Mr. Kelly served as vice president of Human Resources and Communications for Honeywell’s aerospace business from 2014 to 2018. Mr. Kelly was the vice president of Corporate Human Resources, Organizational Development & Learning at Honeywell from 2013 to 2014. Mr. Kelly joined Honeywell in 2008 and has served in various human resources leadership positions for Honeywell’s aerospace business. He was vice president of Human Resources for Honeywell’s aerospace business’s commercial segment in 2013. Previously, Mr. Kelly was vice president of Human Resources for Honeywell’s Aerospace Defense & Space unit from 2011 to 2013. He was vice president of Human Resources for Honeywell’s aerospace Engineering & Marketing unit from 2008 to 2011. Prior to joining Honeywell, Mr. Kelly was vice president of Human Resources for the Dental business at Danaher Corporation, a global science and technology innovator, from 2007 to 2008. Mr. Kelly was Vice President of the EMEA region and global head of staffing and talent management of the Industrial Technologies business at Danaher from 2005 to 2007. Prior to joining Danaher, Mr. Kelly was the head of Human Resources for BHA Group, Inc., a leading global supplier of replacement parts and services for industrial air pollution control systems. Mr. Kelly received his bachelor’s degree in personnel administration from the University of Kansas and a master’s degree in organizational development from Ottawa University.

Jeannine Lane, 60, 2018	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	Prior to joining the Company, Ms. Lane was the Vice President and General Counsel of Honeywell Homes since January 2018. She was the Vice President and General Counsel of Honeywell Security and Fire from 2015 to 2017, Honeywell Fire Business and Honeywell Safety Business from 2014 to 2015, Honeywell Life Safety Business from 2013 to 2014 and Honeywell Security from 2004 to 2013. Ms. Lane holds a bachelor’s degree in political science from SUNY University at Albany and a Doctorate of Law from Albany Law School.

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NAME, AGE, YEAR FIRST APPOINTED AN EXECUTIVE OFFICER	POSITION	BUSINESS EXPERIENCE

Travis Merrill, 45, 2020	Executive Vice President, Chief Strategy & Commercial Officer	Prior to joining the Company, Mr. Merrill served as president of the Commercial Business Unit and chief marketing officer at FLIR Systems, Inc., an industrial technology company focused on intelligent sensing solutions, from 2014 until 2020. He was employed by Samsung Electronics from 2006 until 2014 where he most recently served as vice president of Samsung’s U.S. tablet business. Mr. Merrill began his career in the telecommunications industry with posts at CenturyLink and Covad Communications. Mr. Merrill received his bachelor’s degree in English at Wabash College, master’s of science degree in telecommunications from the University of Colorado and an MBA from the Harvard Business School.

Phillip Theodore, 53, 2020	President, Products & Solutions	Mr. Theodore is the founder and managing director of Ironhawk Advisory Group, a boutique investment advisory service firm, and has served in these positions since May 2008, and continues to serve as managing director. Prior to joining the Company, Mr. Theodore served as interim chief executive officer of the Consumer Division of Artesyn Embedded Technologies, a power supply company, from 2019 to 2020. From 2017 to 2019, Mr. Theodore was chief financial officer and acting chief operating officer of Artesyn’s Asia Pacific operations. From 2015 to 2017, Mr. Theodore was general manager of the healthcare services division of Transworld Systems, Inc., a provider of ARM financial services to the government, education, healthcare and commercial business segments. Prior to joining Transworld Systems, Mr. Theodore held various executive financial and operational leadership roles at global manufacturing and distribution companies. Mr. Theodore received his bachelor’s degree in accounting from Saint John Fisher College and an MBA from Owen Graduate School of Management at Vanderbilt University.

Anthony L. Trunzo, 58, 2020	Executive Vice President, Chief Financial Officer	Mr. Trunzo most recently served as managing director at Gryphon Investors, a private equity firm, since October 2019, and he was an independent consultant advising private equity firms from January 2017 to October 2019. From April 2015 to November 2016, Mr. Trunzo was executive vice president and CFO of FEI Company, a microscope technology company, before it was acquired by ThermoFisher Scientific in September 2016. Prior to that, he served in leadership roles at FLIR Systems, Inc., an industrial technology company focused on intelligent sensing solutions, including as senior vice president and CFO from 2010 to 2015, and as senior vice president, Corporate Strategy and Development from 2003 to 2010. Earlier in his career, Mr. Trunzo worked in various capacities at Bank of America Securities and PNC Bank. Mr. Trunzo received his bachelor’s degree in economics from the Catholic University of America and an MBA from the University of Pittsburg. Mr. Trunzo has also completed Harvard Business School’s Advanced Management Program.

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Our Planet, Our People, Our Purpose

Our Board of Directors and the Company’s committees play a key role in oversight of the Company’s Environmental, Social and Governance (ESG) efforts. We believe that as a publicly traded company, the impact of our global business operations on Our Planet, how we care for and manage Our People, and what we stand for in Our Purpose, are critical to the Company’s success. In 2020, we established an ESG Council comprised of various functional and business leaders to ensure continued focus on these important initiatives, and to report out regularly to the Board and its Committees.

Our Planet

We understand that the earth’s resources are limited, and we need to be a good steward of them to make Our Planet a better place for future generations. A focused approach to sustainability is a priority for us and our leadership is accountable for our sustainability efforts to ensure that enough resources are deployed to manage our commitments and maintain appropriate controls. This commitment is documented in our Sustainability Opportunity policy endorsed by our CEO and publicly available on our website.

We communicate with internal and external stakeholders to promote awareness of their responsibilities and how they can contribute to improving sustainability efforts. In our initial year as Resideo, we used calendar year 2019 as a baseline to measure our environmental impact and to establish sustainability targets for the organization, with a core objective of reducing our carbon impact both in terms of our operational footprint and in the product offerings to our customers and the public at large. Our stated goals in 2020 were to reduce our energy usage, water consumption and greenhouse gas emissions by 20% by 2025. We also stated our goal to reduce both hazardous waste and non-hazardous waste by the same 20% target over the same period.

We have made progress and see continuing opportunities to reduce our carbon footprint and minimize greenhouse gas emissions (GHG) in two main areas:

•	Sustainability in our Operations — how we’re optimizing our supply chains, our facilities and reducing non-renewable resources wherever possible;

•	Sustainability Through our Products — many of the products we manufacture help consumers achieve comfort while also reducing their energy use and ensuring their homes are protected from damage;

Sustainability in our Operations

Aligned to Resideo’s commitment to design, build and supply products that help keep our customers comfortable, safe and secure and also support environmental responsibility, we also focus on the environmental impact of our operations. In 2020, all core environmental metrics showed improvement versus our baseline year of 2019 for our manufacturing footprint (figures are normalized by annual revenue):

Measurement	Units	2020 Levels	YOY Savings (normalized by revenue)

Energy Consumption	BBTU	570	9.4%

Equivalent Greenhouse Gas Emissions	MT CO2 e	60,000	12.2%

Water Consumption	m3	680,000	8.1%

Hazardous Waste Generation	Million kg	0.5	28.4%

Non-Hazardous Waste Generation	Million kg	8.2	5.2%

Sustainability Through our Products

Resideo’s greatest strength in sustainability is built on a foundation of air, energy, water and security product lines designed to enable our customers to save energy, water, and carbon, with a presence in over 150 million homes worldwide.

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Our roots extend over a century to the very first thermostat built with a programmable setpoint schedule to reduce energy use resulting in lower heating and cooling costs for the homeowner. Since then, the features of our Connected and Non-Connected Thermostat lines have evolved to drive better savings without sacrificing comfort by leveraging geofencing, setpoint optimization and other intelligence. For our Connected Thermostats installed in homes and businesses, we estimate that more than 1.2 TWh of electricity and 97M Therms of natural gas were saved last year. In addition to energy savings, our thermostats are involved in most major residential utility Demand Response programs in North America. Resideo’s Energy Management division also controls a fleet of flexible Distributed Energy Resources (DERs) serving at the forefront of the smart electricity grid. These DERs are enabling the proliferation of renewable generation sources lowering both costs and emissions across the country, and as a leader in the industry, Resideo’s contribution will be key to a sustainable future.

HVAC monitoring is also a growing part of our product portfolio, with energy and cost savings for buildings and the professional contractors who service them:

•

Our Remote Appliance Monitoring products connect data from our Connected Thermostats and additional sensors to professional contractors trained in spotting problems in HVAC equipment before they develop into issues. The contractor is often able to consult with the homeowner to remedy the situation without an unnecessary site visit, saving time and transportation energy;

•	Our new LifeWhere product takes remote monitoring to the next level by injecting machine learning into the equation to detect signs of issues and inefficiencies before a costly failure occurs.

Resideo produces many products that are key components in systems people use every day. Our Atmospheric and Powered Gas Water Heater Valves are found in four million water heater tanks produced each year. Efficiency standards and innovation have recently driven water heater efficiency up by 6% for atmospheric and 3% for tanks with powered valves. Based on the installed base of these water heaters over the last decade, we believe our valves in these more efficient systems contributed to a reduction of an estimated 1T Therms of natural gas savings last year.

In summary, our leading air and energy products contributed to the following direct savings in our customer homes in 2020:

Measurement	Units	2020 Savings

Electricity Consumption	Billion kWh	1.2

Natural Gas Consumption	Million Therms	140

Equivalent Greenhouse Gas Emissions	Million MT CO2 e	1.6

Our Connected and Non-Connected Water Valves & Preventers help enable more efficient management of building hot water. These allow lower temperatures to be used in water systems, saving energy by reducing how

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much heat is required and improving safety by limiting scalding. Resideo Water Leak and Freeze Detectors (WLDs) are one of our premier connected products that pays dividends for our customers and insurance companies by detecting leaks and freeze-related water breaks in water heater tanks, washers, and sinks before they become catastrophic failures. A recent pilot program concluded that 11% of catastrophic failures were avoided thanks to these innovative products. When extrapolating to all these devices in use this would have saved $1.6M in claims and 2.7M gallons of water in 2020 alone.

Our People

Our human capital management is a critical component of our overall Company strategy. We are committed to creating a diverse, equitable and inclusive workplace, where employees can bring their authentic selves to work each day. We sponsor employee resource groups for Women, LGBTQIA+, Black, Latino, Veterans, and people with Differing Abilities, and strive to attract diverse talent. Ensuring “pay for performance” and aligning our total rewards program with shareholder interests, including the 2020 rollout of an employee stock purchase plan, are key to our vision. Engaging and developing our talent is vital to our business and operating results. This year we launched an improved Employee Voice Survey and created action plans to respond to employee feedback, developed a people manager certification training program, enhanced our global mentor program, and revamped our annual performance planning process to empower managers to provide quarterly feedback to our employees through quarterly “pulse” conversations versus having annual end-of-year development conversations. These initiatives have spawned “continual personnel improvement” where we’re challenging our employees, gauging their satisfaction with Resideo and developing our future leaders.

Additional information regarding our employee programs, including health and safety data, can be found in the Human Capital section of the Company’s recent annual report on Form 10-K, available on our website.

COVID-19 Health and Safety Measures

As with most companies, the COVID-19 pandemic had a substantial impact in 2020 on our workplaces and our employees. Our commitment to providing a safe and healthy workplace for all employees was heightened by the challenges of the pandemic, and we responded aggressively to the constantly changing global landscape of learnings, guidance and directives. In response to the pandemic, we took numerous actions to protect the health and safety of our employees, visitors and customers. These actions included formation of a response team, contact tracing and tracking of exposure and positive cases, enhanced cleaning protocols, moving to work from home where possible, suspension of most business travel and in-person meetings, the purchase of face coverings, gloves, hand sanitizer, and hand held thermometers, installation of thermal scanners at our manufacturing sites, installation of floor demarcations and plastic shields in our ADI branches and on manufacturing lines, weekly internal audits, external audits of select sites, leasing of additional vans to permit distancing where we provide transportation to employees, daily symptom self-assessments, curbside and contactless pickup in many locations, enhanced employee benefits, COVID-19 testing, and policies requiring face coverings and physical distancing.

Some additional specific actions we took to protect our employees, customers and visitors included:

•

Global COVID-19 Response Team: As the pandemic’s scope became clear in February 2020, we created a global coronavirus response team including representatives from key functions and business units. The team tracked developing guidance from the World Health Organization (WHO), the Centers for Disease Control and Prevention (CDC), and similar agencies, and identified various actions for protecting the health and safety of our employees, while also ensuring we could continue to meet the needs of our customers.

•

Work from Home Implemented Where Feasible: On March 16, 2020, we moved globally to a work from home model for all positions where feasible, intended to not only protect remote workers but to decrease traffic onsite to protect our essential frontline workers.

•

Restrictions on Business Travel, Conferences and Site Visitors: Beginning in March 2020, we significantly limited business travel, eventually cancelling all business travel for a period and pivoting instead to quality electronic platforms for meetings.

•	Health and Welfare Benefits: When our Mexico manufacturing associates found it difficult to obtain COVID-19 testing and treatment, we offered special COVID-19 health coverage and separately engaged a

2021 PROXY STATEMENT | 33

vendor to provide rapid, priority testing. We took advantage of changes in U.S. law to permit 401(k) distributions and increased options for use of flexible spending accounts. In addition, where feasible we enhanced benefit coverage to include COVID-19 related illness.

•

Hotline for Employee COVID-19 Concerns: We utilized our existing Integrity & Compliance hotline as an avenue for employees to report a COVID-19 safety concern, and specifically noted that the Company prohibits retaliation against employees who report unsafe or unhealthy working conditions regarding the pandemic. We continue to stay abreast of the changing COVID-19 landscape and monitor our workplaces to provide a safe and healthy working environment for our employees.

Our Purpose

Resideo is working to address some of the fundamental global challenges we as citizens face today. We imagine a world where homes and buildings are good for the planet, where technology works to simplify everyday life. In that world, people are healthy, happy and secure. To help create this future, we work every day to simplify the connected world so that people have peace of mind and can focus on what matters most. We are starting at home – with our neighborhoods and communities – and committing to making a difference for our customers and the industries we serve.

As a company, we provide people with products and technologies to manage their homes to help keep them more comfortable, efficient, and secure. We believe that for the communities where we do business and our employees live, the basic needs of safety, security, housing and freedom from hunger must first be met, before people are able to fully thrive and improve the quality of their lives.

We provide support to these local communities through various, global corporate-wide and localized grassroots philanthropic efforts.

Safety and Security

Resideo has been a strong supporter of Mission500, a security industry non-profit that serves the needs of children and communities in crisis in the U.S. Resideo is a financial supporter of the organization and also has employee representation on Mission500’s Advisory Board, participating in monthly board calls to shape the strategy and direction for the organization. Resideo employees have raised funds and been given time to participate in humanitarian trips, most recently to Matlapa, Mexico, to build ecological latrines in the Eastern Mexico rain forest, and on multiple previous trips to Ponce, Puerto Rico, to help rebuild homes and infrastructure following Tropical Storm Karen and Hurricane Maria that left much of the island community destroyed.

Housing

Resideo has recently embarked on a program with Habitat for Humanity, a global nonprofit housing organization working in local communities across all 50 states in the U.S. and in approximately 70 countries. Resideo has identified approximately 25 communities where we have a sizable employee population and will identify work projects and cause marketing that will benefit the elderly, veterans and communities in need. Resideo will also make product donations of security systems, thermostats and other smart home controls to help Habitat homebuyers be safe and comfortable in their new homes. This partnership will have a strong employee engagement and give our employees an opportunity to address local housing issues and better serve the communities in which they live.

34 | 2021 PROXY STATEMENT

Hunger

Our localized, grass-roots philanthropic employee efforts have been focused on engagement with local hunger relief organizations including Feeding America, a U.S.-based non-profit with a nationwide network of more than 200 food banks that feed more than 46 million people through food pantries, soup kitchens, shelters and other community-based agencies. Employees in our Golden Valley, Minnesota, Melville, New York, and several other smaller locations have coordinated food drives and fundraising efforts that supported the local Feeding America organizations.

COVID-19 Response

Resideo has implemented an ongoing Social Outreach program in our Mexico-based manufacturing facilities (Tijuana, Chihuahua and Juarez) to donate food baskets and cleaning supplies to local civil associations each month.

We have also provided manufacturing employees with personal protective equipment (PPE) including facemasks and hand sanitizer to share with their family members. Resideo has also partnered with the Maquiladora Association (INDEX) to provide PPE supplies to first responders and local COVID-19 designated hospitals.

In our Golden Valley, Minnesota, facility, Resideo donated to North Memorial Hospital and Regions Hospital approximately 700 N95 protective masks and we contributed 1,500 N95 masks to hospitals on Long Island, New York.

2021 PROXY STATEMENT | 35

Related Party Transactions

Certain Transactions with Related Parties

Our ADI Global Distribution business (“ADI”) leases its administrative office building in Melville, New York at a current rent of approximately $1,100,000 per year and reimburses the landlord for certain real estate taxes and insurance premiums paid on the property, the future value of which cannot be readily determined. ADI has exercised its right to terminate the lease in February 2022 for a termination fee of $150,000. After ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” Other than the recent exercise of the right to terminate early, there have been no material amendments to the lease since the property was acquired by New Island Holdings. Mr. Fradin, the Chairman of our Board, is a limited partner in New Island Holdings, holding a 12% ownership interest. The value of the aggregate payments allocable to Mr. Fradin’s share of New Island Holdings from January 1, 2017 through the expiration of the lease in February 2022 is approximately $720,000. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

In 2020, the Company entered into a master agreement and related statements of work (SOWs) for consulting services with Box and One Consulting with aggregate fees totaling $200,560. Travis Merrill, who was appointed as Executive Vice President, Chief Strategy & Commercial Officer effective December 21, 2020, was the sole employee of Box and One Consulting, but has terminated all prior arrangements with Box and One Consulting after joining the Company. The consulting services provided by Box and One Consulting concluded prior to Mr. Merrill’s appointment as an officer of the Company and no further consulting services were provided by Box and One Consulting since such appointment.

Review, Approval and Ratification of Transactions with Related Parties

The Company has a written Policy Concerning Related Party Transactions (the “Policy”) regarding the review, approval and ratification of transactions between the Company and related parties. The Policy applies to any transaction in which Resideo or its subsidiary is a participant, the amount involved exceeds $120,000 and a related party has a direct or indirect material interest. A related party means any director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities and any immediate family member of any such persons.

Under the Policy, reviews are conducted by management to determine which transactions or relationships should be referred to the Audit Committee for consideration. The Audit Committee then reviews the material facts and circumstances regarding a transaction and determines whether or not the transaction is fair and reasonable and consistent with the Policy and whether the transaction should be ratified or approved. The Policy is in addition to the provisions addressing conflicts of interest in our Code of Business Conduct and any similar policies regarding conflicts of interest adopted by the Board. Our directors, executive officers and all other employees are expected to comply with the terms of the Code of Business Conduct.

36 | 2021 PROXY STATEMENT

Beneficial Ownership

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC within specified periods. Due to the complexity of the reporting rules, the Company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based solely on a review of filings with the SEC and written representations from the Company’s directors and executive officers, the Company believes that in 2020 all of its directors and executive officers filed the required reports on a timely basis with respect to Resideo’s equity securities under Section 16(a), except that a Form 4 for Mr. Nefkens was inadvertently filed late on April 8, 2020 in connection to a disposition of shares that occurred on March 20, 2020.

Stock Ownership of Certain Beneficial Owners

The following shareholders reported to the SEC that they beneficially owned more than 5% of Resideo common stock as of December 31, 2020.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (1)

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	Common Stock	22,110,497(2)	15.26%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	14,407,911(3)	9.94%

Praesidium Investment Management Company, LLC 1411 Broadway – 29th Floor New York, NY 10018	Common Stock	7,781,233(4)	5.37%

(1)	Percentage ownership based on the Schedule 13G/A filings of The Vanguard Group and BlackRock, Inc. as further described below.
(2)

According to Schedule 13G/A filed with the SEC on January 25, 2021, BlackRock, Inc. is the beneficial owner of 22,110,497 shares (with sole voting power with respect to 21,833,292 shares and sole dispositive power with respect to 22,110,497 shares).

(3)

According to Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group is the beneficial owner of 14,407,911 shares (with sole voting power with respect to 0 shares, shared voting power with respect to 141,714 shares, sole dispositive power with respect to 14,158,541 shares and shared dispositive power with respect to 249,370 shares).

(4)

According to a Schedule 13D filed with the SEC on December 13, 2019, Praesidium Investment Management Company, LLC (“Praesidium”), in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, is the beneficial owner of 7,781,233 shares (with sole voting power with respect to 7,331,691 shares and sole dispositive power with respect to 7,781,233 shares). As the managing members of Praesidium, Peter Uddo and Kevin Oram may be deemed to beneficially own such shares.

2021 PROXY STATEMENT | 37

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Resideo common stock, as of April 14, 2021, by each director, each of the NEOs, and all directors and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702. Executive officers and directors are subject to stock ownership guidelines. Please see the “Compensation Discussion and Analysis” for a discussion of executive stock ownership guidelines and the “Stock Ownership Guideline for Non-Employee Directors” for a discussion of non-employee stock ownership guidelines.

Name	Shares of Common Stock (2)	Rights to Acquire Shares of Common Stock(3)	Total(4)	Percentage of Class Beneficially Owned

Non-Employee Directors

Roger Fradin	180,565	12,172	192,737	*

Paul Deninger	16,502	12,172	28,674	*

Cynthia Hostetler	6,143	12,172	18,315	*

Brian Kushner	17,404	12,172	29,576	*

Jack Lazar	43,052	12,172	55,224	*

Nina Richardson	19,630	12,172	31,802	*

Andrew Teich	135,308	12,172	147,480	*

Sharon Wienbar	16,277	12,172	28,449	*

Kareem Yusuf	0	940	940	*

Named Executive Officers

Jay Geldmacher(1)	0	0	0	*

Anthony Trunzo	0	45,134	45,134	*

Robert Aarnes	36,418	107,549	143,967	*

Stephen Kelly	69,464	52,641	122,105	*

Jeannine Lane	26,157	48,968	75,125	*

Michael Nefkens (former CEO)	45,161	0	45,161	*

Robert Ryder (former Interim CFO)	5,687	0	5,687	*

Michael Flink (former EVP, Transformation)	54,442	45,704	100,146	*

Sachin Sankpal (former President, Products & Solutions)	59,967	40,134	100,101	*

All Current Directors and Executive Officers as a Group (16 individuals)	568,723	386,679	955,402	*

*	Indicates that the percentage of beneficial ownership does not exceed 1%, based on 144,896,552 shares of Company common stock outstanding as of April 14, 2020.
(1)	Mr. Geldmacher is also a director of Resideo.
(2)

This column includes shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements and shares held jointly with the named individuals’ spouses. For Mr. Fradin, this column includes 8 shares held by a limited liability company owned by Mr. Fradin.

(3)

This column includes shares of Company common stock that may be acquired under employee stock options that are exercisable as of April 14, 2021 or will become exercisable within 60 days thereafter and shares subject to restricted stock units that will vest within 60 days of April 14, 2021. No non-employee directors have Company stock options.

(4)	This table does not include performance-based restricted share units or time-based stock options and restricted stock units that will not be earned and/or paid within 60 days of April 14, 2021.

38 | 2021 PROXY STATEMENT

Executive Compensation

Proposal 2: Advisory Vote to Approve Executive Compensation

We seek an annual non-binding advisory vote from our shareholders to approve the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” section below and the accompanying compensation tables. This vote is commonly known as “Say-on-Pay”.

We encourage you to read the “Compensation Discussion and Analysis” and accompanying compensation tables to learn more about our executive compensation programs and policies. Our Board believes that its 2020 compensation-related pay decisions and our executive compensation programs align the interests of shareholders and executives by emphasizing variable compensation tied to achieving measurable goals that drive value.

This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the Named Executive Officers. Because the Say-on-Pay vote is advisory, it will not be binding upon our Board. However, our Board will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

Our Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

The Board of Directors unanimously recommends a vote “FOR” Proposal 2, to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as stated in the above resolution.

2021 PROXY STATEMENT | 39

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) describes the basic objectives, principles, decisions and rationale underlying our executive compensation policies and decisions made by the Compensation and Human Capital Committee of the Board (referred to as the “Committee” throughout the Executive Compensation section). The CD&A describes the material elements of the compensation of our executive officers identified below (the “Named Executive Officers” or “NEOs”) for fiscal 2020:

NAMED EXECUTIVE	POSITION(S)	DATES POSITION(S) HELD (2020 – PRESENT)

Continuing Executives

Jay Geldmacher	President and Chief Executive Officer	May 28, 2020 – present

Anthony Trunzo	Executive Vice President, Chief Financial Officer	June 8, 2020 – present

Robert Aarnes	President, ADI Global Distribution	January 1, 2020 – present

Stephen Kelly	Executive Vice President, Chief Human Resources Officer	January 1, 2020 – present

Jeannine Lane	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	January 1, 2020 – present

Former Executive Officers

Michael Nefkens	President and Chief Executive Officer	January 1, 2020 – May 27, 2020

Robert Ryder	Interim Chief Financial Officer	January 1, 2020 – June 7, 2020

Michael Flink	Executive Vice President, Transformation Senior Vice President, Executive Advisor (non-executive)	January 1, 2020 – May 31, 2020 June 1, 2020 – March 31, 2021

Sachin Sankpal	President, Products and Solutions	January 7, 2020 – October 12, 2020

Key executive team developments during fiscal 2020 that are relevant to this year’s executive compensation outcomes are:

•	Mr. Nefkens, our former President and CEO, left the Company on May 27, 2020.

•	The Board appointed Mr. Geldmacher President and CEO of the Company effective May 28, 2020, replacing Mr. Nefkens.

•

From November 7, 2019 to June 14, 2020, Mr. Ryder served as Interim Chief Financial Officer pursuant to an engagement letter between the Company and Horsepower Advisors LLC (“Horsepower”). As a consultant, Mr. Ryder was not eligible for our annual incentive or equity compensation and is excluded from the discussions in this CD&A of how the Committee sets executive compensation for our executive officers. The fees paid by the Company to Horsepower for Mr. Ryder’s services are represented in the Summary Compensation Table under “All Other Compensation.”

•	The Board appointed Mr. Trunzo Executive Vice President and Chief Financial Officer, effective June 8, 2020.

•

From January 17, 2020 to May 31, 2020, Mr. Flink served as Executive Vice President, Transformation, after which he transitioned to Senior Vice President, Executive Advisor, which was not an executive officer position, until his employment terminated on March 31, 2021.

•	Mr. Sankpal left the Company on October 14, 2020.

40 | 2021 PROXY STATEMENT

As a result of these executive leadership changes during fiscal 2020, the compensation of several NEOs for fiscal 2020 was determined based on our compensation policies and practices and negotiations with the NEOs in connection with their hire as the Board sought to build an executive team with the skills and experience to continue the transformation of our business. To effect these leadership transitions and ensure a smooth transition of responsibilities and leadership, the Committee approved transition and severance agreements with departing NEOs.

Our Business and Leadership Transformation in 2020

We are a leading global manufacturer and distributor of technology-driven products and solutions that help homeowners and businesses stay connected and in control of their comfort, security and energy use. We are a leader in the home heating, ventilation and air conditioning controls and security markets. We have a global footprint serving commercial and residential end-markets.

In late 2019, we commenced a comprehensive operational and financial review of our business, focused on growing revenue, improving gross margins, optimizing our organizational footprint and improving efficiency and working capital management. During fiscal 2020, we executed on these transformation initiatives, including rightsizing our cost structure and building a product innovation engine. Going into 2021, we plan to accelerate targeted investments to ensure we are well positioned for long-term growth and profitability expansion.

Notwithstanding the global headwinds in 2020, the actions our Board and leadership team took in 2019 and 2020 resulted in a stronger balance sheet, business growth and improved financial performance. These actions included, among others:

•

Formation of a special committee of the Board, the Strategic & Operational Committee, in late 2019 to oversee the comprehensive operational and financial review, provide guidance to management particularly during the CEO transition period and oversee the CEO transition. This committee completed its work in December 2020;

•	Execution on our multi-year, multi-phase operational and financial review to grow revenue and gross margin, optimize SG&A, and improve efficiency and working capital management;

•	Appointment of Mr. Geldmacher as CEO in May 2020 following a robust executive search and effecting other executive leadership transitions; and

•

Completion of an equity offering that raised approximately $279 million of net proceeds and refinancing of our senior secured term loan to deleverage our balance sheet and provide financial flexibility to pursue strategic investments.

Our Response to the COVID-19 Pandemic

As the COVID-19 pandemic began to affect our business, our leadership team focused on protecting our employees and customers, stabilizing our operations, and taking actions to protect our financial condition. The actions that impacted our human capital, including compensation and benefits, included:

•	Instituted extensive and comprehensive health and safety protocols to protect employees and customers at all facilities that remained opened;

•	Ensured our employees in the U.S. had medical coverage for testing and related costs due to testing and treatment for COVID-19;

•	Implemented cost reductions in the form of salary reductions, furloughs, and reduced hours for certain employees, including reduced salaries for certain senior executives;

•	Eliminated Board service fees for the first quarter of 2020;

•	Implemented special COVID-19 medical insurance protection for employees working in our Mexico facilities;

•	Extended permission for employees with a flexible spending account to reduce coverage mid-year and adopted plan provision to use 2020 unused funds for services in 2021; and

•	Adopted the COVID-19 provision in the Resideo 401(k) Plan to allow for distributions of up to $100,000 under the CARES Act.

2021 PROXY STATEMENT | 41

Where employee agreement was necessary, an overwhelming majority of employees joined their worldwide colleagues in supporting this effort to help us preserve our business continuity. In addition to cost savings, our employees all stepped up and faced the challenges of operating during a pandemic head on. Our employees found creative ways to keep moving forward safely, which allowed us to continue our essential work of protecting public health and keeping people safe through our water heater, furnace and potable water controls, as well as our security products and services.

Following a review of our financial condition near the end of fiscal 2020 and in recognition of our employees’ significant hard work during a challenging year, we paid a special year-end bonus to current employees who were previously impacted by COVID-19 salary reductions and furloughs. The amount was generally comparable to the financial impact of the pay reductions earlier in the year.

Our Executive Compensation Philosophy and Approach

We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in this environment depends on our ability to recruit, incentivize and retain talented individuals.

We believe we have created a compensation program for our employees, including our executives, that provides a compelling and engaging opportunity. The program offers rewards for performance and engages our participants by requiring them to focus on driving the business to generate long-term value for our shareholders. We believe this approach is building a performance-driven leadership culture. Utilizing this philosophy, our executive compensation program has been designed to:

•	Be market competitive, targeting median pay levels for total annual compensation, as defined by our peer group;

•	Create sustained increases in shareholder value through incentives designed to drive high performance;

•	Reward achievement of near- and long-term business performance targets;

•	Make pay decisions based on an executive’s skills and responsibilities, individual performance, experience, importance to the organization, retention, affordability and internal pay equity;

•	Encourage employees to think like owners and align the interests of our leaders at all levels with those of our shareholders by granting equity awards to mid-level and senior leaders; and

•	Deliver compensation in accordance with good governance practices that do not encourage undue risk-taking by our employees.

Our executive compensation program for 2020 utilized revenue growth, adjusted EBITDA, gross margin and operating cash flow as components of our annual incentive plan. A substantial portion of our long-term incentive awards is linked to relative total shareholder return that reinforces our belief that the interests of our executive team must be intricately linked to that of our shareholders. We remain committed to best practices in compensation governance for public companies, as described in more detail below, and will regularly review our executive compensation strategy to maintain alignment with our objectives.

Our Commitment to Compensation Best Practices

As part of our executive compensation program, the Committee is committed to regularly reviewing and considering best practices in governance in executive compensation. Following our spin-off from Honeywell, we implemented and maintain the following policies and practices that guide our ongoing, annual executive compensation program.

As described above, the compensation for several of our NEOs who were hired or whose employment transitioned during fiscal 2020 was determined by negotiations with those executives and therefore may not have reflected the practices below for compensation in the NEO’s first year of employment or year of transition; however, the Committee remains committed to these best practices over the long term.

42 | 2021 PROXY STATEMENT

WHAT WE DO	WHAT WE DON’T DO

   Maintain robust stock ownership guidelines requiring our officers and directors to hold a significant ownership position in the Company

   Provide compensation packages heavily weighted toward equity compensation

   Tie our incentive compensation programs directly to the creation of shareholder value

   Link our annual bonus plan goals directly to our annual operating plan to drive our growth plan

   Use multiple performance metrics for our 2020 annual incentive plan and include a maximum cap on all our incentive award payouts

   Ensure a significant portion of our NEOs’ compensation is variable and based on company performance

   Retain an independent compensation consultant, selected by the Committee, to advise on competitive compensation practices

   Provide for severance benefits to our NEOs in connection with a change in control of the Company that requires a double trigger

   Require our NEOs, where permitted by law, to sign non-competition and intellectual property agreements

   Set the annual goals for our CEO with consultation and regular performance evaluations by our independent directors

   Maintain a compensation recoupment (“clawback”) policy triggered by a material restatement of the Company’s financial statements which is applicable to all our NEOs

   Evaluate and manage risk in our compensation programs

×   Allow hedging or pledging of our securities by our directors and employees, including our NEOs

×   Backdate or spring-load equity awards

×    Reprice stock options or stock appreciation rights without shareholder approval

×    Offer any compensation programs or policies which reward excessive risk-taking

×    Provide multi-year guaranteed payments to executive officers

×    Offer tax reimbursement payments or gross-ups on any severance or change in control payments

×    Provide any significant perquisites

Peer Group and Market Data

With the assistance of our independent compensation consultant, FW Cook, the Committee selected the companies below to include in our peer group based on similar size revenue and market capitalization as well as alignment with our current profile, targeting industrial and distribution companies and internet and technology companies and focusing on the connected home. This peer group was used to support 2020 compensation decisions.

• A.O. Smith Corp. • Acuity Brands, Inc. • ADT Inc. • Alarm.com Holdings, Inc. • Allegion plc • Anixter International, Inc. • Arlo Technologies Inc. • BlackBerry Limited • Fortune Brands Home & Sec.	• Itron, Inc. • Juniper Networks, Inc. • Lennox International Inc. • NCR Corporation • NETGEAR, Inc. • Nuance Communications • Owens Corning • Pentair plc • Watsco, Inc.

While the Committee considers peer group information provided by its independent consultant as part of its benchmarking analysis, it may also refer to other available resources including published compensation data from surveys to fully understand competitive compensation practices in the external marketplace for executive talent.

2021 PROXY STATEMENT | 43

Although the Committee uses median benchmark data to guide its compensation decisions, actual compensation levels may vary based on the Committee’s consideration of other factors described below.

Elements of Compensation

Overview

Our Committee has the primary authority to determine and approve the compensation of our NEOs. The Committee is charged with reviewing our executive compensation policies and practices annually to ensure that the total compensation paid to our NEOs is fair, reasonable, competitive to our peers and commensurate with the level of expertise and experience of our NEOs.

Our Committee reviews and approves the total amount of compensation for our NEOs and the allocation of total compensation among each of the components. Except in the case of negotiated arrangements for new and transitioning executives that may involve consideration of other factors as described below, the Committee’s decisions related to NEO compensation levels and mix for fiscal 2020 were determined principally on the following factors:

•	Individual and Company performance;

•	Each executive’s scope of responsibility and experience;

•	The judgment and general industry knowledge obtained through years of service with comparably-sized companies in our industry and other similar industries; and

•	Input about competitive market practices from our independent compensation consultant.

Our management team and human resources leadership worked closely with the Committee to analyze competitive market practices and effectively design and implement our executive compensation program. Our CEO regularly participates in Committee meetings and develops and provides recommendations to the Committee regarding the compensation for our NEOs (excluding himself) and the design of our incentive compensation programs. Our CEO and other NEOs are not present when their own compensation arrangements are discussed by the Committee.

Resideo’s 2020 Executive Compensation Program

We have designed both near- and long-term incentive (LTI) compensation packages that we believe are competitive and support the compensation objectives described above. The key elements of our compensation program for NEOs, other than NEOs who were hired or were transitioning in fiscal 2020 are set forth below.

BASE SALARY

•  Salaries are competitive with median market practice for the individual’s role, taking into consideration individual performance, experience, scope of role relative to market benchmarks and other factors

ANNUAL INCENTIVE PLAN

•  Our 2020 annual incentives were tied to achieving growth and profitability targets approved by the Board.

•  Financial metrics for 2020 were revenue, adjusted EBITDA, gross margin and operating cash flow, which represented 80% of the target incentive opportunity

•  The individual performance component of each executive’s annual incentive was linked to an assessment of their individual business initiatives, which represented 20% of the target incentive opportunity

LONG-TERM INCENTIVES

•  Target long-term incentive values were granted to our NEOs through three equity instruments:

•  Stock options representing thirty percent (30%) of the total LTI value vesting annually over three years in equal, one-third installments

•  RSUs representing twenty percent (20%) of the total LTI value, vesting annually over three years in equal, one-third installments

•  Performance share units (“PSUs”) representing fifty percent (50%) of the total LTI value, with potential payout determined based on our total shareholder return measured against the total shareholder return of the companies in the S&P 400 Industrials Index (rTSR)

The Committee approved a 2020 executive compensation program which reflects our business strategy and a strong pay-for-performance culture. The Committee views stock options as an equity instrument that strongly aligns the compensation realized by our NEOs with the long-term returns generated for our shareholders, as no compensation is earned unless the Company’s stock price increases from the level at which the option is granted.

44 | 2021 PROXY STATEMENT

In addition, our rTSR-based PSUs will be earned based on our shareholder returns performance against that of the companies in the S&P 400 Industrial Index over a three-year performance period. Our RSU awards further align the interests of our NEOs with our shareholders and provide a meaningful retention vehicle.

Fiscal 2020 Compensation Program for Mr. Geldmacher, Our New CEO

As described above, our former CEO left the Company in fiscal 2020 and the Board conducted a search and appointed Mr. Geldmacher as CEO in May 2020. The terms of Mr. Geldmacher’s compensation for fiscal 2020 and other terms of his offer letter reflect negotiations between the Committee and Mr. Geldmacher, taking into consideration the Committee’s desire to attract Mr. Geldmacher to leave his prior employment to join Resideo, to do so during the restrictions and uncertainty presented by the COVID-19 pandemic and to join the Company while we were in midst of transforming the business. The summary below describes the key terms of Mr. Geldmacher’s offer letter and compensation program for fiscal 2020 and factors considered by the Committee in designing the program:

Compensation Element	Fiscal 2020	Factors Considered

Base Salary	$900,000	Market competitive base salary reflective of Mr. Geldmacher’s experience

Annual Incentive Target	150% of base (pro-rated and guaranteed for fiscal 2020)	Incentive for Mr. Geldmacher to leave his prior employment and join Resideo mid-year with an expectation of delivering on a previously determined operating and financial plan over which he had no input, and joining at a time when the impacts of the pandemic and the Company’s transformation were uncertain; 150% of base target reflects a market competitive level

Long-Term Incentive	LTI award valued at $3.097 million (reflecting a pro-rated amount of $5.2 million annual LTI value), delivered 10% in RSUs, 15% in stock options and 25% as PSUs, all vesting on the third anniversary of the grant date, and 50% in cash if Mr. Geldmacher remains employed for three years	Create long-term incentives with three-year cliff vesting to attract and retain Mr. Geldmacher during the Company’s ongoing transformation and in light of the uncertainty presented by the pandemic based on market competitive incentive values

Sign-on Bonus	$2,000,000 subject to ratable repayment if he resigns other than for good reason or is terminated for cause within two years	Incentive for Mr. Geldmacher to leave his prior employment

Make-Whole Bonus	$90,000 for forfeited quarterly bonus opportunity with his prior employment	Ensure that Mr. Geldmacher is made whole for compensation he may have earned but would not receive from his prior employment to incentivize him to join Resideo mid-year

Severance Benefits	Same as other NEOs, but also provided if he terminates employment for good reason	Provide Mr. Geldmacher additional protection to incentivize him to leave his prior employment

Perquisites	Same as other NEOs, but also includes an annual executive physical valued at up to $5,000 and the right to use a private jet for business and commuting purposes, including a full tax gross-up for such use	Ensure Mr. Geldmacher’s health and safety, particularly in light of the COVID-19 pandemic and Mr. Geldmacher’s need to effectively lead the Company; during fiscal 2020, Mr. Geldmacher only used a private jet for limited business travel

Relocation and Legal Fees	Same relocation assistance as for any officer plus reimbursement of temporary housing for up to 12 months and up to $75,000; reimbursement of legal fees related to negotiation and documentation of his employment agreement up to $37,500	Additional benefits to facilitate Mr. Geldmacher’s relocation, which is not expected to occur until the COVID-19 pandemic subsides, and to cover his reasonable legal expenses negotiating his offer terms; the relocation expenses were not incurred in fiscal 2020

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Fiscal 2020 compensation decisions for our other NEOs were determined in accordance with the general philosophy and compensation practices described above and included the compensation elements described below.

2020 Base Salary

Our base salaries provide a competitive level of fixed compensation for our NEOs that is aligned with their role and accounts for additional factors such as their level of experience and individual performance. The Committee considers competitive fixed cash compensation to be an important foundation of a competitive total compensation program that will both retain and motivate our executives. At least annually, the Committee reviews the competitiveness of base salaries relative to external benchmarks and considers changes, as appropriate, taking into consideration market data as well as factors specific to our Company, including key elements of our compensation philosophy described above. For 2020, base salaries for NEOs were generally increased 3% to reflect market-based increases; however, base salaries for Mr. Aarnes and Ms. Lane were increased by a greater amount to reflect their positions and levels of responsibility within the Company. Mr. Geldmacher and Mr. Trunzo joined the company during fiscal 2020 and their base salaries were determined by reference to their experience levels and negotiation of the offer letter terms. Fiscal 2020 annual base salaries for the NEOs, including any change from the prior year, are reflected below:

Name	Title	2019 base salary	2020 base salary	Percent increase

Jay Geldmacher	President and Chief Executive Officer	N/A	$900,000	N/A

Anthony Trunzo	Executive Vice President, Chief Financial Officer	N/A	$585,000	N/A

Robert Aarnes	President, ADI Global Distribution	$450,000	$500,000*	11%

Stephen Kelly	EVP, Chief Human Resources Officer	$430,000	$442,900	3%

Jeannine Lane	EVP, General Counsel, Corporate Secretary and Chief Compliance Officer	$400,000	$450,000	13%

Michael Nefkens	Former President and Chief Executive Officer	$900,000	$900,000	N/A

Michael Flink	Former EVP, Transformation	$469,000	$483,070	3%

Sachin Sankpal	Former President, Products & Solutions	N/A	$500,000	N/A

*	Mr. Aarnes’ annual salary was further increased to $575,000 effective December 14, 2020 to reflect the significance of Mr. Aarnes’ contributions and leadership within the Company and the ADI business.

As discussed, above, as part of the Company’s actions to reduce costs when the COVID-19 pandemic began to impact the Company’s business, the Company implemented pay reductions, including a 15% reduction in annual base salary payments for NEOs from April 20 to July 26, 2020. In December 2020, the Committee approved a special bonus payment to each current NEO whose salary had been reduced at the same time the Company made similar bonus payments to all then-current employees in an amount approximating the base salary reduction during the year.

2020 Annual Incentive Plan

The fiscal 2020 annual incentive plan provided NEOs the opportunity to earn a payout with a target set as a percent of the NEO’s base salary. The Committee set financial metrics that represented 80% of the target incentive opportunity and individual performance objectives that represented 20% of the target incentive opportunity. Under the 2020 annual incentive plan, our NEOs were eligible to receive a payout ranging from a threshold payment of 30% to a maximum of 200% of the target award allocated to the achievement of each financial metric. For each of the NEOs who participated in the annual incentive plan for fiscal 2020, the Committee set each NEO’s target equal to 100% of the NEO’s base salary, except for Mr. Kelly and Ms. Lane whose targets were equal to 80%, and Mr. Flink whose target was 90%, of base salary.

As a result of the transformation initiatives underway at the Company in late 2019 and early 2020, the Board did not finalize the operating budget for fiscal 2020 until April 2020, at which time the Committee set the metrics for the 2020 annual incentive plan. The levels of financial performance set for each metric at target and maximum were substantially similar to the levels discussed by the Committee earlier in February 2020; however, in light of

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the uncertainty presented by the pandemic, the threshold levels were set below the levels previously discussed, with an intent of requiring a comparable level of effort to achieve those threshold levels in light of the more challenging operating conditions that existed in April. In determining the financial metrics used to set performance targets for our 2020 annual incentive compensation awards, our leadership team and Committee considered, among other factors, feedback from our Board that gross margin represents an important measurement of the long-term financial health of the business. To that end, gross margin was added as a component of the financial metrics of the Resideo annual incentive plan, along with revenue, adjusted EBITDA, and operating cash flow. The relative weighting of each financial metric and a definition of the metric is set forth below:

Financial Metric	Weighting	Definition*

Revenue	35%	Total value of the products and services sold to our customers net of discounts and returns from continuing operations

Adjusted EBITDA	25%	Earnings before interest, taxes, depreciation, and amortization, excluding Honeywell reimbursement agreement payments, stock compensation expense, restructuring charges and certain other expenses related to our transformation initiatives and the Spin-Off (all as reported in our earnings release for the full year ended December 31, 2020)

Gross margin	25%	Ratio of gross profit, or revenue less fixed and variable cost of goods sold, to revenue

Operating cash flow	15%	Adjusted EBITDA plus changes in working capital less adjusted capital expenditures during the year

*	The Committee determined that each financial metric would be determined excluding fluctuations in foreign currency.

The annual incentive award financial metrics for our NEOs, other than Mr. Aarnes and Mr. Sankpal, were based on consolidated Resideo results. The financial metrics for Mr. Aarnes’ annual incentive award were weighted 50% on the results of the ADI business, and 50% based on Resideo’s consolidated results. The financial metrics for Mr. Sankpal’s annual incentive award were weighted 50% on the results of the Products & Solutions business, and 50% on Resideo’s consolidated results. However, following the end of the year, when the Committee evaluated the Company’s performance to certify the results for annual incentive payouts, the Committee determined to approve payouts for all NEOs, including Mr. Aarnes and Mr. Sankpal, based solely on consolidated results. The Committee made this determination for two reasons: (i) in light of the COVID-19 pandemic that impacted the Company’s business in the middle of the year, the Committee wanted to ensure that the management team was working collaboratively toward achievement of overall results regardless of particular impacts on the Company’s business segments and (ii) certain financial benefits impacted the Company’s consolidated results that did not flow through to the business segments and could not reasonably be allocated to the business segments. As indicated below, each NEO who participated in the annual incentive plan thus earned a payout equal to 77.6% of the NEO’s target bonus based on these financial results.

The tables below summarize the plan goals and performance results for 2020 for the Company overall and for the ADI and Products & Solutions segments. Notably, the Committee did not change the incentive metrics or approve adjustments related to the impact of COVID-19 after they were set in April. As indicated above, each NEO who participated in the 2020 annual incentive plan was ultimately paid based solely on the Company’s consolidated results, which slightly exceeded the near- or above-target results achieved by each segment and represents substantial improvement over 2019 results.

Financial Performance (80% of bonus)	For the period January 1 - December 31, 2020

Total Company Financial Metric* (% weighting)	Threshold ($M)	Goal ($M)	Maximum ($M)	Actual ($M)	Financial Performance %

Revenue $M (35%)	$3,912	$5,101	$5,356	$5,047	99%

Gross Margin (25%)	27.4%	28.8%	30.0%	27.5%	95%

Adjusted EBITDA $M (25%)	$283	$435	$500	$427	98%

Operating Cash Flow $M (15%)	$209	$321	$369	$404	126%

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Financial Performance (80% of bonus)	For the period January 1 - December 31, 2020

ADI Global Distribution Financial Metric* (% weighting)	Threshold ($M)	Goal ($M)	Maximum ($M)	Actual ($M)	Financial Performance %

Revenue $M (35%)	$2,391	$2,958	$3,106	$2,903	98%

Gross Margin (25%)	17.3%	18.2%	18.9%	17.1%	94%

Adjusted EBITDA $M (25%)	$164	$252	$290	$219	87%

Operating Cash Flow $M (15%)	$121	$186	$214	$212	114%

Financial Performance (80% of bonus)	For the period January 1 - December 31, 2020

Products & Solutions Global (P&S) Financial Metric* (% weighting)	Threshold ($M)	Goal ($M)	Maximum ($M)	Actual ($M)	Financial Performance %

Revenue $M (35%)	$1,521	$2,242	$2,354	$2,144	96%

Gross Margin (25%)	41.4%	43.6%	45.3%	41.9%	96%

Adjusted EBITDA $M (25%)	$374	$576	$662	$527	91%

Operating Cash Flow $M (15%)	$343	$528	$607	$511	97%

*	Each financial metric is reported excluding fluctuations in foreign currency.

2020 Annual Incentive Plan – Individual Performance Objectives (20% of target award)

The Committee conducted a qualitative assessment to determine the individual performance objectives portion of the 2020 annual incentive award payout, which accounts for 20% of the target award. The Committee first reviewed corporate performance for each business unit and functional area and noted general 2020 accomplishments that were significant to understanding individual NEO performance. Because the individual performance component for certain NEOs was guaranteed in connection with their transition and no individual performance component was determined for newly hired NEOs whose annual incentive payouts were guaranteed for fiscal 2020, set forth below are the objectives and results against those objectives for those NEOs who were eligible to receive a payout based on individual performance objectives:

Robert Aarnes, President, ADI Global Distribution

Objectives	Results

•  Ensure ADI global targets are achieved

•  Achieve targeted internal rate of return (IRR) thresholds for key digital-enablement investments

•  Build and develop internal competence within ADI for growth initiatives

Based on the results below, the Committee approved a payout of Mr. Aarnes’ personal performance component at 100% of target for this component (equal to 20% of total target incentive)

➣ Efficiency and cost savings projects completed

➣ Pricing initiatives implemented to achieve IRR thresholds

➣ E-commerce revenue growth achieved

➣ Transitioned development team into ADI

➣ Synergies from prior acquisitions achieved

➣ Growth initiatives pipeline developed; certain activities delayed due to COVID-19 impacts

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Stephen Kelly, Executive Vice President, Chief Human Resources Officer

Objectives	Results

•  Design and implement Employee Stock Purchase Plan

•  Strengthen organizational capability and capacity

•  Strengthen HR organizational capability via self-service and process standardization/simplification

Based on the results below, the Committee approved a payout of Mr. Kelly’s personal performance component at 100% of target for this component (equal to 20% of total target incentive)

➣ ESPP successfully launched

➣ Payroll processing simplified

➣ Succession depth below officer level identified

➣ Key role stability mission critical experience identified

➣ Organizational capabilities achieved

➣ Global HR operations network implemented and processes standardized

Jeannine Lane, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Objectives	Results
• Drive a robust integrity and compliance and regulatory function • Continued development of Law, HSE and Risk Management Program • Effective management of litigation and IP strategy

Based on the results below, the Committee approved a payout of Ms. Lane’s personal performance component at 100% of target for this component (equal to 20% of total target incentive)

➣ Supported executive leadership onboarding and transition

➣ Operationalized and enhanced board support and governance processes

➣ Integrity and compliance model finalized

➣ Key compliance trainings rolled out

➣ Code of Conduct attestation level of 99.5%

➣ Data privacy compliance evaluated

➣ Global coordination around COVID-related regulations

➣ Continued progress defending and assessing IP portfolio

➣ Supported brand transition matters with Honeywell

In determining the actual 2020 bonus awards paid to each NEO pursuant to the annual incentive plan, the following formula was applied. The base salary amount used in the formula was the NEO’s 2020 base salary rate, excluding the impact of the base salary reductions related to the Company’s COVID-19 cost savings.

Annual Incentive Cash Bonus	=	Base Salary	×	Target Bonus Percentage	×	[	Financial Performance Payout Percentage	+	Individual Performance Payout Percentage	]

In connection with our recent leadership transition, the Committee approved compensation arrangements for Mr. Nefkens, Mr. Flink and Mr. Sankpal. Mr. Nefkens’ payout would be calculated based on his target incentive award, pro-rated for his period of service during 2020. In connection with Mr. Flink’s transition, he ceased serving as an executive officer effective May 31, 2020; however, he was entitled to a payment of his fiscal 2020 annual incentive award, in accordance with the Company’s actual financial results with respect to the financial metric components and reduced by 50% for the individual performance component, but guaranteed at that reduced level. Mr. Sankpal was eligible to receive a payment based on the Company’s actual financial results with respect to the financial metric components of the award and a reduced individual component that was equal to 10% of the total target award, which individual component was guaranteed, with the resulting amount pro-rated based on Mr. Sankpal’s period of service during 2020.

In connection with the hire of Mr. Geldmacher and Mr. Trunzo, the Committee guaranteed payouts equal to their pro-rated target annual incentive for fiscal 2020. Accordingly, they did not participate in the annual incentive plan described above.

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The table below shows the total amount of annual incentive plan payouts for fiscal 2020 for each NEO who participated in the plan (the table excludes those NEOs whose payouts were guaranteed as described above):

NEO	Financial Performance Result	Individual Performance Result	Total Incentive Result (%)	Target Incentive Payout ($)(1)	Actual Incentive Payout ($)

Robert Aarnes	77.6%	20%	97.6%	500,000	488,000

Stephen Kelly	77.6%	20%	97.6%	354,320	345,816

Jeannine Lane	77.6%	20%	97.6%	360,000	351,360

Michael Flink	77.6%	10%	87.6%	434,763	380,852

Sachin Sankpal	77.6%	10%	87.6%	500,000	337,475

(1)	Target bonus reflected above for Mr. Sankpal was pro-rated based on the actual number of days he was employed during 2020.

Discretionary Payments

In connection with the Committee’s evaluation of individual NEO performance during fiscal 2020, the Committee approved a $150,000 performance recognition payment to Mr. Trunzo for his exceptional efforts in fiscal 2020 to complete an equity financing and debt refinancing that strengthen the Company’s balance sheet and provide meaningfully increased financial flexibility.

Also, in fiscal 2020, as described above, the Committee approved special bonus payouts to each then-serving NEO approximating the amount of the NEO’s COVID-19 related salary reduction amount.

2020 Long-Term Incentives

The goal of our long-term incentive plan is to align the compensation of our executives with the interests of shareholders by encouraging sustained long-term improvement in operational and financial performance and long-term increase in shareholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. Equity awards to our employees are granted under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “2018 Stock Incentive Plan”). For fiscal 2020, the Committee approved an increase in the amount of the LTI value attributed to performance stock units. The table below shows the mix of LTI components for 2019 and 2020:

	2019 (% of Total LTI)	2020 (% of Total LTI)

Performance Stock Units	33%	50%

Stock Options	33%	30%

Restricted Stock Units	33%	20%

As described above, Mr. Geldmacher’s LTI award for fiscal 2020 reflected the particular circumstances of his hire. Mr. Geldmacher’s LTI value for fiscal 2020 was issued in the form of performance stock units (25%), stock options (15%), restricted stock units (10%) and a long-term cash incentive award (50%). All of Mr. Geldmacher’s awards cliff vest after three years.

2020 Stock Options

The stock options awarded in 2020 will vest ratably over three-years with one-third of the option shares vesting on each anniversary of the grant date until fully vested on the third anniversary of the grant date, assuming the recipient is continually employed through each vesting date, provided that the options granted to Mr. Geldmacher will vest in full on the third anniversary of the grant date subject to his continued employment. The options will expire if unexercised prior to the seventh anniversary of the grant date.

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2020 Restricted Stock Units

The annual restricted stock units (or RSUs) awarded in 2020 will vest ratably over three-years with one-third of the shares vesting on each anniversary of the grant date until fully vested on the third anniversary of the grant date, assuming the recipient is continually employed through each vesting date, except as indicated below.

The RSUs granted to Mr. Geldmacher will vest in full on the third anniversary of the grant date, subject to his continued employment through such date. The RSUs granted to Mr. Nefkens in 2020 under the CEO transition plan vested monthly until a successor was appointed in May 2020.

In addition to the annual LTI awards, the Committee approved three separate RSU awards as follows:

•

Mr. Sankpal was granted a sign-on award of 215,231 RSUs pursuant to his offer letter. The RSUs were scheduled to vest as to one-third of the units on each of the first three anniversaries of the grant date, subject to his continued employment through such dates. In connection with Mr. Sankpal’s termination of employment, the RSUs were modified to permit continued vesting that portion of the RSUs that were not otherwise subject to pro-rata vesting upon termination.

•

Mr. Trunzo was granted a sign-on award of 300,000 RSUs pursuant to his offer letter. The RSUs will vest as to 50% of the units on each of the third and fourth anniversaries of the grant date, subject to his continued employment through such date.

•

Mr. Aarnes was granted a one-time award of 50,000 RSUs that will vest on the fifth anniversary of the grant date, subject to his continued employment through such date. The RSUs were granted to serve as an incentive to Mr. Aarnes’ continued service and performance with the Company.

2020 Performance Stock Units

The performance stock units (or PSUs) granted in 2020 reflect a change in the performance metrics from the performance stock units granted in prior years. Previously, PSUs vested based on achievement of internal financial metrics, including revenue and adjusted EBITDA. When the PSUs were originally granted in February 2020, the Committee set metrics for the PSUs whereby 50% of the award would vest based on certain revenue goals and 50% would vest based on a relative total shareholder return (rTSR) metric. In April 2020, upon completion of the budget for 2020, the Committee reviewed the metrics and determined to modify the award so that the entire award would vest based on achievement of the rTSR metric previously approved. In determining to make this modification, the Committee considered the leadership and business transformation underway and considered that revenue was also used a financial metric under the annual incentive plan and the use of rTSR as the sole metric for the PSUs created a strong alignment with shareholder interests.

Accordingly, all of the PSUs granted in 2020, as modified, will vest based on a relative total shareholder return (rTSR) metric and will be earned by comparing our total shareholder return to the total shareholder return of other companies in the S&P 400 Industrial Index from January 1, 2020 through December 31, 2022. The threshold, target and maximum levels of rTSR achievement that correspond to the number of shares that will be earned are set forth below, and the levels were not changed from the levels originally approved in February 2020. Performance below the threshold will result in no shares being paid.

	Percentile Rank	Payout as percent of target shares

Threshold	25th	50%

Target	55th	100%

Maximum	75th	200%
*linear interpolations between points

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Other Components of Our Compensation Program

Offer Letter Agreements and Transition Letter Agreements

As described above, the Board effected several executive leadership changes in fiscal 2020. In connection with those transitions, the Committee approved offer letters for newly hired NEOs and transition letter agreements for departing NEOs. The terms of these agreements are described in more detail below under “Compensatory Arrangements with NEOs.”

The following principles guided the Committee’s decision to enter into these agreements:

•

The Board determined that it was important to make key executive leadership changes as part of the Company’s transformation. The Board conducted a robust search for executive leaders who had the right skills and experience to lead the company at this critical time and sought to attract them to leave their prior employment to join Resideo. Accordingly, the compensation terms in the offer letters were designed to attract and retain these talented executives. Among other things, these terms include guaranteed bonus for fiscal 2020 to recognize the uncertainty presented by the pandemic and the Company’s transformation. In addition, the Committee approved vesting schedules for Mr. Geldmacher and Mr. Trunzo that created longer retention periods. The specific terms of Mr. Geldmacher’s offer letter, including factors considered by the Committee, are described above under “New CEO Fiscal 2020 Compensation Program.”

•

The Board felt it was important to ensure a seamless transition of responsibilities from NEOs who were departing the Company and incentivize them to remain with the Company for appropriate transition periods. Accordingly, each transition agreement was designed to incentivize the departing NEO to ensure the success of the transition based on the relevant circumstances.

Severance Plan

Each of our NEOs participates in the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Severance Plan”). The terms of the Severance Plan were established following a review of the severance practices among companies in our approved compensation peer group.

The Severance Plan addresses severance for our NEOs upon a termination following a change in control (“CIC”), considered a “double trigger”, and is intended to ensure the continued attention of our NEOs to their roles and responsibilities without the distraction that may arise from the possibility of a job loss concurrent with a CIC of the Company.

In addition, the Severance Plan provides for severance payments and benefits that become payable if the employment of one of our NEOs is terminated by us without “cause” (as defined in the Severance Plan) subject to such individual signing and not revoking a release of claims agreement.

The Committee has adopted the Severance Plan to provide competitive post-employment compensation arrangements that promote the continued attention, dedication and continuity of the members of our senior management team, including our NEOs, and enable us to continue to recruit talented senior executive officers. The Committee intends to periodically review the severance available to our NEOs under the Severance Plan to ensure ongoing competitiveness and alignment with our overall compensation philosophy.

The severance benefits provided to our NEOs are outlined in the Potential Payments Upon Termination or Change in Control Table found later in this Proxy Statement.

Nonqualified Deferred Compensation Plan

Executive officers (including the NEOs) may choose to participate in the Resideo Supplemental Savings Plan, a nonqualified deferred compensation plan that permits additional tax-deferred retirement savings options. The Resideo Supplemental Savings Plan has two components, the Deferred Incentive Program (DIP) and the Supplemental Savings Program (SSP). Executive officers can elect to defer up to 100% of their annual incentive award under the DIP component. In addition, under the SSP component, executive officers may also elect to defer eligible compensation that cannot be contributed to the Company’s 401(k) plan due to IRS limitations. The amounts contributed to the Supplemental Savings Plan are eligible for company matching credits, not to exceed 87.5% of the first 8% contributed combined between the SSP and the Company’s 401(k) plan. The participant account balances in the SSP are subject to gains and losses, based on the returns of the Fidelity® U.S. Bond Index Fund.

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Benefits and Perquisites

Our NEOs are eligible to receive the same benefits as our salaried employees in the U.S. The Company and the Committee believe this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision, disability insurance, a 401(k) plan and other plans and programs made available to other eligible employees in the U.S. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive.

Executive Annual Physical Program

Starting in 2019, the Committee approved that all officers are required to have an annual executive physical and are eligible to participate in an executive annual physical program paid for by the Company. These physicals provide a more in-depth review of the health of those employees reporting to the President and Chief Executive Officer of the Company. NEO participation in 2020 was limited due to travel and other restrictions related to elective medical appointments.

As described above, the Committee approved additional benefits for Mr. Geldmacher related to his health and safety, particularly in light of the COVID-19 pandemic.

Executive Stock Ownership Guidelines

The Committee believes that the interests of our executives, including our NEOs, will be more aligned with those of our shareholders, and our NEOs will more effectively pursue strategies that promote our shareholders’ long-term interests, if our executives hold substantial amounts of our stock. All of our executive officers, including our NEOs, are subject to minimum stock ownership guidelines that are administered by the Committee. Under these guidelines, our executive officers must hold shares of Resideo common stock equal in value to the following multiples of their current base salary:

CEO	6x Base Salary

Other Executive Officers	3x Base Salary

Our executive officers have five years from the date they become subject to the guidelines to meet the ownership requirement. Shares owned outright, unvested RSU awards and earned performance share awards are counted toward the ownership requirement. Shares may be sold during the accumulation period if satisfactory progress towards meeting the minimum requirement is demonstrated. As of December 31, 2020, Mr. Trunzo, Mr. Aarnes, Mr. Kelly and Ms. Lane have met the minimum stock ownership requirement under the policy.

Incentive Recoupment Policy (“Clawback”)

In the event of a material restatement of our financial results (a “Restatement”), the Board will review all incentive compensation paid to senior executives on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. To the extent permitted by applicable law, the Board will seek to recoup incentive compensation, in all appropriate cases (taking into account all relevant factors, including whether the assertion of a recoupment claim may prejudice the interests of the Company in any related proceeding or investigation), paid to, or credited to a deferred compensation account of, any senior executive, if and to the extent that:

(i)	the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a Restatement;

(ii)	the senior executive engaged in misconduct that caused the need for the Restatement; and

(iii)	the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.

Hedging and Pledging Policy

It is our policy that all of our directors, officers and employees are prohibited from engaging in short sales of Resideo securities and selling or purchasing puts or calls or otherwise trading in or writing options on Resideo securities and using certain financial instruments (including forward sale contracts, equity swaps, collars and exchange funds), holding securities in margin accounts or pledging Resideo securities as collateral, in each case, that are designed to hedge or offset any decrease in the market value of Resideo securities.

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Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to the CEO and other covered officers to $1 million in any taxable year. Thus, we generally will not be able to take a deduction for any compensation paid to our NEOs in excess of $1 million. While the Committee considers this limitation on tax deductibility, its decisions regarding executive compensation are determined based on the philosophy and factors described above.

Compensation and Human Capital Management Committee Report

The Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for the year ended December 31, 2020.

This report is provided by the following independent members of the Board, who comprise the Committee:

Sharon Wienbar (Chair)

Nina Richardson

Andrew Teich

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Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by or paid to our NEOs during 2020.

Officer Name	Position	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Values and Non Qual. Deferred Comp Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

Jay Geldmacher	President & Chief Executive Officer	2020	526,154	2,894,098	774,547	464,589	—	—	38,579	4,697,966

Tony Trunzo	EVP, Chief Financial Officer	2020	326,250	447,775	3,438,060	339,343	—	—	17,749	4,569,177

Robert Aarnes	President, ADI Global Distribution	2020	487,115	—	2,222,916	524,999	488,000	40,092	19,637	3,782,759
		2019	437,671	—	933,308	466,661	490,500	40,977	19,145	2,388,262
		2018	60,135	44,987	885,007	—	138,905	9,996	4,440	1,143,470

Stephen Kelly	EVP, Chief Human Resources Officer	2020	438,228	—	578,682	232,199	345,816	45,584	25,544	1,666,054
		2019	430,000	—	515,995	257,999	279,328	140,014	713,972	2,337,308
		2018	65,346	67,898	1,041,057	—	178,415	8,163	9,111	1,369,991

Jeannine Lane	EVP, General Counsel, Corporate Secretary and Chief Compliance Officer	2020	434,327	—	538,314	215,997	351,360	84,107	22,587	1,646,692

Michael Nefkens	Former President & Chief Executive Officer	2020	393,923	—	1,457,118	—	—	—	2,055,546	3,906,587
		2019	895,068	—	2,866,654	1,433,333	655,200	—	502,910	6,353,165
		2018	135,385	193,227	4,104,724	—	998,977	—	1,645	5,433,958

Robert Ryder	Former Interim Chief Financial Officer(7)	2020	—	—	—	—	—	—	1,553,344	1,553,344
		2019	—	—	—	—	—	—	391,000	391,000

Michael Flink	Former SVP, Executive Advisor	2020	477,974	—	701,308	281,399	380,852	202,045	35,952	2,079,531
		2019	469,000	—	625,311	312,666	240,597	219,889	370,764	2,238,227
		2018	72,154	91,336	1,067,381	—	222,065	70,855	8,412	1,532,202

Sachin Sankpal	Former President, Products & Solutions	2020	468,269	—	3,956,834	524,999	—	—	2,094,051	7,044,153

(1)

For 2020, Mr. Geldmacher received a sign-on bonus and both Mr. Geldmacher and Mr. Trunzo received guaranteed bonus payouts at target, pro-rated for their period of employment, for fiscal 2020 pursuant to the terms of their offer letters. For 2018, our NEOs received a discretionary bonus payment for their significant contributions to our successful Spin-Off from Honeywell.

(2)

Stock awards in 2020 consisted of restricted stock unit (RSU) awards and performance stock unit (PSU) awards. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2020, 2019 and 2018 and of the target level of the PSU awards for fiscal years 2020 and 2019. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 18 to our financial statements for the fiscal year ended December 31, 2020. The fair value of the RSUs is based on the average of the high and low prices for Resideo stock on the grant date. The fair value of the PSUs that vest based on the rTSR metric was determined using the Monte Carlo simulation valuation method. The value of the PSUs reflects the original grant date fair value of the PSUs when granted in February 2020 (for NEOs who received their PSUs in February). At that time, the awards had a grant date fair value of $10.995 per share, comprised of $10.27 per share for the 50% of the award subject to the original revenue metric, which was the average of the high and low prices for Resideo stock on the grant date assuming that a payout at target was probable, and $11.72 per share for the 50% of the award subject to the rTSR metric, based on the Monte Carlo simulation model assuming volatility of 30.77% and a risk-free interest rate of 1.35%. When the PSUs were modified in April 2020, the modification date fair value of the award was $2.97 per share, based on the Monte Carlo simulation model assuming volatility of 36.62% and a risk-free interest rate of 0.24%. Accordingly, there was no incremental modification date fair value. The PSUs granted to Mr. Geldmacher and Mr. Trunzo after the modification had a grant date fair value of $3.95 per share, based on the Monte Carlo

2021 PROXY STATEMENT | 55

simulation model using similar assumptions. The grant date fair value of the 2020 RSUs and the grant date fair value of the 2020 PSUs if target performance and maximum performance is achieved are as follows:

		PSUs

Name	RSUs ($)	Target ($)	Maximum ($)

Jay Geldmacher	311,133	463,414	926,828

Tony Trunzo	3,197,845	240,215	480,430

Robert Aarnes	1,270,386	952,530	1,905,060

Stephen Kelly	157,398	421,284	842,568

Jeannine Lane	146,419	391,895	783,790

Michael Nefkens	1,457,118	—	—

Michael Flink	190,755	510,553	1,021,106

Sachin Sankpal	3,004,304	952,530	1,905,060

(3)

The amounts reported in this column represent the aggregate grant date fair value of the option awards for fiscal year 2020 and 2019. No options were issued in 2018. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 18 to our financial statements for the fiscal year ended December 31, 2020.

(4)

The amounts in this column represent the total 2020 annual incentive payments made to the NEOs as described in more detail above in the “Compensation Discussion & Analysis – Elements of Compensation” section of this Proxy Statement. The amount shown was paid shortly after the end of the fiscal year.

(5)	The amounts in this column represent the aggregate change in the present value of each NEO’s accumulated benefit under the Company’s pension plans (as disclosed in the Pension Benefits table below).

(6)

The amounts reported in this column for 2020 include costs for company contributions under the 401(k) and deferred compensation plan, the imputed value of company-provided life insurance, costs for executive healthcare services and, in the case of Mr. Nefkens and Mr. Sankpal only, severance benefits. The amount for Mr. Ryder includes the payments made to Horsepower, which are described in more detail below in footnote 7.

Name	401(k) Company Contributions ($)	Deferred Compensation Plan Company Contributions ($)	Severance ($)(a)	All Other ($)(b)

Jay Geldmacher	—	—	—	38,579

Anthony Trunzo	17,063	—	—	10,686

Robert Aarnes	17,063	—	—	2,574

Stephen Kelly	19,950	—	—	5,594

Jeannine Lane	17,063	—	—	5,524

Michael Nefkens	—	—	2,054,702	844

Michael Flink	19,950	13,508	—	2,494

Sachin Sankpal	—	—	2,093,207	844

(a)

Amounts reflect severance payments and benefits paid to or accrued for Mr. Nefkens and Mr. Sankpal pursuant to the terms of their separation agreements described below under “Compensatory Arrangements with NEOs.”

(b)

Includes costs for executive healthcare services and excess liability insurance premiums paid by the Company. In the case of Mr. Geldmacher and Mr. Trunzo, includes $37,500 and $10,000, respectively, for reimbursement of legal fees in connection with negotiating their offer letters, which the Company agreed to reimburse pursuant to the terms of the offer letters.

(7)

Mr. Ryder was appointed as Interim Chief Financial Officer effective November 7, 2019. Mr. Ryder is the President of Horsepower, a consulting firm through which his services have been retained under an engagement letter dated October 22, 2019. Pursuant to that engagement letter, the Company paid Horsepower a bi-weekly fee of $115,000 for Mr. Ryder’s services, as well as reimbursement of reasonable and authorized travel expenses related to performance of the services. Mr. Ryder did not receive any equity or other compensation per the terms of the engagement letter.

56 | 2021 PROXY STATEMENT

Grants of Plan-Based Awards – Fiscal Year 2020

The following table summarizes the grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Officer Name	Award Type	Grant Date	Threshold ($)(A)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Closing Price on Date of Grant of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards ($/sh.)
Jay Geldmacher	AIP(1)		N/A	804,098	1,608,196	—	—	—	—	—	—	—	—
	Stock Options(2)	05/28/2020	—	—	—	—	—	—	—	237,035	6.63	6.56	464,589
	RSU(3)	05/28/2020	—	—	—	—	—	—	46,928	—	—	—	311,133

	PSU(5)	05/28/2020	—	—	—	58,660	117,320	234,640	—	—	—	—	463,414
Tony Trunzo	AIP(1)		N/A	297,775	595,549	—	—	—	—	—	—	—	—
	RSU(4)	06/08/2020	—	—	—	—	—	—	300,000	—	—	—	2,958,000
	Stock Options(2)	06/08/2020	—	—	—	—	—	—	—	111,078	9.86	10.09	339,343
	RSU(3)	06/08/2020	—	—	—	—	—	—	24,325	—	—	—	239,845

	PSU(5)	06/08/2020	—	—	—	30,407	60,814	121,628	—	—	—	—	240,215
Robert Aarnes	AIP(1)		120,000	500,000	1,000,000	—	—	—	—	—	—	—	—
	Stock Options(2)	02/20/2020	—	—	—	—	—	—	—	184,989	10.27	10.21	524,999
	RSU(3)	02/20/2020	—	—	—	—	—	—	34,653	—	—	—	355,886
	PSU(5)	02/20/2020	—	—	—	43,317	86,633	173,266	—	—	—	—	952,530

	RSU(4)	12/14/2020	—	—	—	—	—	—	50,000	—	—	—	914,500
Stephen Kelly	AIP(1)		85,037	354,320	708,640	—	—	—	—	—	—	—
	Stock Options(2)	02/20/2020	—	—	—	—	—	—	—	81,818	10.27	10.21	232,199
	RSU(3)	02/20/2020	—	—	—	—	—	—	15,326	—	—	—	157,398

	PSU(5)	02/20/2020	—	—	—	19,158	38,316	76,632	—	—	—	—	421,284
Jeannine Lane	AIP(1)		86,400	360,000	720,000	—	—	—	—	—	—	—	—
	Stock Options(2)	02/20/2020	—	—	—	—	—	—	—	76,109	10.27	10.21	215,997
	RSU(3)	02/20/2020	—	—	—	—	—	—	14,257	—	—	—	146,419

	PSU(5)	02/20/2020	—	—	—	17,822	35,643	71,286		—	—	—	391,895
Michael Nefkens	AIP(1)		302,400	1,260,000	2,520,000	—	—	—	—	—	—	—	—

	RSU(3)	02/20/2020	—	—	—	—	—	—	141,881	—	—	—	1,457,118

Robert Ryder	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Flink	AIP(1)		104,343	434,763	869,526	—	—	—	—	—	—	—	—
	Stock Options(2)	02/20/2020	—	—	—	—	—	—	—	99,154	10.27	10.21	281,399
	RSU(3)	02/20/2020	—	—	—	—	—	—	18,574	—	—	—	190,755

	PSU(5)	02/20/2020	—	—	—	23,218	46,435	92,870	—	—	—	—	510,553
Sachin Sankpal	AIP(1)		120,000	500,000	1,000,000	—	—	—	—	—	—	—	—
	RSU(4)	01/07/2020	—	—	—	—	—	—	215,231	—	—	—	2,648,417
	Stock Options(2)	02/20/2020	—	—	—	—	—	—	—	184,989	10.27	10.21	524,999
	RSU(3)	02/20/2020	—	—	—	—	—	—	34,653	—	—	—	355,886

	PSU(5)	02/20/2020	—	—	—	43,317	86,633	173,266	—	—	—	—	952,530

(A)

Represents the payment received for the minimum level of performance required to achieve a payout under the plan for 2020. Mr. Geldmacher and Mr. Trunzo were guaranteed a payout equal to target pursuant to the terms of their offer letters.

(1)	Annual incentive compensation (or AIP) awarded under the Resideo Bonus Plan for the 2020 performance year, which are paid in early 2021.

(2)

Non-qualified stock options granted under the Resideo 2018 Stock Incentive Plan. The options will vest ratably on first, second and third anniversaries of the grant date, with the exception of the grant to Mr. Geldmacher, which will vest in full on the third anniversary of the grant date. See the Outstanding Equity Awards at 2020 Fiscal Year-End table below for further details on the equity awards listed above. The grant date fair value of stock options was calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option valuation model as of the date of grant based on the assumptions reflected in Note 18 to our financial statements for the fiscal year ended December 31, 2020.

2021 PROXY STATEMENT | 57

(3)

Annual restricted stock units granted under the Resideo 2018 Stock Incentive Plan. The restricted stock units will vest ratably on the first, second and third anniversaries of the grant date, with the exception of the grant to Mr. Geldmacher, which will vest in full on the third anniversary of the grant date. See the Outstanding Equity Awards at 2020 Fiscal Year-End table below for further details on the equity awards listed above. The fair value of the RSUs reflected in the final column is based on the average of the high and low prices for Resideo stock on the grant date.

(4)

The restricted stock units (RSUs) reflected were issued as sign-on awards for Mr. Trunzo and Mr. Sankpal, and as a special retention related restricted stock unit for Mr. Aarnes. The award granted to Mr. Trunzo will vest in equal installments on the third and fourth anniversaries of the grant date. The award granted to Mr. Sankpal was scheduled to vest in equal installments on the first, second and third anniversaries of the grant date, but was modified as described on page 65 of this proxy. The award to Mr. Aarnes will vest in full on the fifth anniversary of the grant date. The fair value reflected in the final column is based on the average of the high and low prices for Resideo stock on the grant date.

(5)

Performance stock units (PSUs) granted under the Resideo 2018 Stock Incentive Plan. The award is subject to Resideo’s relative Total Shareholder Return ranking against the companies in the S&P 400 Industrials Index for the period from January 1, 2020 through December 31, 2022 and will pay out in February 2023 if earned. The amounts in the Target column represent the number of shares earned at a ranking of the 55th percentile as compared to the companies in the Index. The amounts in the column labeled Threshold represent the total number of shares that would be earned if Resideo were to achieve a ranking of the 25th percentile. The amounts in the column labeled Maximum represent the total number of shares that would be earned if Resideo were to achieve a ranking of the 75th percentile or above. The fair value reflected in the final column is calculated in accordance with the provisions of FASB ASC Topic 718 as described in footnote 2 to the Summary Compensation Table above.

Certain Terms of Equity Awards

Dividend equivalents may be earned on the 2020 RSU and PSU awards, however they will be subject to the same vesting and forfeiture provisions that apply to the underlying award to which they relate. The Company has not paid dividends since becoming an independent public company.

The 2020 option, RSU and PSU awards are subject to double trigger accelerated vesting and payout upon a change in control only if the award is (1) assumed, replaced or continued by the successor entity and (2) the recipient’s employment is terminated without cause or, in the case of certain executives only, if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such instance the 2020 options and RSU awards will vest in full immediately, and assuming the performance period has not been completed, the 2020 PSU awards will vest based on target performance during the truncated performance period and on a pro rata basis based on a target number of units for the year following the truncated performance period.

If an award recipient’s employment ends as a result of his or her death or disability, vesting of the options and RSU awards will accelerate in full, while the 2020 PSU awards will vest on a pro-rata basis, based on actual performance as measured at the end of the performance period. If an award recipient’s employment ends as a result of retirement and the participant accepts certain post-employment conditions, the RSU awards and options will continue to vest in accordance with the original vesting schedule and the 2020 PSU awards will vest in accordance with the previous sentence.

In the case of executive officers only, if an award recipient’s employment ends as a result of an involuntary termination without cause by the Company, the options and RSU awards will vest on a pro rata basis immediately and the 2020 PSU awards will vest on a pro-rata basis, based on actual performance as measured at the end of the performance period.

If an award recipient’s employment ends for any other reason, unvested options, RSU and PSU awards will be forfeited. With respect to each of the option, RSU and PSU awards described above, if an award recipient breaches certain non-competition or non-solicitation obligations, the recipient’s unvested units will be forfeited, and certain shares issued in settlement of units that have already vested must be returned to the Company or the recipient must pay the Company the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change in control of our Company on option, RSU and PSU awards held by our NEOs is quantified in the “Potential Payments Upon Termination or Change in Control” section below.

All stock awards granted to the NEOs shown in the table above were granted under the 2018 Stock Incentive Plan and are governed by and subject to the terms and conditions of the plan and the relevant award agreements.

58 | 2021 PROXY STATEMENT

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes information regarding outstanding equity awards held by our NEOs as of December 31, 2020.

			Option Awards				Stock Awards

Officer Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Price ($)	Unexercised Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value* of Shares or Units That Have Not Vested ($)
Jay Geldmacher	05/28/2020	(1)	—	237,035	6.63	5/27/2027
	05/28/2020	(2)	—	—	—	—	46,928	997,689
	05/28/2020	(3)	—	—	—	—	117,320	2,494,223
	Total			237,035			164,248	3,491,912
Anthony Trunzo	6/8/2020	(4)	—	111,078	9.86	6/7/2027
	6/8/2020	(5)	—	—	—	—	24,325	517,150
	6/8/2020	(3)	—	—	—	—	60,814	1,292,906
	6/8/2020	(6)	—	—	—	—	300,000	6,378,000
	Total			111,078			385,139	8,188,055
Robert Aarnes	9/29/2016	(7)	—	—	—	—	7,450	158,387
	2/28/2017	(8)	—	—	—	—	1,120	23,811
	2/27/2018	(9)	—	—	—	—	2,421	51,470
	2/27/2018	(10)	—	—	—	—	4,394	93,416
	10/29/2018	(11)	—	—	—	—	28,730	610,800
	11/15/2018	(12)	—	—	—	—	5,558	118,163
	2/11/2019	(13)	22,943	45,886	24.39	—
	2/11/2019	(14)	—	—	—	—	12,756	271,193
	2/11/2019	(15)	—	—	—	—	19,133	406,768
	2/20/2020	(16)	—	184,989	10.27	—
	2/20/2020	(17)	—	—	—	—	34,653	736,723
	2/20/2020	(3)	—	—	—	—	86,633	1,841,818
	12/14/2020	(18)	—	—	—	—	50,000	1,063,000
	Total		22,943	230,875			252,848	5,375,548
Stephen Kelly	7/29/2016	(19)	—	—	—	—	13,096	278,421
	2/28/2017	(8)	—	—	—	—	2,240	47,622
	2/27/2018	(9)	—	—	—	—	3,610	76,749
	2/27/2018	(10)	—	—	—	—	6,533	138,892
	10/29/2018	(11)	—	—	—	—	32,320	687,123
	11/15/2018	(12)	—	—	—	—	8,337	177,244
	2/11/2019	(13)	12,684	25,369	24.39	—
	2/11/2019	(14)	—	—	—	—	7,052	149,926
	2/11/2019	(15)	—	—	—	—	10,578	224,888
	2/20/2020	(16)	—	81,818	10.27	—
	2/20/2020	(17)	—	—	—	—	15,326	325,831
	2/20/2020	(3)	—	—	—	—	38,316	814,598
	Total		12,684	107,187			137,408	2,921,294

2021 PROXY STATEMENT | 59

			Option Awards				Stock Awards

Officer Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Price ($)	Unexercised Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value* of Shares or Units That Have Not Vested ($)
Jeannine Lane	2/28/2017	(8)	—	—	—	—	1,222	25,980
	2/27/2018	(9)	—	—	—	—	2,039	43,349
	2/27/2018	(10)	—	—	—	—	3,695	78,556
	10/29/2018	(11)	—	—	—	—	28,730	610,800
	11/15/2018	(12)	—	—	—	—	4,631	98,455
	2/11/2019	(13)	11,799	23,599	24.39	—
	2/11/2019	(14)	—	—	—	—	6,560	139,466
	2/11/2019	(15)	—	—	—	—	9,840	209,198
	2/20/2020	(16)	—	76,109	10.27	—
	2/20/2020	(17)	—	—	—	—	14,257	303,104
	2/20/2020	(3)	—	—	—	—	35,643	757,770
	Total		11,799	99,708			106,617	2,266,677
Michael Nefkens	10/29/2018	(11)	—	—	—	—	154,400	3,282,544
	2/11/2019	(13)	131,109	—	24.39	5/27/2021
	2/11/2019	(15)	—	—	—	—	27,507	584,799
	Total		131,109				181,907	3,867,343
Robert Ryder	—	—	—	—	—	—	—	—
Michael Flink	7/25/2014	(20)	—	—	—	—	7,916	168,294
	6/1/2016	(21)	—	—	—	—	18,702	397,605
	2/28/2017	(8)	—	—	—	—	2,037	43,307
	7/27/2017	(22)	—	—	—	—	13,831	294,047
	2/27/2018	(9)	—	—	—	—	3,398	72,241
	2/27/2018	(10)	—	—	—	—	6,157	130,898
	10/29/2018	(11)	—	—	—	—	33,690	716,249
	11/15/2018	(12)	—	—	—	—	7,874	167,401
	2/11/2019	(13)	15,372	30,744	24.39	—
	2/11/2019	(15)	—	—	—	—	12,819	272,532
	2/11/2019	(14)	—	—	—	—	8,546	181,688
	2/20/2020	(16)	—	99,154	10.27	—
	2/20/2020	(17)	—	—	—	—	18,574	394,883
	2/20/2020	(3)	—	—	—	—	46,435	987,208
	Total		15,372	129,898			179,979	3,826,354
Sachin Sankpal	1/7/2020	(23)	—	—	—	—	159,903	3,399,538
	2/20/2020	(24)	40,134	—	10.27	—
	2/20/2020	(3)	—	—	—	—	22,765	483,984
	Total		40,134				182,668	3,883,522

*

Based on the closing stock price for Resideo stock on December 31, 2020 ($21.26). All awards with grant dates prior to October 29, 2018, the date of the Spin-Off, were equity awards (stock options, RSUs and PSUs) issued by Honeywell that were converted to Resideo RSUs on October 29, 2018.

(1)	These non-qualified stock options will vest in full on May 28, 2023.

(2)	These RSUs will vest in full on May 28, 2023.

(3)

These PSUs were awarded in 2020 and can be earned after the end of the three-year performance period ending December 31, 2022. The number of PSUs that the NEO will receive is dependent upon the ranking of our relative Total Shareholder Return as compared to the Total Shareholder Return of the companies in the S&P 400 Industrials Index. The number of PSUs shown is the target number of shares that can be earned. Pursuant to their award agreement, Mr. Geldmacher’s PSU award, if earned, will vest on May 28, 2023 and Mr. Trunzo’s award, if earned, will vest on June 8, 2023.

(4)	These non-qualified stock options will vest in equal annual installments on June 8, 2021, June 8, 2022, and June 8, 2023.

60 | 2021 PROXY STATEMENT

(5)	These RSUs will vest in equal annual installments on June 8, 2021, June 8, 2022, and June 8, 2023.

(6)	These RSUs will vest in equal installments on June 8, 2023 and June 8, 2024.

(7)	The remaining unvested RSUs under this converted Honeywell award will vest in the amount of 3,662 shares on September 29, 2021 and 3,788 shares on September 29, 2023.

(8)	The remaining unvested RSUs under this converted Honeywell award vested on February 28, 2021.

(9)	The remaining unvested RSUs under this converted Honeywell award will vest in equal annual installments on February 27, 2021 and February 27, 2022.

(10)	The remaining unvested RSUs under this converted Honeywell award vested on February 27, 2021.

(11)	These Founder’s Grant RSU Awards were granted on October 29, 2018 and will vest in equal amounts on October 29, 2021 and October 29, 2022.

(12)	The remaining unvested RSUs under this converted Honeywell award vested on March 15, 2021.

(13)

These non-qualified stock options will vest in equal annual installments on each of February 11, 2020, February 11, 2021 and February 11, 2022. The stock option shown for Mr. Nefkens represents the number of shares which were vested and outstanding as of May 27, 2020 at his separation. The remaining unvested portion of the stock option was forfeited and cancelled on that date.

(14)	These RSUs vest in equal annual installments on February 11, 2020, February 11, 2021 and February 11, 2022.

(15)

These PSUs were awarded on February 11, 2019 can be earned based on achievement of certain financial measures set early in 2019. The performance period ends December 31, 2021. The number of PSUs that the NEO will receive is dependent upon the achievement of certain financial metrics approved by the Committee measuring revenue and Adjusted EBITDA. For each NEO the amount of PSUs shown is the target number of units that could be earned and paid out in shares. The PSUs shown for each of Mr. Nefkens and Mr. Sankpal represent the pro-rated target number of PSUs remaining under his award which may be earned through the end of the performance period.

(16)	These non-qualified stock options will vest in equal annual installments on February 20, 2021, February 20, 2022, and February 20, 2023.

(17)	These RSUs will vest in equal annual installments on February 20, 2021, February 20, 2022 and February 20, 2023.

(18)	These RSUs will vest 100% on December 14, 2025.

(19)	The remaining unvested RSUs under this converted Honeywell award will vest for 6,446 shares on July 29, 2021 and 6,650 shares on July 29, 2023.

(20)	The remaining unvested RSUs under this converted Honeywell award will vest on July 25, 2021.

(21)	The remaining unvested RSUs under this converted Honeywell award will vest for 9,205 shares on June 1, 2021 and 9,497 shares on June 1, 2023.

(22)	The remaining unvested RSUs under this converted Honeywell award will vest for 6,811 shares on July 27, 2021 and 7,020 shares on July 27, 2023.

(23)	These RSUs vest as to 16,416 shares on January 7, 2021, 71,743 shares on January 7, 2022, and 71,744 shares on January 7, 2023.

(24)	These non-qualified stock options vested in full on October 14, 2020.

Option Exercises and Stock Vested – Fiscal Year 2020

The following table summarizes information regarding stock options exercised by the NEOs during the fiscal year ended December 31, 2020 and RSU awards that vested during that same period.

	Option Awards		Stock Awards

Officer Name	# of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Jay Geldmacher	—	—	—	—

Anthony Trunzo	—	—	—	—

Rob Aarnes	—	—	19,442	180,026

Steve Kelly	—	—	41,720	418,140

Jeannine Lane	—	—	23,751	242,254

Mike Nefkens	—	—	74,585	524,450

Bob Ryder	—	—	—	—

Michael Flink	—	—	27,647	250,726

Sachin Sankpal	—	—	62,846	743,971

(1)	Represents the total number of RSUs that vested during 2020 before share withholding for taxes and transaction costs.

(2)

Represents the total value of RSUs at the vesting date calculated as the average of the high and low prices for Resideo stock on the day of vesting multiplied by the total number of RSUs that vested. The individual totals may include multiple vesting transactions during the year.

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Pension Benefits

The following table provides summary information and related disclosures provide information regarding benefits under the Resideo Technologies Inc. Pension Plan (“RPP”) and the Resideo Supplemental Pension Plan (“SPP”), a nonqualified plan. The RPP and SPP provide pension benefits only to those employees who previously participated in the Honeywell pension plans prior to the Spin-Off. Accordingly, the only NEOs who participate in the RPP and SPP are Messrs. Aarnes, Kelly and Flink and Ms. Lane.

The RPP and SPP benefits depend on the length of each NEO’s employment with the Company and certain predecessor companies. This information is provided in the table below under the column entitled “Number of Years of Credited Service.” A participant’s credited service is generally equal to his or her period of employment with the Company or an affiliate (or, for periods prior to October 29, 2018, Honeywell International Inc. or a Honeywell affiliate), excluding periods of employment when the participant was not eligible to participate in the RPP or a predecessor Honeywell plan. The column in the table below entitled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each NEO. It is based on various assumptions, including assumptions about how long each NEO will live and future interest rates. Additional details about the pension benefits for each NEO follow the table.

Officer Name	Plan Names	Early Retirement Eligible?	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Robert Aarnes	Resideo Technologies Inc. Pension Plan (Qualified component)	No	8.0	73,046	—
	Resideo Technologies Inc. Supplemental Pension Plan (Non-Qualified component)		8.0	73,751	—

	Total			146,797	—
Stephen Kelly	Resideo Technologies Inc. Pension Plan (Qualified component)	No	12.4	226,426	—
	Resideo Technologies Inc. Supplemental Pension Plan (Non-Qualified component)		12.4	281,955	—

	Total			508,381	—
Jeannine Lane	Resideo Technologies Inc. Pension Plan (Qualified component)	Yes	26.3	470,967	—
	Resideo Technologies Inc. Supplemental Pension Plan (Non-Qualified component)		26.3	451,608	—

	Total			922,575	—
Michael Flink	Resideo Technologies Inc. Pension Plan (Qualified component)	Yes	17.8	970,656	—
	Resideo Technologies Inc. Supplemental Pension Plan (Non-Qualified component)		17.8	—	—

	Total			970,656	—

Summary Information

•	The RPP is a tax-qualified pension plan in which a significant portion of our U.S. employees participate.

•

The RPP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the compensation that can be used to calculate benefits and on the amount of benefits that can be provided. As a result, the pensions that can be paid under the RPP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SPP.

Pension Benefit Calculation Formulas

Within the RPP and the SPP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons (e.g., past acquisitions by a predecessor company) and the differences in the benefit formulas for our NEOs reflect this history.

•

The Retirement Earnings Plan (“REP”) Formula is used to determine the amount of pension benefits for each of our NEOs under the RPP and the SPP. Under this Formula, benefits are paid as a lump sum equal to (1) 3% or 6% of final average compensation (the average of a participant’s annual compensation for the five calendar years out of the previous ten calendar years that produces highest average) times (2) credited service.

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•

Under the Pittway (“PW”) formula, the annual annuity benefit is equal to the sum of (1) for each of the first 35 years of service, 1.2% of annual compensation up to a social security breakpoint and 1.85% of annual compensation over the breakpoint and (2) for each year of service over 35, 1.2% of annual compensation. For years after 2015, a participant’s (A) social security breakpoint is determined as of December 31, 2015 and (B) compensation is the lesser of the participant’s 2015 compensation or compensation for the current year.

For each pension benefit calculation formula, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The amount of compensation taken into account under the RPP is limited by tax rules. The amount of compensation taken into account under the SPP is not.

The table below describes which formulas are applicable to each of our participating NEOs.

NAME/FORMULA	DESCRIPTION OF TOTAL PENSION BENEFITS

Mr. Aarnes REP formula 3%	• Mr. Aarnes’ pension benefits under the RPP and the SPP are determined under the REP formula.

Mr. Kelly REP formula 6%	• Mr. Kelly’s pension benefits under the RPP and the SPP are determined under the REP formula.

Ms. Lane REP formula 6%	• Ms. Lane’s pension benefits under the RPP and the SPP are determined under the REP formula.

Mr. Flink PW formula	• Mr. Flink’s pension benefits under the RPP and the SPP are determined under the PW formula.

Mr. Flink and Ms. Lane are currently eligible for early retirement. Under the PW formula, Mr. Flink was eligible once he reached age 55 with 10 years of service, and under the REP formula. At early retirement, the monthly pension is computed on the same basis as at normal retirement, but the pension is reduced 6.67% per year for each of the first five years and 3.33% for each of the next five years by which commencement precedes normal retirement date. Ms. Lane participates in the REP formula and would be eligible, upon termination of employment, to receive a lump sum payment of her accrued plan benefit (or an actuarial equivalent annuity payment, determined in accordance with the plan’s actuarial equivalency provisions).

Nonqualified Deferred Compensation

Officer Name	Executive Contributions in 2020 ($)(1)	Registrant Contributions in 2020 ($)(2)	Aggregate Earnings in 2020 ($)(3))	Aggregate Withdrawals and Distributions in 2020 ($)	Aggregate Balance at the End of Fiscal Year 2020 ($)(4)

Stephen Kelly	—	—	5,553	—	184,276

Jeannine Lane	—	—	1,914	—	63,769

Michael Flink	38,238	13,508	25,166	—	850,600

All deferred compensation amounts are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

The amounts in this column were contributed by the NEO into his account under the deferred compensation plan, which includes amounts reflected in the “Base Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are contributions made to the NEOs account in 2021 for the 2020 calendar year.

(3)	The amounts in this column represent interest and dividends earned on balances held in the NEO’s account during 2020.

(4)

Of the balances, the following amounts have reported in the current or prior year’s Summary Compensation Tables: Mr. Kelly – (i) $5,228 reported as Salary and $550 reported as All Other Compensation in the Summary Compensation table for 2018, and (ii) $17,200 reported as Salary and $13,475 reported as All Other Compensation in the Summary Compensation Table for 2019; and Mr. Flink – (i) $38,238 reported as Salary and $13,508 reported as All Other Compensation in the Summary Compensation Table for 2020.

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Resideo Supplemental Savings Plan

The Resideo Supplemental Savings Program (“RSSP”) is a nonqualified deferred compensation plan that allows eligible Resideo employees, including the NEOs, to save additional amounts in excess of what is allowed under the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code. The RSSP has two components, the Deferred Incentive Program (DIP) and the Supplemental Savings Program (SSP). Executive officers can elect to defer up to 100% of their annual bonus awards under the DIP component. In addition, executive officers may also participate in the SSP component to defer eligible compensation that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. The amounts contributed to the SSP component are eligible for matching contributions not to exceed 87.5% of the first 8% contributed combined between the SSP and the 401(k) plan. Matching contributions are always vested.

Interest Rate. Participant account balances were moved from the Honeywell plans to the RSSP on October 29, 2018. All funds are invested in the Fidelity U.S. Bond Index Fund and participant accounts are credited with interest based on the fund’s performance. Matching contributions are also treated as invested in Fidelity U.S. Bond Index Fund.

Distribution. Amounts transferred from the Honeywell Supplemental Savings Plan or Honeywell Deferred Incentive Plan to the RSSP will follow the same distribution options as applied under the Honeywell plan. For deferrals to the RSSP starting in 2019 or later years, payments will commence at the earlier of the participant’s separation from service, death or the in-service distribution date elected by the participant. Amounts will be paid to participants in a lump sum or installment payments, for payments triggered by separation from service or an in-service distribution at the election of the participant. Participant RSSP accounts are distributed in cash only. Participants can make different payment elections under the SSP and the DIP components of the RSSP.

Compensatory Arrangements with NEOs

As described above, during fiscal 2020, the Board effected several executive leadership transitions, including hiring a new CEO and CFO. In connection with these transitions, the Committee approved certain offer letters for new executive officers, as well as transition and severance arrangements for certain departing executive officers. Below is a summary of the material terms of these compensatory arrangements. The summary below excludes payments and benefits generally available to all executive officers under the terms of the Company’s equity award agreements that are described above.

Offer Letter with Jay Geldmacher, President and Chief Executive Officer

The Company entered into an offer letter with Mr. Geldmacher, effective May 28, 2020, in connection with his appointment as President and Chief Executive Officer. Pursuant to the letter agreement, Mr. Geldmacher will receive an annual base salary of $900,000. Mr. Geldmacher will have a target annual incentive compensation opportunity equal to 150% of his annual base salary, with a maximum opportunity of no less than 200% and, for 2020, the payout was guaranteed at no less than his pro-rated target incentive amount. Also for 2020, Mr. Geldmacher was granted a pro-rated long-term incentive award equal valued at $3.097 million at target, 10% of which value will be granted as time-based restricted stock units, 15% as stock options and 25% as performance-based restricted stock units, all of which will vest on the third anniversary of the grant date, and the remaining 50% was granted as a cash bonus payable following the third anniversary of the grant if Mr. Geldmacher remains employed; provided that Mr. Geldmacher will receive a pro-rated payout of the cash bonus if his employment terminates due to death, disability, termination without cause or resignation for good reason. In the event of a change in control, all of Mr. Geldmacher’s equity awards will vest in full in the event they are not assumed in such change in control or if his employment is terminated without cause or for good reason within 24 months following such change in control.

Mr. Geldmacher received a cash sign-on bonus of $2.0 million that will be subject to ratable repayment if he resigns other than for good reason or is terminated for cause before completing 24 months of employment. Mr. Geldmacher also was entitled to receive a make-whole payment of up to $90,000 due to the forfeiture of a quarterly bonus opportunity with his prior employer. Mr. Geldmacher will be eligible for the severance benefits provided to the Company’s other executive officers; provided, that Mr. Geldmacher will also be eligible to

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severance benefits in the event he resigns for good reason. Good reason is defined as Mr. Geldmacher not serving as the most senior executive of the Company or reporting directly and exclusively to the Board, assignment to Mr. Geldmacher of duties materially inconsistent with his position, any material diminution of his position, authority, duties or responsibilities, any reduction in annual base salary or target annual incentive opportunity from the amounts in the offer letter, requiring Mr. Geldmacher to be based at any office or location greater than 25 miles away from the Company’s headquarters or any material breach of the offer letter by the Company.

In addition to participating in the Company’s benefits for other employees and executives, Mr. Geldmacher will receive (i) an executive physical benefit valued at up to $5,000 annually, (ii) the right to use a private jet for business and commuting purposes, including a full tax gross-up for any income taxes on such use, (iii) relocation assistance under the Company’s officer level relocation guidelines and reimbursement for temporary housing for up to 12 months and up to $75,000, and (iv) reimbursement of his legal fees related to negotiation and documentation of his employment agreement up to $37,500.

Offer Letter with Anthony Trunzo, Executive Vice President, Chief Financial Officer

The Company entered into an offer letter with Mr. Trunzo on May 22, 2020, in connection with Mr. Trunzo’s appointment as Executive Vice President, Chief Financial Officer effective June 8, 2020. Pursuant to the terms of the offer letter, Mr. Trunzo will receive an annual base salary of $585,000. Mr. Trunzo will have a target annual incentive compensation opportunity equal to 90% of his annual base salary, and for 2020, the payout shall be no less than his pro-rated target incentive amount. Also for 2020, Mr. Trunzo was granted a long-term incentive award valued at $1,131,148 at target, 20% of which value was granted as time-based restricted stock units, 30% as stock options and 50% as performance-based restricted stock units, subject to the same customary vesting terms for the Company’s equity awards for other executive officers.

Mr. Trunzo received a sign-on equity award of 300,000 restricted stock units that will vest as to one-half of such shares on each of the third and fourth anniversaries of the date of grant. Mr. Trunzo will be eligible for the Severance Plan; provided that Mr. Trunzo will also be eligible to receive severance benefits in the event he resigns for good reason. Pursuant to the letter agreement, good reason is defined as assignment to Mr. Trunzo of duties materially inconsistent with his position, any material diminution of his position, authority, duties or responsibilities, any reduction in annual base salary or target annual incentive opportunity from the amounts in the offer letter or any material breach of the offer letter by the Company. In addition to participating in the Company’s benefits for other employees and executives, Mr. Trunzo was entitled to reimbursement of his legal fees related to negotiation and documentation of his offer letter up to $10,000.

Separation Agreement with Michael Nefkens, Former President and Chief Executive Officer

The Company entered into a separation agreement with Mr. Nefkens on January 22, 2020 in connection with the termination of Mr. Nefkens’ employment. Pursuant to the separation agreement, Mr. Nefkens was entitled to receive severance benefits in accordance with and subject to the Severance Plan and other conditions set forth in the separation agreement provided to Mr. Nefkens, Mr. Nefkens is also entitled to continued vesting of a pro-rated portion of the restricted stock units that were granted to him on October 29, 2018 and he received a payment equal to his fiscal 2020 target annual incentive award, which is equal to 140% of his base salary, pro-rated for the portion of fiscal 2020 during which Mr. Nefkens remained employed. In addition, Mr. Nefkens received a long-term incentive grant for fiscal 2020 valued at $1.433 million that vested monthly during fiscal 2020 with a minimum vesting of three months and, following the severance period, Mr. Nefkens will be engaged to provide consulting services for twelve months for an annual fee of $200,000. The payments and benefits under the separation agreement were subject to Mr. Nefkens signing a general release of claims in favor of the Company and complying with his restrictive covenants, including one-year non-competition and two-year non-solicitation restrictions.

Separation Agreement with Sachin Sankpal, Former President, Products & Solutions

The Company entered into a separation agreement with Mr. Sankpal on October 14, 2020 in connection with the termination of Mr. Sankpal’s employment effective October 14, 2020. Pursuant to the terms of the separation agreement, Mr. Sankpal was entitled to receive severance benefits in accordance with and subject to the Severance Plan and other conditions set forth in the separation agreement. Mr. Sankpal is entitled to continued vesting of that portion of the restricted stock units that were granted to him on January 7, 2020 that were not

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otherwise subject to pro-rata vesting upon termination, as well as a payment of his fiscal 2020 annual incentive award, in accordance with the Company’s actual financial results with respect to the financial metric components and reduced by 50% for the individual performance component, but guaranteed at that reduced level, all pro-rated for the portion of fiscal 2020 during which Mr. Sankpal remained employed. Mr. Sankpal was entitled to reimbursement of $5,000 for the cost of shipping his household goods in connection with relocation. The payments and benefits under the separation agreement were subject to Mr. Sankpal signing a general release of claims in favor of the Company and complying with his restrictive covenants, including one-year non-competition and two-year non-solicitation restrictions.

Separation Agreement with Michael Flink, Former Senior Vice President, Executive Advisor

The Company entered into an employment terms letter with Mr. Flink on June 4, 2020 pursuant to which Mr. Flink transitioned from his prior position of Executive Vice President, Transformation to Senior Vice President, Executive Advisor effective June 1, 2020 for a transition period prior to the termination of his employment on March 31, 2021. Mr. Flink was entitled to receive the same compensation he received previously for his continued role as Senior Vice President, Executive Advisor, and, in the event his employment was terminated within one year thereafter, he remained entitled to eighteen months of salary continuation and continued vesting of restricted stock units that were granted to him on October 29, 2018 and November 15, 2018. Mr. Flink was entitled to a payment of his fiscal 2020 annual incentive award, in accordance with the Company’s actual financial results with respect to the financial metric components and reduced by 50% for the individual performance component, but guaranteed at that reduced level, if his employment terminated prior to payout of the incentive award in the ordinary course (in which case the payout would have pro-rated for the portion of fiscal 2020 during which Mr. Flink remained employed). Mr. Flink remained employed through the payout of his incentive award so no incremental benefit was provided, and his individual component paid out at the reduced, guaranteed level. As a condition to the payments and benefits under the employment terms letter, Mr. Flink was obligated at the time of his termination to sign a separation agreement that included a general release of claims in favor of the Company and a requirement that he comply with his restrictive covenants, including one-year non-competition and two-year non-solicitation restrictions.

Potential Payments Upon Termination or Change in Control

Overview

This section describes the benefits payable to our NEOs in two circumstances:

•	Termination of employment

•	Change in Control (“CIC”)

Officer Severance Plan

These benefits are determined primarily under our Resideo Technologies, Inc. Severance Plan for Designated Officers, or Severance Plan, which our Committee approved in November 2018 and reflects their assessment of external market data on benefits commonly offered to senior executives in such circumstances. The Committee strongly believes that our severance benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs. Benefits provided under the Severance Plan are conditioned on the executive executing a full release of claims and compliance with certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover certain severance benefits already paid to any executive who violates such restrictive covenants.

In addition to the Severance Plan, several of our other benefits plans, such as our Annual Incentive Compensation Plan, also have provisions that impact these benefits. These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareholders, even if such actions are otherwise contrary to their personal

66 | 2021 PROXY STATEMENT

interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareholders. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below.

In the case of a CIC, severance benefits under the Severance Plan are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (B) the NEO must initiate the termination of his own employment for good reason. Similarly, our 2018 Stock Incentive Plan does not offer single-trigger vesting of equity awards that are assumed or replaced by an acquirer upon a CIC.

Equity Awards

Death and Disability – In the case of a recipient’s death or disability, vesting of options and restricted stock units accelerates in full and a pro rata portion of the PSUs will vest and settle if, and to the extent of, Resideo’s actual achievement of the performance measures during the performance period. The options remain exercisable until the earlier of three years after termination or the original expiration date.

Involuntary Termination Without Cause – If an executive officer is subject to an involuntary termination without cause by Resideo, a pro rata portion of his or her options and restricted stock units will vest immediately upon termination, and a pro rata portion of the PSUs will vest and settle if, and to the extent of, Resideo’s actual achievement of the performance measures during the performance period. The options will remain exercisable until the earlier of one year after termination or the original expiration date.

Voluntary Resignation – If a recipient resigns voluntarily from the Company, he or she will forfeit any unvested options, restricted stock units and PSUs, and will have 30 days to exercise any then-vested options.

Retirement – With respect to equity awards granted prior to February 2019, non-vested awards are generally forfeited upon any retirement. Equity awards granted in or after February 2019 generally provide that an award recipient is retirement eligible if he or she is age 55 years or older, has at least 10 years of service to Resideo and also has provided Resideo with at least 6 months’ prior notice that he or she is considering retirement. If an NEO is retirement eligible, his or her employment with Resideo ends as a result of retirement and he or she accepts certain post-employment conditions, the RSU awards and options granted in or after February 2019 will continue to vest in accordance with the original vesting schedule (and options shall remain exercisable until the earlier of their original expiration date and three (3) years after retirement) and the PSU awards granted in or after February 2019 will vest on a pro-rata basis, based on actual performance as measured at the end of the performance period. Ms. Lane is the only NEO who is currently retirement eligible.

Pension and Non-Qualified Deferred Compensation

Pension and non-qualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table. If an officer who participates in the RSSP terminates employment with Resideo, the balance of that executive’s SSP or DIP account will be paid to the executive in June of the year following his or her termination. Similarly, if an officer who is a participant in the RPP or the SPP described above terminates employment, the executive’s balance in the pension plan will be paid to the executive one hundred and five days after his or her termination date.

The following table summarizes estimated payments and benefits to which our NEOs would be entitled upon the hypothetical occurrence of various termination scenarios or a CIC. The information in the table below is based on the assumption, in each case, that the termination of employment occurred on December 31, 2020. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason as specified or certain qualifying retirements) or whose employment is terminated by us for cause.

NEOs Who Have Terminated Employment

The employment of Mr. Nefkens terminated on May 27, 2020, Mr. Sankpal terminated on October 14, 2020 and Mr. Flink terminated on March 31, 2021, each under circumstances that entitle such NEO to severance benefits. Accordingly, the severance amounts shown below for termination by the Company without Cause for Messrs.

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Nefkens, Sankpal, and Flink reflect the actual amounts they are entitled to in connection with the termination of their employment pursuant to their severance agreements, which are described above under “Compensatory Arrangements with NEOs,” and no amounts are reported for the other scenarios for these NEOs.

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause ($)(1)	Death ($)	Disability ($)	Change-in-Control– No Termination of Employment ($)	Change-in-Control– Termination of Employment by Company, Without Cause, by NEO for Good Reason or Due to Disability ($)

Cash Severance (Base Salary)	Jay Geldmacher	1,800,000	—	—	—	1,800,000

	Anthony Trunzo	877,500	—	—	—	1,170,000

	Robert Aarnes	862,500	—	—	—	1,150,000

	Stephen Kelly	664,350	—	—	—	885,800

	Jeannine Lane	675,000	—	—	—	900,000

	Mike Nefkens	1,800,000	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	724,605	—	—	—	—

	Sachin Sankpal	750,000	—	—	—	—

Annual Incentive Compensation (2)–Year of Termination	Jay Geldmacher	—	—	—	—	2,700,000

	Anthony Trunzo	—	—	—	—	1,053,000

	Robert Aarnes	—	—	—	—	1,150,000

	Stephen Kelly	—	—	—	—	708,640

	Jeannine Lane	—	—	—	—	720,000

	Mike Nefkens	509,508	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	—	—	—	—	—

	Sachin Sankpal	337,475	—	—	—	—

Outstanding Equity Awards (3)(4)	Jay Geldmacher	—	6,959,735	6,959,735	—	6,959,735

	Anthony Trunzo	—	9,454,344	9,454,344	—	9,454,344

	Robert Aarnes	—	7,408,578	7,408,578	—	7,408,578

	Stephen Kelly	—	3,820,474	3,820,474	—	3,820,474

	Jeannine Lane	—	3,103,115	3,103,115	—	3,103,115

	Mike Nefkens	1,073,902	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	3,133,140	—	—	—	—

	Sachin Sankpal	2,474,281	—	—	—	—

Benefits (5)	Jay Geldmacher	11,023	—	—	—	11,023

	Anthony Trunzo	16,484	—	—	—	21,978

	Robert Aarnes	13,144	—	—	—	17,525

	Stephen Kelly	16,904	—	—	—	22,538

	Jeannine Lane	12,874	—	—	—	17,165

	Mike Nefkens	23,042	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	14,380	—	—	—	—

	Sachin Sankpal	17,282	—	—	—	—

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Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause ($)(1)	Death ($)	Disability ($)	Change-in-Control– No Termination of Employment ($)	Change-in-Control– Termination of Employment by Company, Without Cause, by NEO for Good Reason or Due to Disability ($)

All Other–Payments/Benefits (6)	Jay Geldmacher	—	—	—	—	—

	Anthony Trunzo	—	—	—	—	—

	Robert Aarnes	—	—	—	—	—

	Stephen Kelly	—	—	—	—	—

	Jeannine Lane	—	—	—	—	—

	Mike Nefkens	200,000	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	—	—	—	—	—

	Sachin Sankpal	5,000	—	—	—	—

Total	Jay Geldmacher	1,811,023	6,959,735	6,959,735	—	11,470,758

	Anthony Trunzo	893,984	9,454,344	9,454,344	—	11,699,323

	Robert Aarnes	875,644	7,408,578	7,408,578	—	9,726,103

	Stephen Kelly	681,254	3,820,474	3,820,474	—	5,437,452

	Jeannine Lane	687,874	3,103,115	3,103,115	—	4,740,280

	Mike Nefkens	3,406,453	—	—	—	—

	Robert Ryder	—	—	—	—	—

	Michael Flink	3,872,125	4,916,056	4,916,056	—	—

	Sachin Sankpal	3,579.038	—	—	—	—

The amounts reflected in the first column related to involuntary termination unrelated to a CIC, as well as the final two columns specific to circumstances following a CIC are based on the provisions of the Severance Plan, and the provisions of the 2018 Stock Incentive Plan.

(1)

Pursuant to their offer letters, Mr. Geldmacher and Mr. Trunzo are also entitled to receive the same severance benefits set forth here for termination by the Company without cause if they terminate their employment for good reason as defined in their offer letters. See “Compensatory Arrangements with NEOs” above for additional information.

(2)

Severance amounts in the event of involuntary termination not related to CIC represent a cash payment equal to 24 months of annual base salary for Mr. Geldmacher and Mr. Nefkens and 18 months of annual base salary for the other NEOs. Severance amounts related to an involuntary termination or termination for good reason related to a CIC represent a cash payment equal to 24 months of annual base salary as well as two times the NEO’s target annual incentive compensation.

(3)

In addition to the amounts reflected in the final column, if an NEO is terminated without cause in situations following a CIC, the executive will also be entitled to a pro-rated Annual Incentive Award for the period of employment during the year of termination.

(4)

Amounts represent the intrinsic value of RSUs, and PSUs as of December 31, 2020 for which the vesting would be accelerated. RSUs will be vested in full upon a termination due to death, disability or an involuntary termination or termination for good reason within 24 months of a CIC. With respect to RSU grants issued after December 31, 2018 only, a pro rata portion of the award would accelerate upon an involuntary termination not related to a CIC. With respect to the PSUs, upon termination due to death, disability or involuntary termination not related to a CIC, a pro rata portion of the PSUs are eligible to vest at actual performance levels at the end of the performance period. In the case of an involuntary termination or termination for good reason within 24 months of a CIC, a pro rata portion of the PSUs will vest at target or at the level of substantially achieved performance, as determined by the Committee prior to the CIC. The value included for RSUs and PSUs is the product of the number of units for which vesting would be accelerated and $21.26, the closing price of Resideo common stock on December 31, 2020, except for the values reflected for Mr. Nefkens, Mr. Sankpal, and Mr. Flink, where the value reflected is based on the actual fair value of the awards accelerated or amended to permit continued vesting on the respective date of termination - $6.60, $10.98, and $28.82, respectively. None of the February 11, 2019 stock option grants are included in the table because the exercise price was below the fair market value as of December 31, 2020.

(5)

The amounts reflected represent the Company’s cost for continuation of benefits, such as medical, dental, vision and life insurance, for the Salary Continuation Period as defined under the Severance Plan.

(6)

The amounts reflect payments to be made to Mr. Nefkens for consulting services for one year following his severance period and $5,000 of reimbursement payments for Mr. Sankpal’s relocation following termination of his employment.

Mr. Ryder is not eligible to participate in the Severance Plan and has not received any equity awards. His compensation is governed solely by the engagement letter between the Company and Horsepower dated October 22, 2019.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of Mr. Jay Geldmacher, our President and Chief Executive Officer (the CEO).

For the year ended December 31, 2020, the total compensation for Mr. Geldmacher, was $4,697,966 as reported in the Total Compensation column of the Summary Compensation Table on page 55. Since Mr. Geldmacher was appointed CEO effective May 28, 2020, we annualized his Salary, Stock and Option Awards, Non-Equity Incentive Plan Compensation, and the Excess Liability Insurance component of the total of All Other Compensation of the Summary Compensation Table. We then added the disclosed values of his Bonus and other components of All Other Compensation amount to arrive at a value of $7,422,494 used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. The table below provides the amounts as shown in the SCT and as annualized:

SCT Components	Actual Values from SCT ($)	For CEO Pay Ratio: Annualized Values + One-Time Values ($)	Rationale

Salary	526,154	900,000	Annualized salary

Bonus (Sign-On)	2,090,000	2,090,000	Not annualized; one-time sign-on payment

Bonus (Guaranteed Annual Cash Incentive)	804,098	1,350,000	Annualized for target incentive equal to 150% of salary; actual 2020 amount was guaranteed at target

Stock Awards	774,547	1,902,579	Annualized stock award value

Option Awards	464,589	1,141,204	Annualized stock option award value

All Other Compensation	38,579	38,711	Annualized excess liability insurance, plus actual amount of legal fee reimbursement and executive physical

Total CEO Pay	4,697,966	7,422,494

For 2020, our last completed fiscal year:

•	the annual total compensation of our median employee was $21,539; and

•	the annualized total compensation of our CEO as shown above was $7,422,494.

Based on this information, for 2020, the ratio of the annual total annualized compensation of Mr. Geldmacher, our CEO, to the annual total compensation of the median employee was estimated to be 345 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify our median employee for 2020, we considered our global population as of October 1, 2020 (the “Measurement Date”). As of the Measurement Date, our total global employee population (excluding our CEO) consisted of approximately 14,475 individuals.

Total U.S. Employees	3,068
Total Non-U.S. Employees	11,407	(no exemptions utilized)
Total Global Workforce	14,475

To identify the “median employee” from our total global employee population (excluding our CEO), we aggregated annual total base salary and actual incentive awards paid during 2020, including bonuses and commissions. We also annualized the compensation of all newly hired permanent employees who were employed on the

70 | 2021 PROXY STATEMENT

measurement date, for the 12-month period ending December 31, 2020, as permitted under SEC rules. All non-US pay components were converted to US dollars using the same currency exchange rates in effect in our financial records at October 1, 2020.

Once we identified the median employee, we determined the median employee’s total compensation by applying the same rules required to report NEO compensation on the Summary Compensation Table.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Equity Compensation Plan Information

As of December 31, 2020, information about equity compensation plans is as follows:

Plan Category	Number of Shares to be Issued Upon Exercises of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	6,924,987	(1)	15.98	10,862,646	(1)

Equity compensation Plans not approved by security holders	—		—	—

Total	6,924.987		15.98	10,862,646

Equity compensation plans approved by shareholders in the table above include the 2018 Stock Incentive Plan for Resideo Technologies, Inc. and its Affiliates as well as the 2018 Stock Plan For Non-Employee Directors of Resideo Technologies, Inc., the Resideo Employee Stock Purchase Plan, and the Resideo Technologies UK ShareBuilder Plan.

(1)	Includes 1,725,223 shares underlying stock options, 4,286,964 shares underlying RSUs and 912,800 shares underlying PSUs (assuming target).

(2)

Includes 6,940,614 shares available for future issuance under the Resideo Technologies, Inc. 2018 Stock Incentive Plan, 3,000,000 shares available for future issuance under the Resideo Technologies, Inc. Employee Stock Purchase Plan, 723,838 shares available for future issuance under the 2018 Stock Plan for Non-Employee Directors of Resideo Technologies, Inc., and 198,194 shares available for future issuance under the Resideo Technologies UK ShareBuilder Plan.

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Proposal 3:

Ratification of the Appointment of Independent Registered Public Accounting Firm

Under its written charter, the Audit Committee of the Board has sole authority and is directly responsible for the appointment, compensation, retention, oversight, evaluation and termination of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee evaluated the qualifications, performance and independence of the Company’s independent auditors and based on its evaluation, has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2021. Deloitte served as the independent auditor of Resideo during 2020. The Audit Committee and the Board believe that the retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Audit Committee is responsible for the approval of the engagement fees and terms associated with the retention of Deloitte. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee will be involved in the selection and evaluation of the lead audit partner and considers whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent registered public accounting firm.

Although the By-Laws do not require that we seek shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte.

Representatives of Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3, to ratify the appointment of Deloitte & Touche LLP as the Company’s

independent registered public accounting firm for 2021.

Report of the Audit Committee

The Audit Committee consists of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC and NYSE listing standards. In addition, the Board has determined that Mr. Lazar and Mr. Deninger are “audit committee financial experts” as defined by applicable SEC rules and satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

In accordance with its written charter, the Audit Committee of the Board is responsible for assisting the Board to fulfill its oversight of:

•	the integrity of the Company’s financial statements and internal controls;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

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It is the responsibility of Resideo’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Company’s internal auditors are responsible for conducting internal audits intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

Deloitte, the Company’s independent registered public accounting firm for 2021 (the “independent auditor”), is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America (“GAAP”). The independent auditor also reviews the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of Deloitte, the Audit Committee has (i) received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the audit firm’s communications with the Audit Committee concerning independence, (ii) discussed with Deloitte the firm’s independence from the Company and management and (iii) considered whether Deloitte’s provision of non-audit services to the Company is compatible with the auditors’ independence. In addition, the Audit Committee assures that the lead audit partner is rotated at least every five years in accordance with SEC and PCAOB requirements, and considered whether there should be a regular rotation of the audit firm itself in order to assure the continuing independence of the outside auditors. The Audit Committee has concluded that Deloitte is independent from the Company and its management.

The Audit Committee has reviewed with the independent auditor and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the Audit Committee is monitoring the progress of both in assessing the Company’s preparedness for future compliance with Section 404 of the Sarbanes-Oxley Act.

At every regular meeting, the Audit Committee meets separately, and without management present, with the independent auditor and the Company’s Vice President, Internal Audit to review the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s accounting and financial reporting. The Audit Committee also meets separately at its regular meetings with the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and Chief Compliance Officer.

The Audit Committee has met and discussed with management and the independent auditor the fair and complete presentation of the Company’s financial statements. The Audit Committee has also discussed and reviewed with the independent auditor all matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Audit Committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, inclusion of the audited consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. In addition, the Audit Committee has approved, subject to shareholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021.

The Audit Committee

Jack Lazar (Chair)

Paul Deninger

Brian Kushner

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Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for pre-approval of audit, audit-related, tax and other services, and for pre-approval of related fee estimates or fee arrangements. These procedures require that the terms and fees for the annual audit service engagement be approved by the Audit Committee. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. In the event the invoice in respect of any covered service that is the subject of general pre-approval is materially in excess of the estimated amount or range, the Audit Committee must approve such excess amount prior to payment of the invoice. Predictable and recurring covered services and their related fee estimates or fee arrangements may be considered for general pre-approval by the full Audit Committee on an annual basis at or about the start of each fiscal year. Specific pre-approval of such services that have not received general pre-approval may be given or effective up to one year prior to commencement of the services. Under the policy, the Audit Committee has delegated to the Chair the authority to pre-approve audit-related and non-audit services and associated fees, that are not otherwise prohibited by law, to be performed by the Company’s independent registered public accounting firm in an amount of up to $100,000 for any one service; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services set forth in the following table below were approved by the Audit Committee before being rendered.

Audit and Non-Audit Fees

The following table shows fees for professional services rendered by Deloitte for the years ended December 31, 2020 and 2019.

	2020 ($)	2019 ($)	Description of Services

Audit Fees	5,006,000	5,445,000	Fees pertaining to the audit of the Company’s annual consolidated financial statements, audits of statutory financial statements of our subsidiaries and fees pertaining to the review of SEC filings.

Audit-Related Fees	0	0

Tax Fees	0	0

All Other Fees	1,895	30,000

Total	5,007,895	5,475,000

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Proposal 4:

Shareholder Proposal Requesting Shareholders’ Right to Act by Written Consent

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to present such proposal at the annual meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of at least 114 shares of our common stock and has advised the Company that he intends to continue to hold the requisite amount of shares through the date of the 2021 annual meeting. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board. The Board disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the shareholder.

Proposal 4: Adopt a Mainstream Shareholder Right – Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent (with as few governing document words as possible) by shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T. Written consent allows shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal is in favor of adopting a shareholder right to act by written consent with as few words as possible in the governing documents because more words are a management device to limit shareholder rights.

In spite of supporting votes exceeding 88% for this proposal topic our management fought hard with REZI shareholder money to prevent shareholders from voting on this proposal topic at our 2020 annual meeting. Our management hired Faegre Drinker, a law firm with 1300 attorneys, at shareholder expense to fight this proposal topic.

REZI shareholders could determine that a director needs replacing if the director received a large number of negative votes or if management pay was rejected by 20% of shares or more at the annual meeting (an indication that the chair of the management pay committee needs replacing).

A shareholder right to act by written consent still affords REZI management a strong defense for a management holdout position against shareholders. Any action taken by written consent would still need 64% supermajority approval from the shares that normally cast ballots at the REZI annual meeting to equal a majority from the REZI shares outstanding.

Please vote yes:

Adopt a Mainstream Shareholder Right - Written Consent - Proposal 4

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Statement of the Board of Directors in Opposition to Proposal 4

Our Board has carefully considered this proposal and, for the reasons set forth below, does not believe it is in the best interests of the Company and our shareholders:

•	We believe that matters requiring shareholder approval should be presented to, and voted on, by all shareholders.

•

We believe that providing shareholders with the meaningful ability to call a special meeting of shareholders outside of the annual meeting cycle empowers all shareholders to participate collectively and cast informed votes.

•	Our existing corporate governance practices, including those listed below, enforce Board and management accountability to our shareholders.

We believe that matters requiring shareholder approval should be presented to, and voted on, by all shareholders.

Delaware law does not require a communication to all shareholders about the matter raised when shareholders act by written consent. As a result, many shareholders may be denied the ability to participate in major decisions affecting the Company and their interests. Our Board believes that our shareholders are best served by holding meetings in which all shareholders are provided with notice and an opportunity to consider and discuss the proposed actions and vote their shares.

Additionally, unlike meetings of shareholders, action by written consent could deny shareholders the ability to vote or otherwise have a say on proposed shareholder actions. The shareholder proposal would permit shareholders owning just over 50% of the Company’s outstanding shares to act on matters that could be of great significance to the Company and all of its shareholders. Furthermore, permitting shareholder action by written consent could create confusion and disruption, as multiple shareholders could solicit written consents at any time on a wide range of issues, which may duplicate or conflict with other proposals.

Providing shareholders with the meaningful ability to call a special meeting of shareholders outside of the annual meeting cycle empowers all shareholders to participate collectively and cast informed votes.

In 2021, our Board amended the Company’s By-Laws to provide that shareholders holding at least 25% of the outstanding stock of the Company may call a special meeting. A special meeting provides a forum for shareholders, our Board and the Company’s management to consider shareholder concerns, and our Board believes that the 25% ownership requirement to call such a meeting sets a reasonable balance in making an extraordinary action more available to our shareholders without handing excessive power to a small minority. Unlike action by written consent, a special meeting provides all Company shareholders to have the opportunity to participate and make an informed decision.

The Company’s existing corporate governance practices empower shareholders and promote Board and management accountability.

The Board further believes that our strong corporate governance practices make adoption of this proposal unnecessary. In addition to providing shareholders with the right to call special meetings, our corporate governance practices provide transparency and accountability of the Board to all of our shareholders and demonstrates that we are responsive to shareholder concerns. For example:

•

Independent Board and Committee Leadership. In addition to our non-employee Chairman of the Board, we have an Independent Lead Director and each of our key Board committees is chaired by and composed solely of independent directors.

•	Majority Vote Standard. Our By-Laws provide for the election of directors by a majority of votes cast in uncontested elections.

•

Proxy Access. Our By-Laws provide for proxy access which permits a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials nominees for director constituting up to 20% of the Board or two directors, whichever is greater, subject to the requirements set forth in our By-Laws.

2021 PROXY STATEMENT | 77

•	Annual Say on Pay Vote. We provide our shareholders an annual advisory vote on our executive compensation.

•	Communication with the Board. We encourage open communication from our shareholders and provide a means for shareholders to communicate with and raise concerns to the Board.

•

Annual Election of Directors Commencing in 2022. This is the last year following our Spin-Off that we have a classified Board, and all directors will be elected annually commencing next year at the 2022 shareholders meeting.

In summary, our Board believes that the implementation of this shareholder proposal is unnecessary and not in the best interests of the Company or its shareholders, given shareholders’ ability to call special meetings and the Company’s existing strong corporate governance practices.

For the reasons stated above, our Board of Directors unanimously recommends a vote “AGAINST” this Shareholder Proposal

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Stock Performance Graph

The following graph shows a comparison through December 31, 2020 of the cumulative total returns for (i) our common stock, (ii) the S&P MidCap 400 Total Return Index and (iii) the S&P 400 Industrials assuming an initial investment of $100 on the Spin-Off date and reinvestment of all dividends. The returns in the graph are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURNS

SUBSEQUENT TO SPIN-OFF

2021 PROXY STATEMENT | 79

Questions and Answers

About the Annual Meeting and Voting

1.	Who is entitled to vote and how many votes do I have?

If you were a holder of record of Resideo common stock at the close of business on the record date, April 14, 2021, you are eligible to vote at the annual meeting. For each matter presented for vote, you have one vote for each share you own.

2.	What is the difference between holding shares as a shareholder of record, a registered shareholder and a beneficial owner of shares?

Shareholder of Record or Registered Shareholder. If your shares of common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered a “shareholder of record” or a “registered shareholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

3.	How do I vote if I am a shareholder of record?

By Internet. You may vote your shares by internet at www.proxyvote.com.

By Telephone. All shareholders of record can vote by touchtone telephone within the U.S., U.S. territories and Canada by calling 1-800-690-6903. The telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareholders of record can also vote by written proxy card. If you are a shareholder of record and receive a Notice of Internet Availability of Proxy Materials (“Notice”) received or requested from us, you may request a written proxy card by following the instructions included in the Notice. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board.

Via the Virtual Meeting Website. You may vote your shares live at the virtual annual meeting. Even if you plan to attend and participate in our virtual annual meeting via www.virtualshareholdermeeting.com/REZI2021, we encourage you to vote by internet at www.proxyvote.com or by calling 1-800-690-6903, or by returning a proxy card. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual annual meeting. Whether you are a shareholder of record or hold your shares in street name, you may vote online at the virtual annual meeting. You will need to enter the 16-digit control number provided in your proxy materials to vote your shares at the virtual annual meeting. See Question 5 for further details on accessing and voting at the virtual annual meeting.

Unless you vote live at the virtual annual meeting, we must receive your vote by 11:59 p.m., Eastern Daylight Time, on June 8, 2021, the day before the virtual annual meeting, for your vote by proxy to be counted.

Whether or not you plan to attend the virtual annual meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.

4.	How do I vote if I am a beneficial owner of shares?

As a beneficial owner, you have the right to direct your broker, bank or other similar organization on how to vote via the internet or by telephone if the broker, bank or other similar organization offers these options or by signing and returning a voting instruction form. Your broker, bank or other similar organization will send you instructions for voting your shares.

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Your broker is not permitted to vote on your behalf on “non-routine” matters unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other similar organization or by following the instructions provided to you for voting your shares via telephone or the internet. A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a “routine” matter but does not have the authority to vote on non-routine matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal 3) is considered a routine item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, all of the other proposals set forth in this Proxy Statement are “non-routine” items. Brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

5.	How do I attend the virtual annual meeting?

The annual meeting will be completely virtual and shareholders will be able to access the meeting live by visiting www.virtualshareholdermeeting.com/REZI2021. We are utilizing the virtual meeting format to enhance shareholder access and encourage participation and communication with our management.

We believe a virtual-only meeting provides expanded access, improved communication and cost savings for our shareholders. A virtual meeting will enable increased attendance because shareholders around the world will be able to attend and listen to the annual meeting live, submit questions and vote their shares electronically, at no cost.

Participating in the Virtual Annual Meeting.

•	Instructions on how to attend the virtual annual meeting are posted at www.virtualshareholdermeeting.com/REZI2021.

•	Shareholders will need to use the 16-digit control number provided in their proxy materials to attend the virtual annual meeting and listen live at www.virtualshareholdermeeting.com/REZI2021.

•	Shareholders of record and beneficial owners as of the record date may vote their shares electronically live during the virtual annual meeting.

•	Shareholders with questions regarding how to attend and participate in the virtual meeting may call 800-586-1548 (US) or 303-562-9288 (International) on the date of the annual meeting.

•	Shareholders encountering any difficulties accessing the virtual meeting during the check-in or meeting time can call 800-586-1548 (US) or 303-562-9288 (International).

Additional Information about the Virtual Annual Meeting.

•	Shareholders may submit questions during the live meeting at www.virtualshareholdermeeting.com/REZI2021 or in advance of the meeting at www.proxyvote.com.

•	Management will answer questions on any matters on the agenda before voting is closed.

•	During the live Q&A session of the meeting, management will answer questions as they come in and address those asked in advance, as time permits.

•	In order to allow us to answer questions from as many shareholders as possible, we limit each shareholder to one question.

•

If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, shareholders can contact Investor Relations after the meeting at InvestorRelations@resideo.com.

•	The Q&A session will be posted to our Investor Relations website investor.resideo.com as soon as practicable following the conclusion of the virtual annual meeting.

•

Although the live virtual meeting is available only to shareholders at the time of the meeting, a replay of the meeting will be made publicly available on our Investor Relations website investor.resideo.com after the meeting concludes.

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6.	What constitutes a “quorum” for the meeting?

A quorum is a majority of the outstanding shares that are entitled to vote as of the record date present at the meeting or represented by proxy. A quorum is necessary to conduct business at the annual meeting. Your shares will be counted as present at the annual meeting if you have properly voted by proxy. Abstentions and broker non-votes count as present at the meeting for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum.

7.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on April 14, 2021, the record date for the meeting, Resideo had 144,896,552 outstanding shares of common stock. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Resideo is incorporated in the State of Delaware. As a result, the Delaware General Corporation Law (the “DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our shareholders. Under our By-Laws, when a quorum is present, in all matters other than the election of directors and frequency of future advisory votes approving the compensation of our NEOs, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the Company’s shareholders. Under the DGCL and our By-Laws, shares that abstain constitute shares that are present and entitled to vote. Shares abstaining have the practical effect of being voted “against” the matter, other than in the election of directors.

With respect to the election of directors, Proposal 1, in order to be elected, each nominee must receive the affirmative vote of a majority of the votes cast at the meeting in respect of his or her election. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast for this purpose.

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A description of the voting requirements and related effect of abstentions and broker non-votes on each item for shareholder proposal is as follows:

	VOTING OPTIONS	BOARD RECOMMENDATION	VOTE REQUIRED TO ADOPT THE PROPOSAL	EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Proposal 1—Election of Class III Directors	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast for such nominee	None.

Proposal 2—Advisory Vote to Approve Executive Compensation	For, Against or Abstain	FOR	Majority of shares represented at the annual meeting and entitled to vote	Abstentions are treated as votes against. Broker non-votes have no effect.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	For, Against or Abstain	FOR	Majority of shares represented at the annual meeting and entitled to vote	Abstentions are treated as votes against. Brokers have discretion to vote on this item.

Proposal 4—Act on a Shareholder Proposal Requesting a Shareholder Right to Act by Written Consent	For, Against or Abstain	AGAINST	Majority of shares represented at the annual meeting and entitled to vote	Abstentions are treated as votes against. Broker non-votes have no effect.

8.	Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting (please note that, in order to be counted, the revocation or change must be received by 11:59 p.m. EDT on June 8, 2021):

•	Vote again by telephone or at www.proxyvote.com;

•	Transmit a revised proxy card or voting instruction form that is dated later than the prior one;

•	Shareholders of record and beneficial owners may vote electronically at the virtual annual meeting; or

•	Shareholders of record may notify Resideo’s Corporate Secretary in writing that a prior proxy is revoked.

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the internet, will count as your vote. If a vote has been recorded for your shares and you subsequently submit a proxy card that is not properly signed and dated, then the previously recorded vote will stand.

9.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except:

•	As necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

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•	In the case of a contested proxy solicitation;

•	If a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	To allow the independent judge of election to certify the results of the vote.

Broadridge, the independent proxy tabulator used by Resideo, counts the votes and acts as the inspector of elections for the meeting.

10.	How will the voting results be disclosed?

We will announce preliminary voting results at the virtual annual meeting and publish them on our website www.resideo.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting, which will be available on our website.

11.	What does it mean if I receive more than one Notice?

If you are a shareholder of record, you will receive one Notice (or if you are an employee with a Resideo email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once.

12.	What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

We will deliver promptly upon written or oral request a separate copy of the 2020 Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please go to www.proxyvote.com to request a copy.

Shareholders of record may request to begin or to discontinue householding in the future by contacting Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders owning their shares through a bank, brokerage firm or other similar organization may request to begin or to discontinue householding by contacting their bank, brokerage firm or other similar organization.

13.	Who pays for the solicitation of proxies?

Resideo is making this solicitation and will pay the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone other electronic means. We have retained Innisfree M&A Inc., 501 Madison Avenue, New York, NY 10022, to assist with the solicitation for an estimated fee of $10,000, plus expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. Our employees may also solicit proxies for no additional compensation.

14.	How do I comment on Company business?

You will have the opportunity to comment when you vote using the internet or you may write any comments on the proxy card if you vote by mailing a proxy card. You may also send your comments to us at Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Investor Relations. Although it is not possible to respond to each shareholder, your comments are appreciated and help us to understand your concerns.

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15.	When are the 2022 shareholder proposals due?

To be considered for inclusion in the Company’s 2022 Proxy Statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received in writing at our principal executive offices no later than December 24, 2021. Address all shareholder proposals to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary. For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2022 annual meeting, notice of intention to present the proposal, including all information required to be provided by the shareholder in accordance with the Company’s By-Laws, must be received in writing at our principal executive offices by March 11, 2022, and no earlier than February 9, 2022. Address all notices of intention to present proposals at the 2021 annual meeting to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary. For information on nominating directors for the 2022 annual meeting, please see the information above under “Advance Notice Director Nominations” and “Proxy Access Director Nominations” on page 25.

16.	How may I obtain a copy of Resideo’s 2020 Annual Report on Form 10-K and proxy materials?

If you would like to receive paper or e-mail copies of our 2020 Annual Report and the Proxy Statement, free of charge, you may request them by internet at www.proxyvote.com, by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. You will need your 16-digit control number provided in your proxy materials to request paper copies. Requests for materials relating to the 2021 annual meeting may be made by calling 1-800-579-1639, and must be made by May 26, 2021 to facilitate timely delivery. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our Investor Relations website at investor.resideo.com.

17.	How do I contact the Company or the Board of Directors?

Our Investor Relations department is the primary point of contact for shareholder interaction with Resideo. Shareholders can contact our Investor Relations department by email at InvestorRelations@resideo.com, by phone at 512-726-3500, or by writing to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Investor Relations.

Shareholders, as well as other interested parties, may communicate directly with the Lead Independent Director, the non-employee directors as a group, or individual directors by writing to Resideo Technologies, Inc., 901 E. 6th Street, Austin, TX 78702, Attention: Corporate Secretary. Our Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; surveys; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

18.	Can other business in addition to the items listed on the agenda be transacted at the meeting?

The Company knows of no other business to be presented for consideration at the meeting. If other matters are properly presented at the meeting, the persons designated as authorized proxies on your proxy card may vote on such matters at their discretion.

By Order of the Board of Directors,

Jeannine Lane

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

April 23, 2021

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RESIDEO TECHNOLOGIES, INC. 901 E. 6TH STREET AUSTIN, TEXAS 78702 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on June 8, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/REZI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D43563-P55381 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RESIDEO TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Class III Directors For Against Abstain Nominees: 1a. Roger Fradin 1b. Nina Richardson The Board of Directors recommends you vote AGAINST For Against Abstain the following proposal: 1c. Andrew Teich 4. Shareholder Proposal Regarding Shareholder Right to Act by Written Consent 1d. Kareem Yusuf NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory Vote to Approve Executive Compensation 3. Ratification of the Appointment of Independent Registered Public Accounting Firm Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Availability of Proxy Materials: The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com. D43564-P55381 PROXY RESIDEO TECHNOLOGIES, INC. This Proxy is Solicited on Behalf of the Board of Directors of Resideo Technologies, Inc. Annual Meeting of Shareholders - June 9, 2021 The undersigned hereby appoints Jay Geldmacher and Jeannine Lane as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Resideo Technologies, Inc. to be held on June 9, 2021, live via the Internet at www.virtualshareholdermeeting.com/REZI2021, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof. Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON JUNE 8, 2021. Please date and sign your Proxy on the reverse side and return it promptly.